UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

First Albany Companies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                    , 2007
Dear Shareholder:
          We will hold a special meeting of the shareholders of First Albany Companies Inc. (the “Company”) at the Company’s principal office at 677 Broadway, Albany, New York on                     , 2007, at 10:00 a.m. (EDT).
          The enclosed material includes the Notice of Special Meeting and Proxy Statement that describes the business to be transacted at the meeting, for the following purposes:
          (1) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                     ;
          (2) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent; and
          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.
We ask that you give it your careful attention.
          The First Albany Companies Inc. Board of Directors unanimously recommends that the shareholders vote (1) “FOR” a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                      and (2) “FOR” a proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.
          We hope that you are planning to attend the special meeting personally and we look forward to seeing you. Whether or not you are able to attend in person, it is important that your shares be represented at the special meeting. Accordingly, the return of the enclosed proxy as soon as possible will be appreciated and will ensure that your shares are represented at the special meeting. In addition to using the traditional proxy card, most shareholders also have the choice of voting over the Internet or by telephone. If you do attend the special meeting, you may, of course, withdraw your proxy should you wish to vote in person.
          On behalf of the Board of Directors and management of First Albany Companies Inc., I would like to thank you for your continued support and confidence.
Sincerely yours,
George C. McNamee
Chairman of the Board

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD
                    , 2007
          NOTICE IS HEREBY GIVEN that the special meeting of the shareholders of First Albany Companies Inc. (the “Company”) will be held at the offices of the Company, 677 Broadway, Albany, New York, on                     , 2007 at 10:00 a.m. (EDT), for the following purposes:
          (1) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                     ;
          (2) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent; and
          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.
          The First Albany Companies Inc. Board of Directors unanimously recommends that the shareholders vote (1) “FOR” a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                      and (2) “FOR” a proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.
          Holders of common stock of record as of the close of business on                     , 2007 are entitled to receive notice of and vote at the special meeting of the shareholders. A list of such shareholders may be examined at the special meeting.
          It is important that your shares be represented at the special meeting. For that reason we ask that you promptly sign, date, and mail the enclosed proxy card in the return envelope provided. You may also have the option of voting over the Internet or by telephone. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. Shareholders who attend the special meeting may withdraw their proxies and vote in person.
By Order of the Board of Directors
Peter J. McNierney
President and Chief Executive Officer
Albany, New York
                    , 2007

677 Broadway
Albany, New York 12207-2990
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
          The following are some questions that you, as a shareholder of First Albany Companies Inc., may have regarding the name change and the other matters being considered at the special meeting of shareholders and the answers to those questions. First Albany Companies Inc. urges you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the name change and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this document. The words “we,” “our,” and “us” as used in this proxy statement refer to First Albany Companies Inc. and its subsidiaries.
Why am I receiving these materials?
          We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of First Albany Companies Inc. (sometimes referred to as the “Company” or “First Albany”) is soliciting your proxy to vote at our special meeting of the shareholders to be held on                     , 2007. You are invited to attend the special meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
          We intend to mail this proxy statement and accompanying proxy card on or about                     , 2007 to all shareholders of record entitled to vote at the special meeting.
What am I voting on?
          There are two matters scheduled for a vote at the special meeting:
          (1) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                     ; and
          (2) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.
Why is the Company seeking to change the name of the Company as described in Proposal 1?
          On March 6, 2007, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which we agreed to sell to DEPFA BANK plc (“DEPFA”) the assets (the “Purchased Assets”) of the Municipal Capital Markets Group (the “MCMG”) of our wholly owned subsidiary, First Albany Capital Inc. (“First Albany Capital”) for $12 million in cash and the related purchase by DEPFA of First Albany Capital’s municipal bond inventory used in the business, which is expected to range in value at closing from between $150-200 million. The purchase of the MCMG’s inventory at fair market value is estimated to free up between $14.0 to $18.0 million of capital (assuming inventory value of $150 million) because the Company will no longer be required to maintain capital reserves to support certain short term bank loans financing the inventory. The proceeds of the sale of the MCMG’s inventory will be sufficient to pay off certain loans secured by the municipal bond inventory (the “Asset Sale”). The Company will use the proceeds from the Asset Sale, other than the proceeds from the sale of the municipal bond inventory, to retire certain short-term debt and for other corporate purposes. In connection with this transaction, DEPFA will the Company will change the name on its certificate of incorporation to                    .

What will happen if Proposal 1 is not approved?
          If Proposal 1 is not approved at the special meeting, we will not amend our Certificate of Incorporation as provided in Proposal 1. It is a condition to the closing of the Asset Purchase Agreement that our shareholders approve Proposal 1. If our shareholders do not approve the amendment to our Certificate of Incorporation to change the name of the Company to                     , we may not be able to complete the sale of the Purchased Assets in accordance with the terms of the Asset Purchase Agreement. If we cannot complete the Asset Sale, we will not receive the gross proceeds of $12 million, which will be used to retire certain short-term debt and for other corporate purposes, or the proceeds from the sale of the municipal bond inventory used in the business, which is expected to range between $150-$200 million at closing, the proceeds of which will be used to pay off certain loans secured by the municipal bond inventory. In addition the capital reserves required to be maintained in connection with the municipal bond inventory would not become available to grow our business, to seek to acquire other securities or advisory businesses, to focus on our core investment products and service strengths and to better meet the needs of our clients. If the previously announced private placement transaction (the “Private Placement”) with MatlinPatterson FA Acquisition LLC (“MatlinPatterson”) is consummated prior to the record date for the special meeting, MatlinPatterson will be the shareholder of record of a majority of our outstanding capital stock and because MatlinPatterson has entered into a voting agreement (the “Voting Agreement”) with DEPFA to vote its shares in favor of Proposal 1, Proposal 1 will be approved. Please see the section “Voting Agreement” on page 27 for more information about the Voting Agreement. If the Private Placement closes after the record date for the special meeting, MatlinPatterson has indicated that it intends to change the name of the Company to                      if Proposal 1 is not approved.
Why is the Company seeking to permit the shareholders to act by less than unanimous written consent as described in Proposal 2?
          Our Certificate of Incorporation does not currently contain a provision permitting the shareholders having the minimum number of votes necessary to authorize an action to do so by written consent. Our Board believes that the addition of such a provision would be in the best interests of the Company and its shareholders. It will allow us, in situations where we can obtain the requisite consent in writing, to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a shareholder meeting for the purpose of approving the action. The Board believes that in such cases where shareholders representing the requisite number of votes necessary to authorize an action have already consented to a given action, the shareholder meeting becomes a formality that utilizes time and resources that are better spent on other corporate functions. If the Private Placement is consummated and Proposal 2 is approved, MatlinPatterson will be able to take unilateral shareholder action by written consent without a shareholder meeting for those actions requiring majority shareholder approval until such time as its ownership interest decreases to fifty percent (50%) or less.
What will happen if Proposal 2 is not approved?
          If Proposal 2 is not approved at the special meeting, we will not amend the Certificate of Incorporation as provided in Proposal 2. MatlinPatterson will beneficially own a majority of the outstanding shares of our common stock upon the closing of the Private Placement, and, as a result, there is a likelihood that a proposal to amend the Certificate of Incorporation will be approved by a majority vote of the shareholders at a meeting of shareholders subsequent to the closing of the Private Placement. If we are required to hold another special meeting of the shareholders following the closing of the Private Placement in order to reconsider the amendment to the Certificate of Incorporation, we will incur additional expenses.
Who can vote at the special meeting?
          Only shareholders of record at the close of business on                     , 2007 will be entitled to vote at the special meeting. At the close of business on this record date, there were                      shares of common stock outstanding and entitled to vote.
          Shareholder of Record: Shares Registered in Your Name
          If at the close of business on                     , 2007 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the enclosed proxy card to ensure your vote is counted.
          Beneficial Owner: Shares Registered in the Name of a Broker or Bank
          If at the close of business on                     , 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting your shares at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you will not be able to vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?

          For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
          Shareholder of Record: Shares Registered in Your Name
          If you are a shareholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.
•	To vote by proxy, most shareholders have a choice of voting over the Internet, using a toll-free telephone number or completing the proxy card in the form enclosed and mailing it in the envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

•	To vote in person, come to the special meeting, and we will give you a ballot when you arrive.
          Beneficial Owner: Shares Registered in the Name of Broker or Bank
          If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted.
          To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.
          IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC., THE FIRM ASSISTING US IN THIS SOLICITATION, TOLL-FREE AT (800) 322-2885.
How many votes do I have?
          On each matter to be voted upon, you have one vote for each share of common stock you own as of                     , 2007.
What if I return a proxy card but do not make specific choices?
          If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (1) “For” the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                      and (2) “For” the proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.
What does it mean if I receive more than one proxy card?
          If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
          Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to First Albany Companies Inc.’s Secretary at 677 Broadway, Albany, New York 12207-2990.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
How are votes counted?
          Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and the vote total for the proposals and will have the same effect as "Against” votes. Broker non-votes will be counted towards a quorum and will have the same effect as an “Against” vote on the proposals. Please see the more detailed description of the effect of broker non-votes on the proposals in the answer to “How many votes are needed to approve the proposal?” below.

          If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NASDAQ Stock Market and on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. The proposals will all be considered a non-discretionary item.
How many votes are needed to approve each proposal?
•	To be approved, Proposal 1 must receive “For” votes from the holders of a majority of the shares outstanding as of the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.

•	To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares outstanding as of the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.
What is the quorum requirement?
          A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares outstanding and entitled to vote as of the record date are represented by shareholders present at the meeting or by proxy. On                     , 2007, the record date, there were                      shares outstanding and entitled to vote. As a result                      of these shares must be represented by shareholders present at the meeting or by proxy to have a quorum.
          Your shares will be counted towards the quorum if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the special meeting?
          Preliminary voting results will be announced at the special meeting and announced promptly following the special meeting in a press release and current report on Form 8-K. Final voting results will be published in our quarterly report on Form 10-Q for the third quarter of 2007 that we are required to file with the Securities and Exchange Commission (the “SEC”) by November 9, 2007.
Who is paying for this proxy solicitation?
          We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and other employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. The solicitation of proxies will also be supplemented through the services of MacKenzie Partners, Inc., a proxy solicitation firm. MacKenzie Partners, Inc. will receive a customary fee which we estimate to be approximately $15,000.
          IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885.
When are shareholder proposals due for next year’s annual meeting?
          The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for the 2008 annual meeting of shareholders is                     , 2008. If shareholders wish to submit proposals or director nominations that are not otherwise to be included in such proxy statement and proxy, the proposal must be received by the Company no earlier than                     , 2008 and no later than the close of business on                     , 2008. Shareholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Investor Relations, First Albany Companies Inc., 677 Broadway, Albany, New York 12207-2990. The proposed amendments to our Certificate of Incorporation referred to in the proposals is appended to this proxy statement as Appendix C and will also be available at www.sec.gov or upon written request to our Investor Relations department following adoption.

SUMMARY
          This summary highlights information contained elsewhere in this document and may not contain all the information that is important to you. First Albany Companies Inc. urges you to read carefully the remainder of this document, including the attached appendices, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the proposals being considered at the special meeting of shareholders. We have included page references to direct you to a more complete description of the topics presented in this summary. Unless the context otherwise requires, references to “we,” “our” and “us” in this document refer to First Albany Companies Inc. and its subsidiaries.
The Companies
First Albany Companies Inc.
677 Broadway
Albany, New York 12207-2990
(518) 447-8673
          First Albany Companies Inc. is an independent investment bank that serves the qualified market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities division and its Municipal Capital Markets group (the “MCMG”), as well as Descap Securities Inc., its mortgage-backed security/asset-backed security trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.
          First Albany, a New York corporation, is traded on the NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “FACT”.
First Albany Capital Inc.
c/o First Albany Companies Inc.
677 Broadway
Albany, New York 12207-2990
(518) 447-8673
          First Albany Capital Inc. (“First Albany Capital”), an independent, institutional investment banking, sales and trading boutique, serves the growing corporate middle market, major government agencies and public institutions by providing clients with focused expertise and strategic, research-based, innovative investment opportunities. First Albany Capital is a wholly-owned subsidiary of the Company.
DEPFA BANK plc
New York Branch
623 Fifth Avenue, 22nd Floor
New York, New York 10022
(212) 796-9219
          DEPFA is a leading provider of financial services to public sector clients worldwide dedicated to meeting the financial needs of the public sector. DEPFA is a Aa3/AA-/AA- rated (by Moody’s, S&P, and Fitch, respectively) Dublin-based public limited company, incorporated under Irish law, with a network of subsidiaries and branch offices across Europe, as well as in the Americas and Asia. DEPFA’s public finance capabilities cover a full spectrum of products and services, and are targeted at clients across all levels of the public sector. DEPFA finds solutions to its clients’ specific needs and requirements, whether they be related to budget financing or funding of public infrastructure projects, advising on the rating process associated with the privatisation of public services, debt restructuring, supporting bond placements or extending credit lines. DEPFA intends to assign the right to acquire the Purchased Assets to a wholly-owned subsidiary of DEPFA.
The Special Meeting
The Special Meeting (See page 10)

          The First Albany special meeting will be held at 677 Broadway, Albany, New York 12207-2990, at 10:00 a.m. (EDT), on                     , 2007. At the First Albany special meeting, First Albany shareholders will be asked:
          (1) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                     ;
          (2) To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent; and
          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.
          You may vote at the First Albany special meeting if you owned shares of First Albany common stock at the close of business on                     , 2007. On that date, there were                     shares of First Albany common stock outstanding, approximately 20% of which were owned and entitled to be voted by First Albany directors and executive officers and their affiliates. We currently expect that First Albany’s directors and executive officers will vote their shares in favor of the proposals. Furthermore, if the Private Placement is consummated, MatlinPatterson will be the majority shareholder of the Company. MatlinPatterson has agreed with DEPFA that, if it is a shareholder as of the record date of this proxy statement, it will vote its shares of common stock in favor of Proposal 1. MatlinPatterson has also indicated that, if it is a shareholder as of the record date of this proxy statement, it intends to vote its shares of common stock in favor of Proposal 2. It is expected that MatlinPatterson will own approximately 69.5% of the outstanding shares of common stock upon the closing of the Private Placement.
          You can cast one vote for each share of First Albany common stock you own. The proposals require the following percentages of votes in order to approve them:
•	To be approved, Proposal 1 must receive “For” votes from the holders of a majority of the shares outstanding as of the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.

•	To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares outstanding as of the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.
Proposal No. 1: to Amend the Certificate of Incorporation to Change
the Name of the Company to                      (See page 12)
Background of the Asset Sale (See page 13)
          The Company experienced losses in several of our key segments in 2005 and 2006, including equities sales and trading, equity investment banking and fixed income sales and trading. Recognizing these losses and the need to maintain liquidity requirements, in the spring of 2006 the Board retained Freeman & Co. Securities LLC (“Freeman”) as its financial advisor to establish a comprehensive process to entertain both a strategic sale of, or a strategic investment in, the Company.
          Throughout 2006 and early 2007, the Company had conversations with numerous potential investors but ultimately received no offers. In late 2006, DEPFA expressed interest in purchasing the Company’s MCMG. The Board formed a special committee of the Board (the “Special Committee”) to assist in evaluating proposals from potential buyers and investors and to make recommendations to the Board regarding any issues requiring Board consideration with respect to any proposals received from such buyers and investors.
          The Board engaged in discussions and consulted with the Company’s financial advisors and legal counsel regarding the potential DEPFA transaction. The Board resolved that the DEPFA proposal was advisable and in the best interest of the Company and its shareholders. The Board also requested that Freeman deliver a fairness opinion regarding the consideration to be paid to the Company in connection with the Asset Sale.
          On March 6, 2007, the Company and First Albany Capital entered into the Asset Purchase Agreement with DEPFA described below and attached hereto as Appendix A providing for the sale of Purchased Assets for gross proceeds of $12 million plus the value of the municipal bond inventory used in the MCMG business. Please see the section “Asset Purchase Agreement” below for information on the Asset Purchase Agreement.
          On May 14, 2007, as previously announced, the Company entered into an Investment Agreement (the “Investment Agreement”) with MatlinPatterson providing for the purchase by MatlinPatterson, upon the terms and subject to the conditions of the Investment Agreement, of 33,333,333 newly issued shares, subject to upward adjustment, of the Company’s common stock, par value $.01 per share, for an aggregate cash purchase price of $50 million. The transaction is currently expect to close in the third quarter of 2007, after which MatlinPatterson is expected to own approximately 69.5% of the outstanding common stock (59.5% of the common stock, on a fully diluted basis). A more detailed description of the above transaction can be found in our Current Report on Form 8-K filed with the SEC on May 15, 2007 and on Form 14A filed with the SEC on June 12, 2007.
Reasons for the Asset Sale (See page 15)
          We have experienced recurring losses and, as of March 31, 2007, had cash of approximately $4.0 million and working capital of approximately $26 million. Continuing losses will adversely impact the Company’s liquidity and net capital. We need additional capital to pursue our strategic objectives. If Proposal 1 is approved by our shareholders, we would be authorized to amend our Certificate of Incorporation to change our name, and upon satisfaction of the other conditions to closing the Asset Sale, we would receive $12 million of gross proceeds from the sale of the Purchased Assets, which will be used to retire certain short-term debt and for other corporate purposes, plus $150 to $200 million for the municipal bond inventory used in the MCMG, the proceeds of which will be used to pay off certain loans secured by the municipal bond inventory. The sale of the municipal bond inventory will also free up an estimated $14.0 to $18.0 million of capital (assuming inventory value of $150 million) because the Company will no longer be required to maintain capital reserves to support certain short term bank loans financing the inventory. This freed-up capital can be used to grow our business, to seek to acquire other securities or advisory businesses, to focus on our core investment products and service strengths and to better meet the needs of our clients. After considering numerous potential financing and strategic alternatives relating to the MCMG, the Special Committee and the Board determined that the Asset Sale was the best available alternative and would provide the greatest potential value for our shareholders, as well as provide capital to pursue our long-term strategic goals. The determination was the result of careful consideration by the Special Committee and the Board of a number of factors, including that the Asset Sale will strengthen our financial condition and reduce our financial risk.
          In its review of the Asset Sale, the Special Committee and the Board also considered a number of potentially negative factors, including (i) that we will no longer be able to operate under the name First Albany or any derivative thereof, (ii) the costs involved in adopting a new name and seeking shareholder approval to amend our Certificate of Incorporation, and (iii) completion of the Asset Sale is conditioned upon, among other things, the receipt of all material consents and approvals of certain third parties, governmental authorities and self-regulatory organizations which could delay or prevent the completion of the Asset Sale. The Special Committee and the Board recognized that there can be no assurance that we would be able to achieve all or significantly all of each anticipated benefit or advantage or that it had identified and accurately assessed each risk and negative factor. However the Special Committee and the Board concluded that the potential benefits and advantages of the Asset Sale significantly outweigh the risks and negative factors that it had identified.
Recommendations of the Board of Directors (See page 29)
          After careful consideration and review, the Board, including the members of the Special Committee, unanimously approved the Asset Purchase Agreement on March 6, 2007, which included an agreement to change the name of the Company. For the factors considered by the Board in reaching its decision to approve the Asset Purchase Agreement and the name change, see the section entitled “Proposal No. 1: To Amend the Company’s Certificate of Incorporation to Change the Name of the Company to                     ” beginning on page 12. The First Albany Board of Directors unanimously recommends that the First Albany shareholders vote “For” the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                     .
Opinion of our Independent Financial Advisor (See page 17)
          On March 6, 2007, First Albany’s financial advisor, Freeman, delivered to the Board its opinion that, as of the date of the opinion and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be paid to First Albany Capital in the Asset Sale was fair to the Company from a financial point of view. A copy of Freeman’s written opinion is attached to this proxy statement as Appendix B.
          First Albany encourages you to read carefully both the section entitled “Proposal No. 1: To Amend the Company’s Certificate of Incorporation to Change the Name of the Company to                     —Opinion of Our Financial Advisor” beginning on page 17 and Freeman’s written opinion in its entirety for a description of the assumptions made, matters considered and limits on the scope of review undertaken by Freeman. Freeman’s opinion was intended for the use and benefit of the Board, does not address the merits of the underlying decision by the Company to enter into the Asset Purchase Agreement or any of the transactions contemplated thereby, including the Asset Sale, and does not constitute a recommendation as to how any holder of common stock should vote on, or take any action with respect to, the Asset Sale or any related matter.
Terms of the Asset Sale (See page 19)
          The following is a summary of the terms of the Asset Sale and the provisions of the Asset Purchase Agreement, the Bonus Letter Agreements and the Voting Agreement referred to below.
THIS SUMMARY OF THE TERMS OF THE ASSET SALE IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE TRANSACTION. IT IS NOT A SUBSTITUTE FOR REVIEWING THE ASSET PURCHASE AGREEMENT APPENDED TO THIS PROXY STATEMENT AS APPENDIX A. YOU SHOULD READ THIS

SUMMARY IN CONJUNCTION WITH THE AGREEMENTS APPENDED HERETO AS APPENDIX A AND APPENDIX D.
Asset Purchase Agreement (See page 19)
          On March 6, 2007, the Company and First Albany Capital entered into an Asset Purchase Agreement with DEPFA. Pursuant to the Asset Purchase Agreement, DEPFA will purchase the MCMG, which consists primarily of the Company’s Municipal Capital Markets segment and certain assets of the Company and First Albany Capital related thereto as described in the Asset Purchase Agreement for a purchase price of $12 million in cash, subject to certain upward and downward adjustments, including a downward adjustment in the event certain employees of the MCMG do not have effective employment arrangements in place with DEPFA on the closing date or are not otherwise able to perform the essential functions of their jobs with DEPFA following the closing. The Company will use the gross proceeds of $12 million to retire certain short-term debt and for other corporate purposes. Further, pursuant to the Asset Purchase Agreement, DEPFA will purchase First Albany Capital’s municipal bond inventory used in the business of the MCMG at fair market value, which is expected to range in value at closing from between $150 million to $200 million, the proceeds of which will be used to pay off certain loans secured by the municipal bond inventory. In addition the sale of the municipal bond inventory will free up capital of approximately $14.0 to $18.0 million that has historically been used by the MCMG for inventory purposes because the Company will no longer be required by applicable regulations to maintain capital reserves in connection with the inventory.
          The purchase price for the municipal bond inventory will be based on First Albany Capital’s estimate of the fair market value of each bond in inventory at the close of business on the business day prior to the closing (the “Municipal Bond Purchase Price”). The Municipal Bond Purchase Price will be subject to adjustment, upward or downward, dollar-for-dollar, by the amount, if any, by which the Municipal Bond Purchase Price differs from the valuation price for the municipal bond inventory at the close of business on the business day prior to the closing as determined by a third party municipal bond valuation service. Pursuant to the Asset Purchase Agreement, 5% of the Municipal Bond Purchase Price will be deposited into escrow at the closing to be held by a third party escrow agent to secure the purchase price adjustment with respect to the municipal bond inventory.
          In connection with the transaction, DEPFA shall assume certain contractual obligations of the Company and First Albany Capital and acquire the right to use the name “First Albany” and any derivative thereof except for certain exceptions.
          The Asset Purchase Agreement contains customary representations, warranties and covenants, including covenants (i) in the case of First Albany Capital, to conduct its business in the ordinary course substantially as presently conducted during the interim period between the execution of the Asset Purchase Agreement and the closing, as well as to maintain certain capital levels in respect to both First Albany Capital and the municipal bond inventory of the Municipal Capital Markets Group and (ii) in the case of both the Company and First Albany Capital, to (a) seek any necessary consents in order to allow DEPFA to sublet or otherwise use certain leased real property currently used by the Company or First Albany Capital, (b) provide certain transitional services to DEPFA and (c) not compete with the Municipal Capital Markets Group for 10 years following the closing, subject to certain carve-outs, including First Albany Capital’s ability to continue to operate its Fixed Income Middle Market Group.
          Pending satisfaction of the closing conditions discussed above, the closing is currently expected to occur in the third quarter of 2007. Pursuant to the Asset Purchase Agreement, in the event the closing has not taken place on or before September 30, 2007, either First Albany Capital or DEPFA may terminate the Asset Purchase Agreement.
          Assuming completion of the transactions contemplated by the Asset Purchase Agreement, the Company anticipates that it would seek to consolidate and reduce its fixed expenses associated with its overhead, back office and real estate consistent with its continuing businesses. The Company has not yet committed itself to any specific plan in this regard, however, and costs associated with any such actions are not currently estimable.
          The summary above of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the more detailed description contained herein as well as the full text of such agreement, a copy of which is attached in Appendix A hereto.
          The Asset Purchase Agreement contains representations and warranties of the Company, First Albany Capital and DEPFA made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company, First Albany Capital and DEPFA and may be subject to important qualifications and limitations agreed to by the Company, First Albany and DEPFA in connection with negotiating the terms of the Asset Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may be have been used for purposes of allocating risk among the Company, First Albany Capital and DEPFA rather than establishing matters as facts.
Bonus Letter Agreements (See page 26)
          In connection with the Asset Sale contemplated by the Asset Purchase Agreement, the Company entered into bonus letter agreements (“Bonus Agreement” or “Bonus Agreements”), dated March 5, 2007, with six key employees of the MCMG, which require them to remain employed by the Company through the closing of the transaction (the “Closing”) and to use their best efforts to help facilitate the consummation of the transaction.
          In addition, under the Bonus Agreements, four of the six employees will receive a bonus payment of $250,000, and one of the remaining two will receive a bonus payment of $500,000 (respectively, the “Transaction Bonus”), payable as of the closing of the transaction, in the event that certain requirements are satisfied. If any of the five employees receiving a Transaction Bonus terminates employment voluntarily for whatever reason or is terminated for cause by DEPFA during the one year period following the Closing, such employee is required to repay to DEPFA his/her respective Transaction Bonus.
Voting Agreement (See page 27)
          On July ___, 2007, DEPFA entered into a voting agreement with MatlinPatterson (the “Voting Agreement”). If the previously announced Private Placement has closed as currently expected in the third quarter of 2007, MatlinPatterson will be the majority shareholder of the Company as of the record date of this proxy. MatlinPatterson has agreed to vote its shares of common stock (1) in favor of the amendment to the Company’s Certificate of Incorporation to change the name of the Company at every meeting of the shareholders of the Company at which such matter is considered and at every adjournment thereof, (2) not to solicit, encourage or recommend to other shareholders of the Company that they vote their shares of common stock in any contrary manner or they not vote their shares of common stock at all and (3) to vote its shares in favor of the approval of Asset Purchase Agreement, if submitted to a vote of the Company’s shareholders, and against any Incompatible Transaction (as defined in the Voting Agreement) submitted to a vote of the Company’s shareholders. Upon the closing of the Private Placement, MatlinPatterson is expected to beneficially own 36,690,705 shares of the Company’s common stock, which will represent approximately 69.5% of the outstanding shares of our common stock.
          The foregoing summary of the provisions of the Voting Agreement is qualified in its entirety by the full text of the Voting Agreement included in Appendix D and incorporated by reference herein.
No Appraisal Rights (See page 27)
     The shareholders are not entitled to appraisal rights with respect to the Asset Sale, and we will not independently provide the shareholders with any such rights.
Proposal No. 2: to Amend the Certificate of Incorporation to
Permit the Shareholders to Act by Less Than Unanimous Written Consent (See page 30)
          Our Certificate of Incorporation does not currently contain a provision permitting the shareholders having the minimum number of votes necessary to authorize an action to do so by written consent. Our Board believes that the addition of such a provision would be in the best interests of the Company and its shareholders. It will allow us, in situations where we can obtain the requisite consent in writing, to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a shareholder meeting for the purpose of approving the action. The Board believes that in such cases where a majority in interest of the shareholders have already consented to a given action, the shareholder meeting becomes a formality that utilizes time and resources that are better spent on other corporate functions. Upon the closing of the previously announced Private Placement, MatlinPatterson will hold a majority of our outstanding capital stock. Accordingly, MatlinPatterson will be able to take unilateral shareholder action by written consent without a shareholder meeting until such time as its ownership interest decreases to less than fifty percent (50%).

SPECIAL MEETING OF SHAREHOLDERS
                    , 2007
          This proxy statement is being furnished to the shareholders of First Albany in connection with the solicitation by the Board of proxies for use at the special meeting to be held at the offices of the Company, 677 Broadway, Albany, New York on                     , 2007 at 10:00 a.m. (EDT), and any postponements or adjournments thereof. The mailing address of the principal office of the Company is 677 Broadway, Albany, New York 12207-2990 and its telephone number is (518) 447-8500.
          At the special meeting, the shareholders of the Company will be asked (1) to consider and act upon the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                      and (2) to consider and act upon the proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.
Proxy Solicitation
          This proxy statement and the enclosed form of proxy are expected to be mailed on or about                     , 2007. All expenses of the Company in connection with this solicitation of proxies will be borne by the Company. Proxies may be solicited by directors, officers and other employees of the Company in person or by mail, telephone, facsimile or e-mail, without additional compensation. The Company has also retained MacKenzie Partners, Inc. to aid in the solicitation of proxies with respect to shares held by broker-dealers, financial institutions, and other custodians, fiduciaries and nominees for a fee of approximately $15,000, plus certain other fees for related services and reasonable out-of-pocket expenses. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials but these individuals will receive no additional compensation for these solicitation services.
Voting by Mail, Internet or Telephone
          Shareholders who cannot attend the special meeting in person can be represented by proxy. Most shareholders have a choice of voting over the Internet, using a toll-free telephone number or completing the proxy card in the form enclosed and mailing it in the envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.
          A proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy (including an Internet or telephone vote) or by attending and voting in person at the special meeting. The execution of a proxy will not affect a shareholder’s right to attend the special meeting and vote in person, but attendance at the special meeting will not, by itself, revoke a proxy. Proxies properly completed and received prior to the special meeting and not revoked will be voted at the special meeting.

VOTING, RECORD DATE AND QUORUM
          Proxies will be voted as specified or, if no direction is indicated on a proxy, will be voted (1) “For” the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                      and (2) “For” the proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.
          The persons named in the proxy also may vote in favor of a proposal to adjourn the special meeting to a subsequent date or dates without further notice in order to solicit and obtain sufficient votes to approve the matters being considered at the special meeting. If a proxy is returned which specifies a vote against a proposal, such discretionary authority will not be used to adjourn the special meeting in order to solicit additional votes in favor of such proposal. As to any other matter or business which may be brought before the special meeting, including any adjournment(s) or postponement(s) thereof, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons voting the same. As of the date hereof, the Board does not know of any such other matter or business.
          The close of business on                     , 2007 has been fixed as the record date for the determination of shareholders entitled to vote at the special meeting.                      shares of common stock were outstanding as of the record date. Each shareholder will be entitled to cast one vote, in person or by proxy, for each share of common stock held. There are no other shares of voting stock of the Company outstanding. The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes (as described below) and votes to “withhold authority” are counted in determining whether a quorum has been reached on a particular matter. Votes to withhold authority are treated the same as abstentions for purposes of the voting requirements described below.
          If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Your broker will not be permitted to exercise voting discretion with respect to Proposal 1 or Proposal 2.
          You can cast one vote for each share of First Albany common stock you own. The proposals require the following percentages of votes in order to approve them:
•	To be approved, Proposal 1 must receive “For” votes from the holders of a majority of the shares outstanding as of the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.

•	To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares outstanding as of the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.
     The Board unanimously recommends that the shareholders vote (1) “For” the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                      and (2) “For” the proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.

PROPOSAL NO. 1:
TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO
CHANGE THE NAME OF THE COMPANY TO
          On March 6, 2007, the Company and First Albany Capital entered into an Asset Purchase Agreement with DEPFA. Pursuant to the Asset Purchase Agreement, DEPFA will purchase the MCMG, which consists primarily of the Company’s Municipal Capital Markets segment and certain assets of the Company and First Albany Capital related thereto, including the right to use the name “First Albany” and any derivative thereof except for certain exceptions, as described in the Asset Purchase Agreement.
          Accordingly, the Board is proposing that, in the event that the sale of the Municipal Capital Markets Group to DEPFA is consummated, Article FIRST of our Certificate of Incorporation be amended to change the name of the Company. The full text of Article FIRST of the Certificate of Incorporation, as proposed to be amended, is as follows:
“FIRST, The name of the Corporation shall be                     , and the name under which it was formed was First Albany Companies Inc.”
          The terms of the Asset Purchase Agreement include a purchase price of $12 million in cash, subject to certain upward and downward adjustments, including a downward adjustment in the event certain employees of the MCMG do not have effective employment arrangements in place with DEPFA on the closing date or are not otherwise able to perform the essential functions of their jobs with DEPFA following the closing. The Company will use the gross proceeds of $12 million to retire certain short-term debt and for other corporate purposes. Further, pursuant to the Asset Purchase Agreement, DEPFA will purchase First Albany Capital’s municipal bond inventory used in the business of the MCMG, which is expected to range in value at closing from between $150 million to $200 million, the proceeds of which will be used to pay off certain loans secured by the municipal bond inventory. The sale of the municipal bond inventory will also free up an estimated $14.0 to $18.0 million of capital (assuming inventory value of $150 million) because the Company will no longer be required to maintain capital reserves to support certain short term bank loans financing the inventory. In connection with the transaction, DEPFA shall assume certain contractual obligations of the Company and First Albany Capital and acquire the right to use the name “First Albany” and any derivative thereof except for certain exceptions and the Company will operate under a new name.
          The purchase price for the municipal bond inventory will be based on First Albany Capital’s estimate of the fair market value of each bond in inventory at the close of business on the business day prior to the closing (the “Municipal Bond Purchase Price”). The Municipal Bond Purchase Price will be subject to adjustment, upward or downward, dollar-for-dollar, by the amount, if any, by which the Municipal Bond Purchase Price differs from the valuation price for the municipal bond inventory at the close of business on the business day prior to the closing as determined by a third party municipal bond valuation service. Pursuant to the Asset Purchase Agreement, 5% of the Municipal Bond Purchase Price will be deposited into escrow at the closing to be held by a third party escrow agent to secure the purchase price adjustment with respect to the municipal bond inventory.
          The Asset Purchase Agreement contains customary representations, warranties and covenants, including covenants (i) in the case of First Albany Capital, to conduct its business in the ordinary course substantially as presently conducted during the interim period between the execution of the Asset Purchase Agreement and the closing, as well as to maintain certain capital levels in respect to both First Albany Capital and the municipal bond inventory of the Municipal Capital Markets Group and (ii) in the case of both the Company and First Albany Capital, to (a) seek any necessary consents in order to allow DEPFA to sublet or otherwise use certain leased real property currently used by the Company or First Albany Capital, (b) provide certain transitional services to DEPFA and (c) not compete with the Municipal Capital Markets Group for 10 years following the closing, subject to certain carve-outs, including First Albany Capital’s ability to continue to operate its Fixed Income Middle Market Group.
          Pursuant to the Asset Purchase Agreement, the non-competition covenant of the Company and First Albany Capital in clause (c) above will not be binding on the successors and assigns of either party in the event of the sale, merger or other disposition of either the Company or First Albany Capital following the closing date other than if such disposition occurs prior to the third anniversary of the closing date and the successor or acquiring person is not engaged in the business of underwriting, advisory services, sales and trading of U.S. municipal bonds or other similar securities, in which case such successor or acquiror will be bound by the non-competition covenant until the third anniversary of the closing date.
          The consummation of the transactions contemplated by the Asset Purchase Agreement is subject to customary conditions, as well as conditions regarding (i) the accuracy of representations and warranties, (ii) the performance of covenants, (iii) the receipt of required regulatory approvals, including DEPFA obtaining a U.S. broker-dealer license, (iv) the approval of the shareholders of the Company of the Company’s name change from “First Albany”, (v) the Company and each of its subsidiaries changing its name from “First Albany” or any derivative thereof except for certain exceptions, (vi) the effectiveness of employment arrangements executed by certain employees of the Municipal Capital Markets Group with DEPFA and the ability of such employees to perform the essential functions of their jobs with DEPFA following the closing (the “Employee Condition”) and (vii) the availability to DEPFA of reasonably sufficient office space in the Company’s New York offices or otherwise in the Borough of Manhattan in order to operate the Municipal Capital Markets Group.

          Pending satisfaction of the closing conditions discussed above, the closing is currently expected to occur in the third quarter of 2007. Pursuant to the Asset Purchase Agreement, in the event the closing has not taken place on or before September 30, 2007, either First Albany Capital or DEPFA may terminate the Asset Purchase Agreement. In the event all of the closing conditions as discussed above have been satisfied or waived, or are capable of being satisfied by September 30, 2007, except for the Employee Condition, and the Asset Purchase Agreement is terminated by DEPFA because of the failure to satisfy the Employee Condition or by First Albany Capital because the closing shall not have occurred by September 30, 2007, then DEPFA shall pay to First Albany Capital a termination fee of $2.4 million.
          The Asset Purchase Agreement provides that the Company and First Albany Capital will be obligated to indemnify DEPFA and certain related parties for losses incurred in connection with (i) breaches of representations, warranties and covenants, (ii) excluded liabilities and (iii) non-compliance with applicable bulk sale transfer laws. The indemnification obligations of the Company and First Albany Capital are limited, with certain exceptions, to losses that, in the aggregate, exceed $500,000, subject to a cap of $3 million. Pursuant to the Asset Purchase Agreement, losses incurred in connection with excluded liabilities and breaches of representations and warranties relating to First Albany Capital having good and marketable title to, and the power to transfer free and clear, the municipal bond inventory of First Albany Capital to be transferred to DEPFA at closing, are not subject to the cap of $3 million.
          The Asset Purchase Agreement provides that DEPFA will be obligated to indemnify the Company and First Albany Capital and certain related parties for losses incurred in connection with (i) breaches of representations, warranties and covenants, (ii) employment-related obligations incurred following the closing with respect to employees of the Municipal Capital Markets Group who accept employment with DEPFA and (iii) assumed liabilities. The indemnification obligations of DEPFA are limited, with certain exceptions, to losses that, in the aggregate, exceed $500,000, subject to a cap of $3 million. Pursuant to the Asset Purchase Agreement, losses incurred in connection with assumed liabilities are not subject to the cap of $3 million.
          Assuming completion of the transactions contemplated by the Asset Purchase Agreement, the Company anticipates that it would seek to consolidate and reduce its fixed expenses associated with its overhead, back office and real estate consistent with its continuing businesses. The Company has not yet committed itself to any specific plan in this regard, however, and costs associated with any such actions are not currently estimable.
Background of the Asset Sale
          The Company experienced losses in several of our key segments in 2005 and 2006, including equities sales and trading, equity investment banking and fixed income sales and trading.
          Recognizing these losses and the need to maintain liquidity requirements, in the spring of 2006 the Board retained Freeman & Co. Securities LLC (“Freeman”) as its financial advisor to establish a comprehensive process to entertain both a strategic sale of, or a strategic investment in, the Company. The Company began to work immediately on preparing materials for potential investors, and in the spring and summer of 2006 a broad target list of over thirty names was developed, which led to focused discussions with twenty-two parties. After discussions and preliminary due diligence, three potential investors emerged. The first of these formally withdrew without providing a letter of intent or a term sheet and while both the second and third gave verbal indications of interest at a valuation of approximately tangible book value, neither provided a written letter of intent or term sheet, and the process concluded unsuccessfully.
          The Board’s conclusions from the formal process were that (1) there was apparent potential market interest to buy the entire Company for tangible book value, but no written offers were received, (2) the process was beginning to have a negative effect upon employee retention and (3) the Company should focus on its strategy to repair the financials of the Company that was begun in June 2006 and suspend the formal process while still selectively entertaining or soliciting interest in a sale or investment.
          During the December 22, 2006 meeting of the Board, Peter McNierney, the Company’s CEO, provided the Board with an update on the financial performance of the Company. He noted that the results were below budget projections by $3-4 million and stated that although the Company could continue to survive as a stand-alone entity, this would not be the preferred course of action. Mr. McNierney then presented an analysis and comparison of potential transactions the Company might undertake including a merger, an acquisition or an investment by a third party. Mr. McNierney described several investment offers to the Board, one of which was an offer from DEPFA to purchase the Company’s Municipal Capital Markets Group (the “MCMG”), including the MCMG’s assets and the rights to the First Albany Capital name.
          In December 2006, DEPFA delivered a draft letter of intent (the “Letter of Intent”) to the Board. It contemplated a purchase of the MCMG at approximately 1.8 times book value of the MCMG and approximately 0.9 times its net revenues. At the meeting on December 22, 2006, the Board discussed various valuation metrics with management. In addition, it was noted that in connection with the proposed transaction, DEPFA would need time to apply for and obtain a U.S. broker-dealer license, which could delay the consummation of the transaction. The Board also discussed the value of the First Albany name and the implications of the sale of the name for the rest of the Company. Mr. McNierney stated that he believed the name had limited value to the rest of the Company. Moreover, Mr. McNierney reported that the DEPFA proposal received support from the MCMG, including Kenneth D. Gibbs, Managing Director of the MCMG, First Albany Capital. In response to questions from directors, Brian Coad, the Company’s CFO, reported the planned stock awards for the MCMG employees for 2006 end of year compensation as well as current stock holdings by such employees.
          The Board then discussed each of the potential offers and the possible timing or sequencing of the deals in order to maximize shareholder value. In particular, the Board discussed whether it was advantageous to seek the sale of the MCMG separately from the Company and its other divisions and the possibility of improving a bid for the Company by first concluding the sale of the MCMG. It was believed that the Company may have had greater value in the market if divisions were sold separately rather than as a whole. The Board reasoned that it may be able to gain a stronger negotiating position with respect to other potential buyers if the Company sold the MCMG first.
          Mr. McNierney also reported his continuing concern regarding retention of the MCMG employees following the February bonus payments. The Board observed that by pursuing the DEPFA offer first, it would eliminate the risk of losing key employees of the MCMG without the benefit of a sale. It was noted that the risk had been repeatedly mentioned to the Board by management.
          Accordingly, the directors agreed that it would be in the best interest of the Company and its shareholders to pursue the DEPFA offer and elicit offers to purchase the remainder of the Company. There was some discussion as to whether the Company should pursue serial purchase negotiations or parallel negotiations, in which case DEPFA would have to agree to limit its exclusive right to negotiate with the Company to only the purchase of the MCMG. The Board also considered whether pursuing parallel negotiations would cause DEPFA to lose interest and therefore frustrate the Company’s plan to improve its overall negotiating position with other interested parties by selling the MCMG. The majority of the Board supported the serial negotiations alternative. The Board resolved to authorize Mr. McNierney to negotiate and execute a letter of intent with DEPFA for the purchase and sale of the MCMG of First Albany Capital with a limited exclusivity clause.
          Throughout December 2006 and January 2007, DEPFA and its financial and legal advisors and the Company and its financial advisor, Freeman, and legal advisor, Dewey Ballantine LLP (“Dewey Ballantine”), conducted their due diligence reviews and participated in discussions through in-person meetings, telephone conferences and exchange and review of various documents and information relating to the two companies.
          On January 3, 2007, the Board met to discuss concerns raised by directors in connection with the proposed Letter of Intent. Ms. O’Brien requested that the Company’s legal counsel, Cahill/Wink LLP, review the duties of directors, particularly the directors’ duties of care and loyalty with emphasis on the changing nature of those duties as a result of selling significant assets of the Company and in the context of selling the Company itself.
          Representatives of Freeman then reported on their attempts to identify interested parties in connection with their engagement by the Company. The deterioration of the financial results of the Company led to no real alternatives after months of seeking a strategic partner, investor or purchaser. However, Freeman’s representatives provided an update regarding DEPFA’s extensive due diligence review of the Company and DEPFA’s strong balance sheet. In addition, Freeman’s representatives stated that it believed the price offered by DEPFA was fair, that there was a high probability of consummation of the transaction and that they would be able to issue a fairness opinion to the Board based on the current terms of the proposed transaction with DEPFA. Freeman then discussed the impact of the proposed transaction with DEPFA on the strategic position of the Company. Freeman believed that the proposed transaction would provide temporary stability and enable the Company to focus on returning its remaining divisions to profitability, and, as a result, the Company could elicit higher multiples in the market in a potential transaction for the remaining divisions. The Board then resolved that the Company should execute the Letter of Intent.
          In addition, a special committee of the Board (the “Special Committee”), comprised of Nicholas A. Gravante, Jr., Carl P. Carlucci, Dale Kutnick and Ms. O’Brien, was formed to assist in evaluating proposals from potential investors and to make recommendations to the Board regarding any issues requiring Board consideration with respect to any proposals received from such investors. Bingham McCutchen LLP was later retained as legal counsel for the Special Committee.
          On January 12, 2007, at a meeting of the Special Committee, representatives of Freeman discussed the current status of the DEPFA proposal. The Special Committee also instructed management to develop its own “stand-alone” plan, so that the Board could ultimately consider several alternatives upon the expiration of DEPFA’s exclusivity period, including DEPFA’s offer to acquire the MCMG assets, any offers for the other assets of the Company, the Company’s stand-alone business plan in the absence of any offers, and any other strategic alternatives for consideration.
          In January 2007, DEPFA’s legal counsel, Sidley Austin LLP, delivered a proposed asset purchase agreement, and during January and February 2007, DEPFA and the Company, together with their respective financial and legal advisors, continued to negotiate and finalize the terms of the Asset Purchase Agreement and related transaction documents, while finalizing their mutual financial, legal and other customary due diligence reviews and discussions.

          At the Board meeting on February 5, 2007, Mr. McNierney asked Freeman to provide an update on the potential transaction with DEPFA. Freeman led the Board through a discussion of issues that the Company has faced since engaging Freeman in the spring of 2006. Freeman also provided an update on the current market cap for small-cap broker-dealers and an outlook on the competition the Company faced. Freeman also discussed the potential for transactions with strategic investors or other purchasers subsequent to the DEPFA transaction.
          At the Board meeting on February 6, 2007, Mr. Coad updated the Board regarding the status of the DEPFA transaction. He provided a pro forma financial statement without the inclusion of the MCMG and discussed the wind down of administrative support for the MCMG. The Board discussed the anticipated cash remaining on the balance sheet and the anticipated capital requirements following the transaction. Mr. Coad also provided an overview of the Company both prior and subsequent to the proposed DEPFA transaction. Management recommended that it continue to review this decision during the period up to and through the DEPFA closing.
          Throughout February 2007 and early March 2007, DEPFA and its financial and legal advisors and the Company and its financial advisor, Freeman, and legal advisor, Dewey Ballantine, continued their due diligence reviews and participated in discussions through in-person meetings, telephone conferences and exchange and review of transaction documents with respect to the Asset Sale.
          On March 5, 2007, at a meeting of the Board, Freeman presented its analysis and verbally rendered to the Board its opinion that, based on and subject to the matters described in the fairness opinion (the “Fairness Opinion), the consideration to be received by First Albany Capital in the Asset Sale is fair to the Company from a financial point of view. Freeman’s presentation included a summary of the purchase price consideration and the employee related retention/deferred obligations settlement to be made under the Asset Purchase Agreement, analyses of the 2006 financials of the MCMG and the Company and related transaction multiples, an update of the current market capitalization for small-cap broker-dealers in the public market, and an update of current market cap for small-cap broker-dealers in strategic acquisitions. Dewey Ballantine led the Board through a discussion of the terms of the Asset Purchase Agreement, including a discussion of the purchase price, significant representations and warranties, conditions to closing, potential adjustments to the purchase price, the operating and indemnification covenants. The Board resolved that the Asset Purchase Agreement and the ancillary agreements and transactions contemplated thereby were advisable and in the best interest of the Company and its shareholders. The Board also resolved to approve the Asset Purchase Agreement.
          On March 6, 2007, the Company and First Albany Capital entered into the Asset Purchase Agreement with DEPFA described below and attached hereto as Appendix A for the sale of the Purchased Assets for gross proceeds of $12 million plus the fair market value of the municipal bond inventory used in the business, which is expected to range between $150-$200 million at closing, the proceeds of which will be used to pay off certain loans secured by the municipal bond inventory. The fair market value sale of the municipal bond inventory will also free up approximately $14.0 to $18.0 million of capital (assuming inventory value of $150 million) because the Company will no longer be required to maintain capital reserves to support certain short term bank loans financing the inventory. This freed-up capital can be used to grow our business, to seek to acquire other securities or advisory businesses, to focus on our core investment products and service strengths and to better meet the needs of our clients. Please see the section “Asset Purchase Agreement” below for information on the Asset Purchase Agreement. Freeman issued its written Fairness Opinion on March 6, 2007 in connection with the execution of the Asset Purchase Agreement, described below and attached hereto as Appendix B. Please see the section “Opinion of Our Independent Financial Advisor” below for information on the Fairness Opinion.
          On May 14, 2007, as previously announced, the Company entered into an Investment Agreement (the “Investment Agreement”) with MatlinPatterson providing for the purchase by MatlinPatterson, upon the terms and subject to the conditions of the Investment Agreement, of 33,333,333 newly issued shares, subject to upward adjustment, of the Company’s common stock, par value $.01 per share, for an aggregate cash purchase price of $50 million. The transaction is currently expect to close in the third quarter of 2007, after which MatlinPatterson is expected to own approximately 69.5% of the outstanding common stock (59.5% of the common stock, on a fully diluted basis). A more detailed description of the above transaction can be found in our Current Report on Form 8-K filed with the SEC on May 15, 2007 and on Form 14A filed with the SEC on June 12, 2007. If the Private Placement closes prior to the special meeting of shareholders and MatlinPatterson is a shareholder of record and therefore able to vote at the special meeting, because MatlinPatterson has entered into the Voting Agreement with DEPFA, Proposal 1 and Proposal 2 will be approved. Please see the section “Voting Agreement” on page 27 for more information regarding the terms of the Voting Agreement.
Reasons for the Asset Sale
          We believe that we need additional capital to more effectively pursue our strategic objectives. After considering numerous potential financing and strategic objectives, including alternate financing structures relating to the MCMG, the Special Committee and the Board determined that the Asset Sale was the best available alternative and would provide the greatest potential value for the shareholders, as well as provide additional capital to pursue our long-term strategic goals.
          In making its determination to approve the Asset Sale, the Board formed an independent Special Committee to assist management in evaluating various aspects of the transaction, and to make recommendations to the Board regarding any issues requiring Board consideration with respect to the transaction. As part of that process, the Special Committee and the Board consulted with our officers with respect to strategic and operational matters. The Special Committee and the Board also consulted with Freeman regarding financial matters and Dewey Ballantine regarding legal matters, including the Asset Purchase Agreement and related documents. The determination was the result of careful consideration by the Special Committee and the Board of a number of factors, including the following positive factors:

•	The Asset Sale will provide additional funding, which is important because the continued operation of our business is costly and capital intensive and our current capital resources are limited.

•	The Asset Sale will enable us to focus on strengthening our other businesses, rather than diverting our attention to the MCMG business.

•	After conducting an extensive review of our financial condition, results of operations and business and earning prospects, focusing on our MCMG business was not reasonably likely to create greater value for our shareholders as compared to the prospects presented by the Asset Sale and our future business plan.

•	We believe the Asset Sale will result in the positive treatment of many of our employees through possible employment by DEPFA following the Asset Sale.

•	If the Asset Sale is not completed, we may be forced to preserve our cash position through a combination of additional cost reduction measures and sales of assets at values that may be significantly below their potential worth or augment our cash through additional dilutive financings, and there can be no assurance that we could obtain funds on terms that are as favorable to us as the terms of the Asset Sale.

•	Our prior market check process only led to verbal indications of interest for transactions that we believe are less favorable to our shareholders than the Asset Sale and the Board believes that, with the severe risks of further key employee turnover combined with the absence of any written or formal current offers at this previous market check level, the DEPFA transaction is financially attractive. Please see a more detailed description of the previous market check in the sections entitled “Background of the Asset Sale and Name Change” on page 13 and “Opinion of Our Independent Financial Advisor” on page 17.

•	The Asset Sale will strengthen our financial condition and we believe it will reduce our financial risk.

•	We received the opinion of Freeman that the consideration to be received by First Albany Capital in the Asset Sale is fair to us from a financial point of view. Please see the section entitled “Opinion of Our Independent Financial Advisor” on page 17 for further information.
          In its review of the Asset Sale, the Special Committee and the Board also considered a number of potentially negative factors, including the following factors:
•	the risks and uncertainties of our ability to execute our strategic plan and to enhance shareholder value;

•	the loss of use of the name First Albany;

•	the costs involved in adopting a new name and seeking shareholder approval to amend our Certificate of Incorporation;

•	the risk that all or some of the potential benefits of the Asset Sale may not be realized;

•	the risk of employee disruption associated with the Asset Sale; and

•	the completion of the Asset Sale is conditioned upon the receipt of material consents and approvals of third parties and self-regulatory organizations which could delay or prevent the completion of the Asset Sale.
          The Special Committee and the Board conducted an overall analysis of the Asset Sale in which it weighed the benefits and advantages against the risks and negative factors described above. The Special Committee and the Board did not view any of the factors as determinative or assign any rank or relative weight to the factors. Throughout the process, the Board continued to consider alternatives to the Asset Sale, including alternate financing structures, the sale of the Company or its merger with another entity, and the liquidation of the Company. The Board recognized that there can be no assurance that it would be able to achieve all or significantly all of each anticipated benefit or advantage or that it had identified and accurately assessed each risk and negative factor. However the Board concluded that the potential benefits and advantages of the Asset Sale significantly outweighed the risks and negative factors.
          The Board, by unanimous action of all members, (i) approved the Asset Purchase Agreement and the transactions contemplated thereby, (ii) determined that the Asset Purchase Agreement and the Asset Sale are advisable, fair to, and in the best interests of the shareholders of the Company, and (iii) determined to recommend that the Company’s shareholders approve the amendment to the Company’s Certificate of Incorporation in connection with the Asset Sale.

          In reaching these determinations, the Board considered a variety of business, financial and market factors and the financial presentation of Freeman, including the opinion of Freeman as to the fairness to the Company, from a financial point of view, of the consideration to be received by First Albany Capital pursuant to the Asset Purchase Agreement, subject to the assumptions, qualifications and limitations stated in its opinion
          For the reasons described here, the Board recommends that the Company’s shareholders approve the amendment to the Company’s Certificate of Incorporation in connection with the Asset Sale.
Opinion of Our Independent Financial Advisor
          The Board retained Freeman to render an opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid to First Albany Capital, a wholly-owned subsidiary of the Company, pursuant to the terms of the Asset Purchase Agreement. The opinion, which we sometimes refer to in this proxy statement as the “Fairness Opinion,” was prepared at the request of the Board to assist them in evaluating the Asset Sale. The full text of Freeman’s written opinion, dated March 6, 2007, is attached to this proxy statement as Appendix B and this summary is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read the Fairness Opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.
          On March 10, 2006 we engaged Freeman to establish a comprehensive process to entertain both a strategic sale of, or strategic investment in, the Company. Incorporated as a subset of the March 10, 2006 engagement letter is an implied value of approximately $250,000 for providing the Fairness Opinion. We also paid Freeman additional compensation for its delivery of a fairness opinion in connection with the previously announced MatlinPatterson transaction. Freeman and its affiliates in the ordinary course of business may in the future provide strategic consulting and investment banking services to the Company and receive fees for the rendering of such services.
          Freeman, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.
          At the March 5, 2007 meeting of the Board, Freeman presented its analysis and verbally rendered to the Board its opinion that, based on and subject to the matters described in the Fairness Opinion, the consideration to be received by First Albany Capital in the Asset Sale is fair to the Company from a financial point of view. Freeman issued its written opinion on March 6, 2007 in connection with the execution of the Asset Purchase Agreement.
          No limitations were imposed upon Freeman by the Board with respect to the investigations made or procedures followed by Freeman in rendering its opinion. Freeman has not been requested and does not intend to update, revise or reaffirm its Fairness Opinion, including, but not limited to, to reflect any circumstances or events that have occurred since March 6, 2007. You should understand that the Fairness Opinion speaks only as of its date. Events that could affect the fairness to the Company of the consideration received by First Albany Capital in the Asset Sale from a financial point of view include adverse changes in industry performance or changes in market conditions and changes to our business, financial condition and results of operations.
          Freeman made such reviews, analyses and inquiries as it deemed necessary to assess the fairness, from a financial point of view, to the Company of the consideration to be received by the First Albany Capital in the Asset Sale. In arriving at its Fairness Opinion, Freeman reviewed and considered such financial and other matters as it deemed relevant, including, among other things:
•	the Asset Purchase Agreement and the financial terms of the transactions contemplated thereby;

•	certain publicly available information for the Company and certain other relevant financial and operating data furnished to Freeman by the Company management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company and the MCMG, prepared by the managements of the Company and the MCMG;

•	discussions Freeman had with certain members of the management of the Company and the MCMG concerning the historical and current business operations, financial conditions and prospects of the Company and the MCMG, including key employee retention and such other matters Freeman deemed relevant;

•	certain operating results, the reported price and/or trading histories of the shares of the common stock of the Company as compared to operating results, the reported price and trading histories of certain publicly traded companies Freeman deemed relevant;

•	certain financial terms of the transactions contemplated by the Asset Purchase Agreement as compared to the financial terms of certain selected business combinations Freeman deemed relevant;

•	certain pro forma financial effects of the transactions contemplated by the Asset Purchase Agreement on an accretion/dilution basis including pro forma operating cost reductions; and

•	such other information, financial studies, analyses and investigations and such other factors that Freeman deemed relevant for the purposes of its opinion.
          Freeman used several methodologies to assess the fairness to the Company, from a financial point of view, of the consideration to be received by First Albany Capital in connection with the Asset Sale. The following is a summary of the material financial analyses undertaken by Freeman in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion.
          Freeman’s presentation included a summary of the purchase price consideration and employee related retention/deferred obligations settlement to be made under the Asset Purchase Agreement, analyses of the 2006 financials of the MCMG and the Company and related multiples, an update of the current market capitalization for small-cap broker-dealers in the public market, and an update of the current market cap for small-cap broker-dealers in strategic acquisitions.
Purchase Price Consideration and Employee Related Retention/Deferred Obligations Settlement
          Freeman’s analysis of the purchase price consideration to be received by First Albany Capital under the Asset Purchase Agreement included a cash payment of $12.1 million, relief from certain deferred compensation obligations of $1.6 million, and freed up capital from the sale of the municipal bond inventory estimated at $14 million and $18 million, with the capital amount to be finalized based on actual purchased inventory at the closing. Total purchase price consideration estimates based on the above were $27.7 million and $31.7 million, respectively. The cash payment was later reduced to $12.0 million. Please see the section “Summary of Terms of the Asset Sale” beginning on page 19 for more information about the consideration to be paid in the Asset Sale.
          Freeman’s analysis of the employee related retention/deferred obligations settlement found that as a result of the transaction, the total extinguished deferred obligations would be $1.6 million, based on existing deferred compensation obligations of $3.9 million, less forgiveness by the Company of promissory notes payable of $0.8 million, less the contribution payment by the Company of $1.5 million. These calculations did not take into account certain cash payments and accelerated vesting of certain equity awards to certain employees of the MCMG triggered by a change of control of the Company in the previously announced transaction with MatlinPatterson which we currently expect to close prior to the DEPFA transaction as the MatlinPatterson transaction was not in existence at the time of the analysis.
Analysis of 2006 Financials of the MCMG and the Company and Related Multiples
          Freeman reviewed the 2006 financials of the MCMG with the Board. The financials showed net revenues of the MCMG for 2006 of $36.7 million, less total direct expenses of $30.8 million, contribution to the Company of $5.9 million, less pro forma allocated general and administration overhead of $4.3 million (based on a pro forma allocation of 23% of total firm general and administrative overhead), resulting in a pre-tax income of $1.6 million.
          Freeman calculated that, based on freed up capital of $14 million from the sale of the municipal bond inventory, the multiples of the MCMG were price to book value of 1.98, price to revenue of 0.75, and price to pre-tax income of 17.31. Based on freed up capital of $18 million, Freeman calculated the multiples to be 1.76, 0.86, and 19.81, respectively. Freeman compared these multiples to the median public market trading multiples for small-cap broker-dealers it calculated of price to book value of 2.0, price to revenue of 1.9, and price to pre-tax income of 11.4.
          Freeman then reviewed the 2006 financials of the Company as a whole with the Board. The financials showed total market capitalization at March 2, 2007 of $27.7 million, book value of $51.6 million, net revenue of $114.8 million over the trailing 12 month period, and a pre-tax loss of $31.4 million over the trailing 12 month period (before $7.9 million asset writedown for impairments). Freeman calculated the Company’s trading multiples to be price to book value of 0.54 and price to revenue of 0.24.
Update of the Current Market Capitalization for Small-Cap Broker-Dealers in the Public Market
          Freeman reviewed the financials of a number of comparable publicly-traded small-cap investment banks and calculated the median price to book value multiple of these companies to be 2.0, the median price to tangible book value multiple to be 2.2, and the median price to pre-tax income multiple to be 11.4. Similarly, Freeman calculated the average price to book value multiple of these companies to be 2.3, the average price to tangible book value multiple to be 2.4, and the average price to pre-tax income multiple to be 11.2.
          Freeman also discussed how well the public market treated profitable broker-dealers in 2006 and identified a number of publicly-traded small cap investment banks that had initial public offerings in 2006, all of which were profitable, and presented their strong trading multiples, as well as their current book value and revenue multiples. Freeman speculated a positive public market existed for the Company if the Company took actions to return to profitability.
Update of the Current Market Capitalization for Small-Cap Broker-Dealers in the Strategic Acquisitions

          Freeman identified a number of historical and current regional investment bank and brokerage transactions comparable to the proposed DEPFA transaction. Based on its calculations, Freeman determined that the median entity value to book value multiple was 2.1, the median entity value to revenue multiple was 1.0, and the median entity value to pre-tax income multiple was 11.1. Freeman also calculated the average entity value to book value multiple to be 3.8, the average entity value to revenue multiple to be 1.1, and the average entity value to pre-tax income multiple to be 11.0.
          Freeman also focused on two recent and comparable strategic transactions involving publicly-traded small-cap broker dealers, their similarities to the proposed DEPFA transaction and the key reasons underlying these transactions.
Conclusion
          Based on the analyses described above (which should be read in conjunction with the full text of the Fairness Opinion), and with consideration to the various assumptions and limitations set forth in the Fairness Opinion, Freeman determined that, as of the date of the Fairness Opinion, the consideration to be received by First Albany Capital in connection with the Asset Sale is fair to the Company from a financial point of view.
          In conducting its review and arriving at its opinion, Freeman, with the Company’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided by the Company and the MCMG, or which is publicly available. Freeman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. In addition, Freeman did not conduct nor assume any obligation to conduct any physical inspection of the properties or facilities of the MCMG. Freeman relied upon the assurance of the management of the Company that it was unaware of any facts that would make the information provided to Freeman incomplete or misleading in any respect. Freeman, with the Company’s consent, assumed that the financial forecasts which they examined were reasonably prepared by the management of the Company and the MCMG on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and the MCMG.
          Freeman did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or the MCMG, nor was it furnished with such materials. With respect to all legal matters relating to the Company and the MCMG, Freeman relied on the advice of legal counsel to the Company. Freeman’s services to the Company in connection with the transactions contemplated by the Asset Purchase Agreement have been to bring both potential investors and acquirers to the Company, assist management in those negotiations and render an opinion from a financial point of view with respect to the consideration offered in the Asset Sale. Freeman’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed on March 6, 2007. It should be understood that although subsequent developments may affect Freeman’s opinion, Freeman does not have any obligation to update, revise or reaffirm its opinion and expressly disclaims any responsibility to do so.
          For purposes of rendering its opinion Freeman assumed in all respects material to its analysis that the representations and warranties of each party contained in the Asset Purchase Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Asset Purchase Agreement and that all conditions to the consummation of the transactions contemplated in the Asset Purchase Agreement will be satisfied without waiver thereof. Freeman also assumed that all governmental, regulatory and other consents and approvals contemplated by the Asset Purchase Agreement will be obtained and that in the course of obtaining those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Asset Sale.
          Freeman’s opinion does not constitute a recommendation to any shareholder of the Company to take any action in connection with the transactions contemplated by the Asset Purchase Agreement or otherwise. Freeman has not been requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to effect the transactions contemplated by the Asset Purchase Agreement.
Summary of Terms of the Asset Sale
Asset Purchase Agreement
          The following summarizes material provisions of the Asset Purchase Agreement which is attached in Appendix A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this summary or any other information contained in this proxy statement. First Albany shareholders are urged to read the Asset Purchase Agreement carefully and in its entirety as well as this document before deciding how to vote their shares on Proposal 1. The Asset Purchase Agreement has been attached to this document to provide First Albany shareholders with information regarding its terms. It is not intended to provide any other factual information about First Albany. In particular, the assertions embodied in the representations and warranties contained in the Asset Purchase Agreement (and summarized below) are qualified by information in confidential disclosure schedules provided by First Albany to DEPFA in connection with the signing of the Asset Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Moreover, certain representations and warranties in the Asset Purchase Agreement were used for the purpose of allocating risk between First Albany and DEPFA rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Asset Purchase Agreement (or the summaries contained herein) as characterizations of the actual state of facts about First Albany.
     Assets to be Sold
          The Company will cause First Albany Capital to sell to DEPFA, and DEPFA will purchase, all of the assets of the MCMG (the “Purchased Assets”), including:
•	the municipal bonds in the inventory of the MCMG immediately prior to the closing;

•	the machinery, equipment, vehicles, furniture and other personal property of the MCMG;

•	the copyrights, patent rights and trademarks, including all names under which First Albany Capital is conducting the MCMG business or has within the previous five years conducted the MCMG business, and all goodwill associated therewith;

•	all trade secrets and other proprietary or confidential information primarily used in or relating to the MCMG business, including any policies and procedures relating to compliance with any broker-dealer or any governmental body rules and regulations or any clearing agency with respect to the MCMG business;

•	the software used in the MCMG business;

•	the contracts relating to the MCMG business;

•	the MCMG employee promissory notes and all amounts actually withheld for estimated taxes with respect to such notes;

•	cash in the amount equal to the accrued bonuses of the MCMG employees;

•	copies of all books and records of First Albany Capital relating to the Purchased Assets and the MCMG, excluding employee information; and

•	all client lists, customer lists, supplier lists, mailing lists and other data owned, associated with, used or employed in or by the MCMG, including service and warranty records, operating guides and manuals, and correspondence of the MCMG.
     Assumed Liabilities
          The liabilities being assumed by DEPFA under the Asset Purchase Agreement are:
•	all liabilities arising out of or relating to the conduct or operation of the MCMG business or the activities of DEPFA or the ownership or use of the Purchased Assets, other than liabilities with respect to taxes, in all events after the closing date;

•	all liabilities under the assumed contracts and relating to events that first occur after the closing; and

•	all liabilities for taxes levied in respect of the Purchased Assets after the applicable assumption time.
     Excluded Liabilities
          Other than the assumed liabilities described above, DEPFA will not assume any liabilities relating to or arising out of, or in connection with, the excluded business or any of the Company’s or First Albany Capital’s other liabilities, including but not limited to any liabilities arising out of or in connection with the excluded assets or excluded agreements.
     Purchase Price
          The purchase price payable pursuant to the Asset Purchase Agreement is equal to $12 million in cash, plus the fair market value of the municipal bonds, subject to a post-closing adjustment, plus the payoff price of certain scheduled leased personal property, plus the transfer fee for the Microsoft user license, plus 50% of the costs and expenses incurred by the Company and First Albany Capital to relocate employees of the MCMG, minus any reduction for non-transferring MCMG employees.
          DEPFA may choose to exclude from the Purchased Assets municipal bonds (1) that do not satisfy DEPFA’s credit requirements or (2) to the extent that the municipal bonds included in the Purchased Assets cause the estimated municipal bond purchase price to exceed $200,000,000.
     Escrow
          On the closing, DEPFA will (1) pay to First Albany Capital the estimated purchase price for all the cleared and settled municipal bonds less 5% of the estimated purchase price for all the municipal bonds included in the Purchased Assets (the “Adjustment Escrow Amount”) and (2) deposit into escrow accounts (A) the Adjustment Escrow Amount and (B) the estimated purchase price for unsettled municipal bonds. Escrowed funds attributable to municipal bonds cleared and settled within 20 business days of the closing will be released to First Albany Capital and escrowed funds attributable to municipal bonds not cleared and settled within such time period will be released to DEPFA. The Adjustment Escrow Amount will cover a downward purchase price adjustment payable to DEPFA, otherwise such amount will be released to First Albany Capital.
     Closing of the Purchase and Sale of Purchased Assets
          The closing of the Asset Sale would take place following the satisfaction or waiver of the closing conditions.
          We currently expect to complete the Asset Sale by the end of the third quarter of 2007, subject to receipt of required shareholder and regulatory approvals and satisfaction of the other conditions to closing.
     Closing Conditions
          The obligations of DEPFA to effect the Asset Sale are subject to the satisfaction or waiver of the following conditions:
•	the Company and First Albany Capital will have performed in all material respects all covenants and agreements required to be performed by them under the Asset Purchase Agreement on or prior to closing date;

•	the representations and warranties of the Company and First Albany Capital being true and correct, subject to the material adverse effect standard provided in the Asset Purchase Agreement;

•	no statute, rule, regulation, order or decree of any governmental entity will be enacted, entered and in effect that prohibits the consummation of the transactions contemplated by the Asset Purchase Agreement;

•	no action, suit, investigation or proceeding by any governmental entity will prohibit the transactions contemplated by the Asset Purchase Agreement;

•	DEPFA or its affiliate will be registered with the SEC as a broker-dealer and will have obtained all required approvals from the National Association of Securities Dealers (“NASD”);

•	the receipt of all approvals and actions of or by all governmental entities which are necessary to consummate the transactions contemplated by the Asset Purchase Agreement;

•	the approval of the name change by the Company’s shareholders;

•	Ken Gibbs and at least 3 of 6 scheduled employees must have entered into employment agreements with DEPFA or its affiliate;

•	the corporate names of the Company and First Albany Capital will have been changed;

•	no insolvency event will have occurred with respect to the Company or First Albany Capital; and

•	DEPFA will have reasonably sufficient space to operate the MCMG business either at One Penn Plaza, New York, New York 10001, 444 Madison Avenue, New York, New York 10022 or reasonably comparable space in the Borough of Manhattan, New York, New York. As of the date hereof, DEPFA has assumed the Company’s lease of 444 Madison Avenue, New York, New York 10022.
          The obligations of the Company and First Albany Capital to effect the Asset Sale are subject to the satisfaction or waiver of the following conditions:

•	DEPFA will have performed in all material respects all covenants and agreements required to be performed by it under the Asset Purchase Agreement on or prior to closing date;

•	the representations and warranties of DEPFA being true and correct, subject to the material adverse effect standard provided in the Asset Purchase Agreement;

•	no statute, rule, regulation, order or decree of any governmental entity will be enacted, entered and in effect that prohibits the consummation of the transactions contemplated by the Asset Purchase Agreement;

•	no action, suit or proceeding by any governmental entity will prohibit the transactions contemplated by the Asset Purchase Agreement;

•	DEPFA will have obtained all required approvals from the NASD to consummate the transactions and operate its business following the closing; and

•	the receipt of all approvals and actions of or by all governmental entities which are necessary to consummate the transactions contemplated by the Asset Purchase Agreement.
     Termination of Obligations under Asset Purchase Agreement
          The Asset Purchase Agreement may be terminated:
•	by mutual written consent of DEPFA and First Albany Capital;

•	by either DEPFA or First Albany Capital, if a governmental entity issues an order, decree or ruling, or takes action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by the Asset Purchase Agreement;

•	by either DEPFA or First Albany Capital if the closing does not occur on or before September 30, 2007; provided that the terminating party has not breached in any material respect its obligations under the Asset Purchase Agreement in any manner that will have proximately contributed to the failure of the closing to occur;

•	by DEPFA in the event of any material breach by First Albany Capital of any of First Albany Capital’s agreements, covenants, representations or warranties contained in the Asset Purchase Agreement and the failure of First Albany Capital to cure such breach within 20 days after receipt of notice from DEPFA requesting such breach to be cured;

•	by First Albany Capital in the event of any material breach by DEPFA of any of DEPFA’s agreements, covenants, representations or warranties contained in the Asset Purchase Agreement and the failure of DEPFA to cure such breach within 20 days after receipt of notice from First Albany Capital requesting such breach to be cured;

•	by DEPFA upon the occurrence, or the non-occurrence, of any event that will cause any of the closing conditions not to be satisfied at closing; or

•	by First Albany Capital upon the occurrence, or the non-occurrence, of any event that will cause any of the closing conditions not to be satisfied at closing.
     Termination Fee
          If all the closing conditions are satisfied or duly waived, or will remain capable of being satisfied by September 30, 2007, except for the condition regarding the employment arrangements, and the Asset Purchase Agreement is terminated (1) by DEPFA upon the occurrence or non-occurrence of any event that will cause any of the closing conditions not to be satisfied at closing or (2) by First Albany if the closing will not have occurred on or before September 30, 2007, then DEPFA will pay to First Albany Capital a termination free of $2.4 million.
     Indemnification
          DEPFA has agreed to indemnify the Company, First Albany Capital and their representatives for and against any and all losses resulted from:
•	any breach of any representation or warranty of DEPFA made pursuant to the Asset Purchase Agreement;

•	any breach by DEPFA of any of its covenants or agreements contained in the Asset Purchase Agreement;

•	any liabilities for employment-related obligations incurred on or following the closing with respect to employees who entered into employment agreements with DEPFA; or

•	any liabilities assumed by DEPFA under the Asset Purchase Agreement.
          The Company and First Albany have agreed not to seek indemnification with respect to losses and expenses until the aggregate amount of our claims exceeds $500,000, in which event DEPFA will be liable only for such claims to the extent they exceed $500,000; provided, however, that, with respect to losses and expenses incurred as a result of inaccuracies of the representations and warranties relating to authority to enter into the Asset Purchase Agreement or broker fees, DEPFA will be liable from dollar one. In no event will DEPFA’s aggregate liability arising under the indemnification provisions of the Asset Purchase Agreement exceed $3 million, except in the case of the liabilities assumed by DEPFA, for which there will be no limitation on DEPFA’s aggregate liability. Generally, claims for breaches of Company representations, warranties, covenants, any liabilities for employment-related obligations incurred on or following the closing with respect to MCMG employees who enter into employment agreements and any assumed liabilities must be brought within eighteen months following the closing date.
          The Company and First Albany Capital, jointly and severally, have agreed to indemnify DEPFA and its representatives for any and all loss resulting from:
•	any breach of any warranty or representation of the Company or First Albany Capital made pursuant to the Asset Purchase Agreement;

•	any breach by the Company or First Albany Capital of any of its covenants or agreements contained in the Asset Purchase Agreement;

•	any liabilities not assumed by DEPFA; or

•	any applicable bulk sales law, except those arising from the obligation of DEPFA to pay and discharge liabilities assumed by DEPFA.
          DEPFA has agreed not to seek indemnification with respect to losses and expenses until the aggregate amount of its claims exceeds $500,000, in which event the Company and First Albany Capital will be liable only for such claims to the extent they exceed $500,000; provided, however, that, with respect to losses and expenses incurred as a result of inaccuracies of the representations and warranties relating to authority to enter into the Asset Purchase Agreement, tax matters, good title to the Purchased Assets and purchased municipal bonds or broker fees, the Company and First Albany Capital will be liable from dollar one. In no event will the Company’s and First Albany Capital’s aggregate liability arising under the indemnification provisions of the Asset Purchase Agreement exceed $3 million, except with respect to losses incurred as a result of inaccuracies of the representations and warranties relating to good title to the purchased municipal bonds or losses and expenses for any liabilities not assumed by DEPFA, for which there will be no limitation on the Company’s and First Albany Capital’s aggregate liability. Generally, claims for breaches of Company representations, warranties, covenants, agreements, excluded liabilities or any bulk sales law must be brought within eighteen months following the closing date.
     Conduct of Business
          First Albany Capital will operate the MCMG business in the ordinary course and as presently operated. The Company and First Albany Capital will use commercially reasonable efforts to keep and maintain the Purchased Assets in good operating condition and repair and to maintain the business organization of the MCMG intact and to preserve the goodwill of the suppliers, contractors, licensors, MCMG employees, customers, distributors and other having business relations with the MCMG. First Albany will not, with respect to any employee of the MCMG, without the consent of DEPFA, transfer such employee to another business unit of First Albany Capital, terminate any employee other than clerical or administrative personnel for cause as determined in good faith by First Albany Capital in the ordinary course of business consistent with past practice or otherwise attempt to persuade any such employee to terminate his or her relationship with First Albany Capital or not to commence employment with DEPFA after the closing.
          The Asset Purchase Agreement also includes certain negative covenants covering actions that the Company agrees not to take without DEPFA’s prior written consent, including (1) making any material change in the MCMG business or the operations of the MCMG, or change any of its brokerage policies or practices in any material respect; (2) making any capital expenditure with respect to the MCMG or enter into any contract therefore in excess of $100,000 outside the ordinary course of business; (3) transferring or imposing any encumbrance on any of the Purchased Assets; (4) incurring any material adverse change in its securities clearing, payment and settlement activities; (5) maintaining net capital of First Albany Capital of less than $18 million; (6) with respect to

MCMG, maintaining access to regulatory haircut capital of less than $10.5 million; (7) instituting any increase in any employee benefit plan with respect to the MCMG employees; (8) making any changes in the compensation of MCMG employees; or (9) preparing or filing any material tax return inconsistent with past practice.
     Other Covenants and Agreements
          The Company, First Albany Capital and DEPFA covenant to refrain from taking any actions which would render any representation or warranty in the Asset Purchase Agreement inaccurate. Each party is to promptly notify the other of any event or matter that is likely to cause any covenant, condition or agreement contained in the Asset Purchase Agreement not to be complied with or satisfied or any action, suit or proceeding that shall be instituted or threatened against any such party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated under the Asset Purchase Agreement.
          First Albany Capital agrees to notify DEPFA of any material adverse effect, any lawsuit, claim or proceeding threatened or commenced against First Albany Capital, any notice or communication with a third person alleging the consent of such third person is required in connection with the transactions contemplated by the Asset Purchase Agreement, any material default under any assumed contract or any event which would become a material default on or prior to the Asset Sale closing date.
          The Company and First Albany Capital agree to use commercially reasonable efforts, and DEPFA agrees to cooperate, to obtain consent, approval or waiver of any entity or person that is necessary to permit the Company or First Albany Capital, as applicable, to assign and transfer all of the Purchased Assets to DEPFA free and clear of any encumbrances, and to perform its obligations under, and conclude the transaction contemplated by, the Asset Purchase Agreement, provided that neither the Company nor First Albany Capital will have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.
          The Company, First Albany Capital and DEPFA agree to cooperate and use commercially reasonable efforts to obtain any consents and approvals from any governmental authority, self regulatory organization (including NASD), and stock exchange of which the Company or First Albany Capital is a member in connection with the transactions contemplated by the Asset Purchase Agreement or to otherwise satisfy the closing conditions described above, provided that the Company and First Albany Capital will not may any agreement or understanding affecting the Purchased Assets as a condition for obtaining any such consents or approvals except with the prior written consent of DEPFA, which consent will not be unreasonably withheld, no party is obligated to offer or pay any consideration in order to obtain any such governmental consent or approval, except for those named in the Asset Purchase Agreement, and neither the Company nor DEPFA will have any obligation to undertake any action that would reasonably be expected to have a material adverse impact on the operations or condition of the Company or DEPFA or their respective affiliates.
          First Albany Capital will not, and will not authorize or permit any officer, director or employee of First Albany Capital or any affiliate of First Albany Capital or authorize any representative retained by First Albany Capital or affiliate of First Albany Capital to, directly or indirectly, solicit or encourage, or furnish information with respect to the MCMG to or engage in any discussions with any entity or person in connection with, any proposal for the acquisition of all or a substantial portion of the MCMG, other than as contemplated by the Asset Purchase Agreement. The Company and First Albany Capital will promptly notify DEPFA of any inquiries, proposals or offers are received by the Company, First Albany Capital, its affiliates or any representatives with respect to any acquisition of all or a substantial portion of the MCMG.
          The Company and First Albany Capital will prior to the closing supplement or amend the disclosure schedules with respect to any asset arising or discovered in the ordinary course of business which, if existing or known at the date of the Asset Purchase Agreement, would have been considered by the parties to be included in such schedules at such date, and upon DEPFA’s reasonable request, First Albany Capital will provide additional information as to the obligations under such assets.
          DEPFA will act diligently and reasonably to cooperate with the Company and First Albany Capital in attempting to obtain any consent necessary to permit DEPFA (1) either to use or sublet a portion of the Company’s premises at One Penn Plaza, New York, New York 10119 or to use, sublet or assume the lease of the Company at 444 Madison Avenue, New York, New York 10022, at the option of DEPFA and (2) to use or sublet 677 Broadway, Albany, New York 12207, provided that no party will have any obligation to offer or pay any consideration in order to obtain any such consents. As of the date hereof, DEPFA has assumed the lease of the Company at 444 Madison Avenue, New York, New York 10022.
          DEPFA and First Albany Capital will reasonably cooperate to make effective any hedging position and other hedging arrangements with respect to the municipal bonds for the period between pricing on the business day prior to the closing until the closing occurs.
          First Albany Capital will provide DEPFA a “pay-off” letter with respect to certain leased personal property, confirming that all encumbrances will be removed effective upon the payment of the aggregate of the amounts for each of the assets set forth in the pay-off letter.
          DEPFA will be responsible for the payment of any fees charged with respect to software and related contracts by software providers in order to obtain consent to transfer such software and related contract up to a certain amount, and DEPFA and First Albany Capital will equally share in the payment of such fees in excess.
          DEPFA and First Albany Capital will cooperate on a reasonable basis with respect to requests by DEPFA to First Albany Capital to provide transitional services and assistance following the closing, to the extent First Albany is reasonably able with its current personnel to provide such additional transitional services. Such services will be provided on terms and conditions mutually agreed to by the parties, for a term no longer than six months following the closing date and at a price of at least First Albany Capital’s fully-loaded cost plus 5%.
          First Albany Capital has agreed to a non-compete provision that, for ten years after the closing date, restricts each of the Company’s and First Albany Capital’s ability to operate or have any direct or indirect interest in the ownership or operation of a business competitive with the MCMG business anywhere in the United States; or induce or attempt to persuade any DEPFA employee to terminate such employment, or any customer to terminate its business relationship, with DEPFA or its affiliates. The non-compete provision does not prohibit the Company, First Albany Capital or their affiliates from (1) engaging in the business of First Albany Capital’s fixed income middle markets group, so long as First Albany Capital and its affiliates (A) with respect to the trading of municipal bonds, will engage only in trade primarily with broker-dealers for a period of one year following the closing date and (B) will not hold an inventory of municipal bonds in excess of $50,000,000 at any time for the first year following the closing date or $60,000,000 for the second year following the closing date; (2) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange; or (3) performing, or having performed on their behalf, a general solicitation for employees not specifically focused at any of the transferred employees. The non-competition covenant of the Company and First Albany Capital will not be binding on the successors and assigns of either party in the event of the sale, merger or other disposition of either the Company or First Albany Capital following the closing date other than if such disposition occurs prior to the third anniversary of the closing date and the successor or acquiring person is not engaged in the business of underwriting, advisory services, sales and trading of U.S. municipal bonds or other similar securities, in which case such successor or acquiror will be bound by the non-competition covenant until the third anniversary of the closing date. On June 22, 2007, the Company announced the closure of the Fixed Income Middle Markets Group (the “FIMMG”) and the sale of the inventory positions managed by the FIMMG to C.L. King & Associates at market values in the aggregate amount of approximately $34 million, the proceeds of which will be used to repay short term bank loans used to finance this and other firm inventory.
          At its annual shareholder meeting to be held no later than June 30, 2007, the Company will include as a management proposal to be voted on by its shareholders an amendment to its Certificate of Incorporation to change the corporate name to a name that does not include “First Albany” or any derivative thereof or “FA.” The Company and DEPFA expect to enter into a waiver agreement waiving the time restriction contained in this covenant.
          Ken Gibbs and certain other scheduled employees of First Albany Capital entered into employment arrangements with DEPFA or its affiliate on March 6, 2007 and such arrangements will become effective on behalf of DEPFA or its affiliate upon satisfaction of the conditions precedent to DEPFA’s obligations on the closing date. Ken Gibbs and the same scheduled employees also entered into letter agreements with DEPFA on March 6, 2007 in which they agree, among other things, to remain employed through the closing, to resign from First Albany Capital and accept employment with DEPFA, each effective upon the consummation of the transaction, and to refrain from competing in the business of First Albany Capital, the Company or any of their affiliates. The aggregate consideration paid to Ken Gibbs and such scheduled employees for entry into the letter agreements will be $1.5 million.
          DEPFA also has agreed to offer to interview prior to closing each of the MCMG employees who are in good standing with First Albany Capital with respect to a potential offer of employment. In its sole discretion, DEPFA or its affiliate may, but is not required to, offer employment to each of these employees.
     Representations and Warranties
          The Asset Purchase Agreement contains representations and warranties, many of which are qualified by materiality, made by each party to the other. The Company and First Albany Capital made representations and warranties relating to, among other topics, the following:
•	organization;

•	corporate authority to enter into and perform the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement, approval of the Asset Purchase Agreement by the Company’s and First Albany Capital’s boards of directors and voting requirements to consummate the Asset Sale;

•	financial statements;

•	absence of certain changes or events;

•	tax matters;

•	assets necessary to carry on the Business, as defined in the Asset Purchase Agreement;

•	governmental permits, compliance with laws;

•	real property matters;

•	personal property matters;

•	intellectual property matters;

•	title and valid leasehold interest in Purchased Assets;

•	employment matters, including benefit plans;

•	contracts;

•	absence of pending or threatened litigation;

•	environmental matters; and

•	brokers used in connection with the Asset Purchase Agreement.
          In addition, DEPFA made representations and warranties relating to, among other matters, the following:
•	organization;

•	corporate authority to enter into and perform the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement, approval of the Asset Purchase Agreement by the DEPFA’s boards of directors and voting requirements to consummate the Asset Sale;

•	brokers used in connection with the Asset Purchase Agreement;

•	sufficiency of funds; and

•	absence of pending or threatened litigation.
          The representations described above and included in the Asset Purchase Agreement were made for purposes of the Asset Purchase Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Asset Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the Asset Purchase Agreement attached to this proxy statement as Appendix A, are included solely to provide shareholders with information regarding the terms of the Asset Purchase Agreement. Accordingly, the representations and warranties and other provisions of the Asset Purchase Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The majority of the representations and warranties will survive eighteen months.
Bonus Letter Agreements
          In connection with the asset purchase contemplated under the Asset Purchase Agreement, the Company entered into bonus letter agreements (“Bonus Agreement” or “Bonus Agreements”), dated March 5, 2007, with six key employees of the Company, which require them to remain employed by the Company through the closing of the Asset Sale and to use their best efforts to help facilitate the consummation of the Asset Sale.
          In addition, under the Bonus Agreements, four of the six employees will receive a bonus payment of $250,000, and one of the remaining two will receive a bonus payment of $500,000 (respectively, the “Asset Sale Bonus”), payable as of the closing of the Asset Sale, in the event that the following three requirements are satisfied: (1) the Asset Sale is consummated, (2) prior to the consummation of the Asset Sale, the employee accepts an offer of employment with DEPFA, and (3) prior to the consummation of the Asset Sale, the employee submits his written resignation of employment with the Company. In the event that any of the five employees receiving an Asset Sale Bonus terminate employment voluntarily for whatever reason or are terminated for cause by DEPFA during the one year period following the closing, such employee is required to repay to DEPFA their respective Asset Sale Bonus.

          For purposes of the Bonus Agreements, “cause” means (i) conviction (including any plea of guilty or nolo contendere) of a felony arising in connection with the employment with DEPFA, including a felony involving theft, embezzlement or falsification of documents or records of DEPFA; (ii) commission of fraud with respect to DEPFA causing harm to its business or assets, if proved in a court of law; (iii) breach of any material provision of the Bonus Agreement, or willful and material failure to comply with or perform any material requirement or duty of the employee’s position that is reasonably requested by DEPFA in accordance with the terms of the Bonus Agreement; or (iv) failure to timely obtain or to maintain in good standing any regulatory or self-regulatory license, certification or other accreditation necessary to the performance of the employee’s duties under the Bonus Agreement; provided that, with respect to clause (iii) of this paragraph, DEPFA must provide 30 days prior written notice identifying in reasonable detail the nature of such failure and an opportunity to cure it (if it is capable of being cured).
          Five of the key employees who are parties to Bonus Agreements are also parties to Restricted Share Award Agreements with the Company dated May 16, 2006 (the “Award Agreements”). Each of them subsequently waived and relinquished all of their respective rights to receive such awards granted under the Award Agreements. If the closing occurs on or prior to September 30, 2007, then such waivers become final and irrevocable. However, if the closing occurs after September 30, 2007, then pursuant to the Bonus Agreements, such waivers are void, and all of their rights under the Award Agreements are reinstated on and as of the earlier of (x) October 1, 2007 or (y) the date on which all of the obligations of the Company and DEPFA with respect to the Asset Sale terminate (the “New Vesting Date”). Furthermore, the Bonus Agreements provide that if the New Vesting Date occurs after any date on which a portion of the restricted shares would otherwise have vested and become unrestricted under the terms of the original Award Agreement, then the New Vesting Date is deemed to be the date on which such portion of the restricted shares will vest. In addition, the vesting of such portion is subject to the satisfaction, through the New Vesting Date, of all of the applicable conditions under the original Award Agreement that were in effect prior to the waiver.
          All of the Bonus Agreements impose restrictive covenants prohibiting competition against the Company or its affiliates for a period lasting from the date of the Bonus Agreements until the earliest of (i) March 5, 2008, (ii) the closing, or (iii) the termination of the Asset Purchase Agreement in accordance with its terms (unless such termination occurs pursuant to Section 9.7 of the Asset Purchase Agreement as a result of the employee’s employment arrangement with DEPFA, either individually, or together with the employment arrangements of other employees set forth in Schedule 9.7(A) and (B) to the Asset Purchase Agreement).
Voting Agreement
          The following summary of the provisions of the Voting Agreement is qualified in its entirety by the full text of the Voting Agreement included in Appendix D and incorporated by reference herein.
          On July ___, DEPFA entered into the Voting Agreement with MatlinPatterson. If MatlinPatterson is a shareholder as of the record date of this proxy, pursuant to the Voting Agreement, MatlinPatterson has agreed to vote its shares of common stock (1) in favor of the amendment to the Company’s Certificate of Incorporation to change the name of the Company at every meeting of the shareholders of the Company at which such matter is considered and at every adjournment thereof, (2) not to solicit, encourage or recommend to other shareholders of the Company that they vote their shares of common stock in any contrary manner or they not vote their shares of common stock at all and (3) to vote its shares in favor of the approval of Asset Purchase Agreement, if submitted to a vote of the Company’s shareholders, and against any Incompatible Transaction (as defined in the Voting Agreement) submitted to a vote of the Company’s shareholders.
          If the Private Placement closes prior to the special meeting of shareholders and MatlinPatterson is a shareholder of record and therefore able to vote at the special meeting, because MatlinPatterson has entered into the Voting Agreement, Proposal 1 and Proposal 2 will be approved.
No Appraisal Rights
          The shareholders are not entitled to appraisal rights with respect to the Asset Sale, and we will not independently provide the shareholders with any such rights.
Regulatory Matters
          NASD Approval. In connection with the name change of the Company, the Company intends to effect a change in the name of its subsidiary First Albany Capital to ________. As a broker-dealer registered with the SEC pursuant to Section 15(a) of the Exchange Act and as a member of NASD, First Albany Capital is required to file, and intends to file with NASD, a request for approval of the proposed name change. Approval of the application filed by First Albany Capital will be sought, and is expected to be received, before the anticipated closing date.
          Other Regulatory Approvals. As a result of the name change, among other things, the Company may be required pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which its broker-dealer or insurance agency subsidiaries may be subject. The Company is currently reviewing whether other filings or approvals may be required or desirable in connection with the name change.

Material U.S. Federal Income Tax Consequences
          The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect, and to different interpretations. The following discussion does not address the potential consequences of the Asset Sale under the laws of any state, local, foreign or other taxing jurisdiction or under any federal laws other than the U.S. federal income tax laws.
          The Asset Sale is a taxable event to us for U.S. federal income tax purposes. As a result, we will recognize gain or loss from the sale of the assets equal to the difference between (i) the cash received plus any liabilities assumed in exchange for the assets and (ii) our adjusted tax basis in the purchased assets. Our gain, if any, from the Asset Sale will be offset to the extent of current year losses from operations plus available net operating loss carryforwards, subject to applicable limitations under the ownership changes rules under Section 382 of the Code and the alternative minimum tax rules. Under Section 382 of the Code, where an ownership change occurs, the annual utilization of the net operating loss carryforwards may be restricted.
Impact of the Asset Sale on Existing Shareholders––Advantages and Disadvantages
          Before voting, each shareholder also should consider the following advantages and disadvantages of the Asset Sale:
     Advantages
          The Asset Purchase will provide additional funding, which is important for us to continue operations in accordance with our current plan and to maintain our listing on the NASDAQ Global Market. Each shareholder should consider that the continued operation of our business is costly and capital intensive. Each shareholder should also consider that our current capital resources are limited. We believe that our existing capital resources may only be sufficient to support our current operating plan and spending for the next twelve months if we do not complete the Asset Sale.
          The Asset Sale will enable us to focus on strengthening our other businesses, rather than diverting our attention to the MCMG business.
          After conducting an extensive review of our financial condition, results of operations and business and earning prospects, focusing on our MCMG business was not reasonably likely to create greater value for our shareholders as compared to the prospects presented by the Asset Sale and our future business plan.
          Our management, in seeking potential buyers, believe that the alternatives to the Asset Sale were not reasonably likely to provide equal or greater value to us and our shareholders.
          We believe the Asset Sale will result in the positive treatment of many of our employees through possible employment by DEPFA following the Asset Sale.
          If the Asset Sale is not completed, we may be forced to preserve our cash position through a combination of additional cost reduction measures and sales of assets at values that may be significantly below their potential worth or augment our cash through additional dilutive financings. Should we seek additional funds to replace the funds that we would have received from the Asset Sale, there can be no assurance that we could obtain funds on terms that are as favorable to us as the terms of the Asset Sale. Any of the alternatives to the Asset Sale described above may potentially diminish the value of our common stock and thus your investment in us. Please see a more detailed description of the current market process in the sections entitled “Background of the Asset Sale” on page 13 and “Opinion of Our Independent Financial Advisor” on page 17.
          The Asset Sale will strengthen our financial condition and we believe it will reduce our financial risk.
          Our prior market check process only led to verbal indications of interest for transactions that we believe are less favorable to shareholders than the Asset Sale. We received the opinion of Freeman that the consideration to be received by First Albany Capital in the Asset Sale is fair to us from a financial point of view. Please see the market survey discussion in the section “Opinion of Our Independent Financial Advisor” on page 17 for further information.
     Disadvantages
          We will no longer be able to operate under the name First Albany.
          The sale of the name First Albany requires us to adopt a new name and seek shareholder approval to amend our Certificate of Incorporation.

          We assume the risk that all or some of the potential benefits of the Asset Sale may not be realized.
          We assume the risk that the Asset Sale may not be consummated due to certain conditions not being satisfied or waived.
          We assume the risk of employee disruption associated with the Asset Sale.
          Completion of the Asset Sale is conditioned upon, among other things, the receipt of all material consents and approvals of certain third parties, including material contractual consents from landlords, customers and vendors and certain approvals of governmental authorities and self-regulatory organizations required for consummation of the proposed transaction. The need to obtain these consents and approvals could delay or prevent the completion of the Asset Sale. It cannot be assumed that these consents and approvals will be obtained, or that their terms, conditions and timing will not be detrimental to the Company.
Required Vote
          Required Approval. The affirmative vote of the holders of a majority of the shares outstanding as of the record date is required for the approval of the amendment to the Certificate of Incorporation to change the name of the Company to                     . The Board has unanimously voted in favor of the proposed amendment.
          The Board unanimously recommends that the Company’s shareholders vote “For” the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to                     .

PROPOSAL NO. 2:
TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO PERMIT
THE SHAREHOLDERS TO ACT BY LESS THAN UNANIMOUS WRITTEN CONSENT
          The Board has unanimously approved and recommends to the shareholders that they consider and approve a proposal to amend the Company’s Certificate of Incorporation to permit our shareholders to take action by written consent where we have obtained the written consent of not less than the minimum number of votes that would be necessary to authorize the action at a meeting where all shares entitled to vote are present and voted, as permitted by Section 615 of the New York Business Corporation Law (the “NYBCL”). If the proposed amendment is approved, the Certificate of Incorporation would be amended by adding an Article TENTH reading in its entirety as follows:
“TENTH, Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”
          Section 615 of the NYBCL provides in pertinent part that “[w]henever...shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon, or, if the Certificate of Incorporation so permits, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.” Our Certificate of Incorporation does not currently contain a provision permitting the shareholders having the minimum number of votes necessary to authorize an action to do so by written consent. Our Board believes that the addition of such a provision would be in the best interests of the Company and its shareholders. It will allow us, in situations where we can obtain the requisite consent in writing, to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a shareholder meeting for the purpose of approving the action. The Board believes that in such cases where shareholders representing the requisite number of votes necessary to authorize an action have already consented to a given action, the shareholder meeting becomes a formality that utilizes time and resources that are better spent on other corporate functions. If the Private Placement is consummated and Proposal 2 is approved, MatlinPatterson will be able to take unilateral shareholder action by written consent without a shareholder meeting for those actions requiring majority shareholder approval until such time as its ownership interest decreases to fifty percent (50%) or less.
          The proposed amendment to the Certificate of Incorporation would be reflected in Article TENTH of such Certificate, as detailed in the Certificate of Amendment attached hereto as Appendix C.
          The proposed amendment will become effective, after shareholder approval, upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation by the New York Secretary of State.
Required Vote
          Required Approval. The affirmative vote of the holders of a majority of the shares outstanding as of the record date is required for the approval of the amendment to the Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent. The Board has unanimously voted in favor of the proposed amendment.
          The Board unanimously recommends that the Company’s shareholders vote “For” the proposal to amend the Company’s Certificate of Incorporation to permit the shareholders to act by less than unanimous written consent.

STOCK OWNERSHIP OF PRINCIPAL OWNERS AND MANAGEMENT
          The following table sets forth information concerning the beneficial ownership of common stock of the Company as of June 25, 2007, by (i) persons owning more than 5% of the common stock, (ii) each director of the Company and the current and former executive officers included in the Summary Compensation Table and (iii) all directors and current executive officers of the Company as a group. An asterisk in the percentage column indicates that a person or group beneficially owns less than 1% of the outstanding shares.

	Shares Beneficially Owned [1]
Name	Number	Percent

George C. McNamee [2,3,5,6]	1,783,408	11.01%
Peter J. McNierney [2,5]	497,302	3.08%
Brian Coad [2,5]	55,641	*
Alan P. Goldberg [2,4,5]	1,506,279	9.17%
Carl P. Carlucci, Ph.D. [2,5]	30,267	*
Nicholas A. Gravante, Jr. [2,5]	45,967	*
Dale Kutnick [2,5]	43,731	*
Shannon P. O’Brien [2,5]	8,604	*
Gordon J. Fox [2,5]	39,102	*
Paul W. Kutey [2]	638	*
All directors and current executive officers as a group (9 persons) [2]	4,004,921	23.93%

*	References ownership of less than 1.0%.

1.	Except as noted in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

2.	Includes shares of Common Stock that may be acquired within 60 days of June 25, 2007 through the exercise of stock options as follows: Mr. Coad: 10,000; Mr. Goldberg: 383,100; Mr. McNamee: 155,319; Mr. McNierney: 102,500; Mr. Carlucci: 5,167; Mr. Gravante: 4,833; Mr. Kutnick: 5,167; Ms. O’Brien: 5,167; and all directors and current executive officers as a group: 686,758. Also includes the number of phantom stock units held under the Company’s nonqualified deferred compensation plans as follows: Mr. Fox: 10,638; Mr. Goldberg: 12,433; Mr. Kutey: 638; Mr. McNamee: 18,935; and all directors and current executive officers as a group: 32,015.

3.	Includes 55,000 shares owned by Mr. McNamee’s spouse and through her retained annuity trust. Also includes 39,330 shares owned by Mr. McNamee as custodian for his minor children.

4.	Includes 244,539 shares held by the Goldberg Charitable Trust. Mr. Goldberg is the co-trustee of such trust and disclaims beneficial ownership of such shares.

5.	Includes restricted shares of Common Stock over which the persons named have no dispositive power: Mr. Coad: 36,885; Mr. Fox: 1,098; Mr. Goldberg: 3,660; Mr. McNamee: 2,196; Mr. McNierney: 135,000; Mr. Carlucci: 1,000; Mr. Gravante: 1,000; Mr. Kutnick: 1,000; Ms. O’Brien: 1,000; and all directors and current executive officers as a group: 188,626.

6.	Includes 1,146,195 shares pledged by Mr. McNamee in connection with a loan from KeyBank. No other current director, nominee director or executive officer has pledged any of the shares of common stock disclosed in the table above.

CHANGE IN CONTROL
          On May 14, 2007, the Company entered into an Investment Agreement (the “Investment Agreement”) with MatlinPatterson providing for the purchase by MatlinPatterson, upon the terms and subject to the conditions of the Investment Agreement, of 33,333,333 newly issued shares of the Company’s common stock, par value $.01 per share, for an aggregate cash purchase price of $50 million. The number of shares issuable to MatlinPatterson in consideration of the $50 million purchase price is subject to upward adjustment based on the Company’s net tangible book value per share at closing and certain other factors. If the Private Placement closes, MatlinPatterson is expected to own approximately 69.5% of the outstanding common stock (59.5% of the common stock, on a fully diluted basis). The proceeds to the Company from the sale of shares to the MatlinPatterson would be invested in the Company’s ongoing businesses, consistent with a strategic plan to be developed by the Company. The Private Placement is currently expected to close in the third quarter of 2007.
          Following the closing of the Private Placement, Mr. Lee Fensterstock will serve as the new Chairman of the Board and Chief Executive Officer of the Company, Mr. McNierney will become the President and Chief Operating Officer and Mr. Coad will remain the Chief Financial Officer.
          A more detailed description of the above transaction can be found in our Current Report on Form 8-K filed with the SEC on May 15, 2007 and on Form 14A filed with the SEC on June 12, 2007.

FORWARD–LOOKING STATEMENTS
          This proxy statement contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the SEC. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
OTHER MATTERS
          At the date of this proxy statement, the Company has no knowledge of any business other than that described above that will be presented at the special meeting. If any other business should come before the special meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares that they represent.
          PLEASE NOTE THAT UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS SPECIAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006. REQUESTS SHOULD BE DIRECTED TO JESSICA STANLEY, EXECUTIVE ASSOCIATE, FIRST ALBANY COMPANIES INC., 677 BROADWAY, ALBANY, NY 12207-2990.
          You are urged to sign and to return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the meeting.
By Order of the Board of Directors
Peter J. McNierney
President and Chief Executive Officer
Albany, New York
                    , 2007

LIST OF APPENDICES
Appendix A — Asset Purchase Agreement
Appendix B — Freeman & Co. Securities LLC Fairness Opinion
Appendix C — Amendment to the Certificate of Incorporation
Appendix D — Voting Agreement

Appendix A

ASSET PURCHASE AGREEMENT
Dated as of March 6, 2007
Among
DEPFA BANK PLC,
FIRST ALBANY CAPITAL INC.
and
FIRST ALBANY COMPANIES INC

Page
4.2. Payment on the Closing Date	21
4.3. Buyer’s Additional Deliveries	20
4.4. Seller’s Deliveries	22

ATRICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER	24

5.1. Organization of Parent and Seller	24
5.2. Authority of Parent and Seller	24
5.3. Financial Statements	25
5.4. Absence of Certain Changes or Events	26
5.5. [Reserved]	26
5.6. Taxes	26
5.7. Assets Necessary to Carry on the Business	27
5.8. Governmental Permits; Compliance with Laws	27
5.9. Real Property	28
5.10. Personal Property	29
5.11. Intellectual Property; Software	29
5.12. Title to Property	31
5.13. Employees and Related Agreements; ERISA	32
5.14. Employee Relations	32
5.15. Status of Assumed Contracts	33
5.16. No Violation or Litigation; Municipal Bonds	33
5.17. Environmental Matters	35
5.18. Not a Sale of All or Substantially All of the Assets	35
5.19. No Finder	35

ATRICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	36

6.1. Organization of Buyer	36
6.2. Authority of Buyer	36
6.3. No Finder	37
6.4. Sufficiency of Funds	37
6.5. Litigation	37

ATRICLE VII ACTION PRIOR TO THE CLOSING DATE	37

7.1. Investigation by Buyer	37
7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters
7.3. Consents of Third Parties; Governmental Approvals	38
7.4. Operations Prior to the Closing Date	39
7.5. Acquisition Proposals	40
7.6. Insurance	40
7.7. Additional Purchased Assets	41
7.8. Assumption or Sublet of Leased Real Property	41
7.9. Hedging Arrangements for the Municipal Bonds	42
7.10. Payoff of Leased Personal Property	42
7.11. Transfer of Intellectual Property Contracts	42
7.12. Relocation of Employees	42
7.13. Transitions Services	43

ARTICLE VIII ADDITIONAL AGREEMENTS	43

8.1. Covenant Not to Compete to Solicit Business	43
8.2. Change in Corporate Name	44
8.3. Taxes	45
8.4. Employees	46

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 6, 2007, among DEPFA BANK plc, an Irish public limited company (“Buyer”), First Albany Capital Inc., a New York corporation (“Seller”), and First Albany Companies Inc., a New York corporation (“Parent”).
WHEREAS, Seller is the wholly-owned Subsidiary of Parent;
WHEREAS, Seller is, among other things, engaged through its Municipal Capital Markets Group (the “Division”) in the business of underwriting, advisory services, sales and trading of U.S. municipal bonds, and other similar instruments and securities (the “Business”);
WHEREAS, Parent owns or leases certain real and personal property used by Seller in connection with the operation of the Business; and
WHEREAS, Parent and Seller desire to sell to Buyer, and Buyer desires to purchase from Parent and Seller, the Purchased Assets (as defined herein), and Parent and Seller desire to transfer to Buyer, and Buyer desires to assume from Parent and Seller, the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
1.1.	Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
Accrued Bonuses” shall be the amount of cash accrued for bonuses for Employees calculated in accordance with the following formula:
Net Revenues
(base salaries)
(salesman compensation)
(severance costs incurred from January 1, 2007 until the date hereof, including such costs for those individuals set forth in Disclosure Letter Schedule 1.1(B))
(restricted stock amortization expense)
(deferred compensation amortization expense)
(note amortization expense)
(employee benefits related expenses)
(all other non-compensation related expenses directly related to the Division)
(Pre-Tax Contribution)___________________
Accrued Bonuses
With the exception of Pre-Tax Contribution, which shall be calculated in accordance with the terms of this Agreement, each of the line items set forth above shall be equal to the corresponding amounts set forth in the statements of income for the Division calculated in accordance with GAAP for the period from January 1, 2007 until the Closing Date.
“Adjustment Escrow Account” means the escrow account of Escrow Agent into which the Adjustment Escrow Amount shall be deposited by Buyer at Closing.
“Adjustment Escrow Amount” means an amount equal to 5% of the Estimated Municipal Bond Purchase Price.
“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.
“Agreed Adjustments” has the meaning specified in Section 3.4(c).
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Allocation Schedule” has the meaning specified in Section 3.5(a).
“Assumed Contracts” means the Contracts included in the Purchased Assets.
“Assumed Liabilities” has the meaning specified in Section 2.3.

“Business” has the meaning specified in the second recital of this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Buyer” has the meaning specified in the first paragraph of this Agreement.
“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.
“Buyer Employees” means employees of Buyer and its Affiliates.
“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers and employees of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.
“Buyer’s Credit Requirements” means, as at anytime, Buyer’s current credit requirements for the purchase of bonds.
“Charter Amendment” has the meaning specified in Section 8.2.
“Claim Notice” has the meaning specified in Section 11.3(a).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” has the meaning specified in Section 4.1.
“Closing Disputed Bond Amount” has the meaning set forth in Section 3.4(a).
“COBRA” has the meaning specified in Section 8.4(c).
“Code” means the Internal Revenue Code of 1986.
“Company Sale” means any of the following involving Parent or Seller: the sale of a majority of its outstanding capital stock, merger, share exchange, business combination or other similar transaction.
“Confidentiality Agreement” means the Confidentiality Agreement dated October 11, 2006 between Buyer and Parent.
“Contracts” means all written contracts, agreements, leases, subleases, licenses, sublicenses, permits, evidences of indebtedness, mortgages, indentures, notes, bonds, concessions, franchises, security agreements, joint settlement agreements, commitments, indemnities, assignments, understandings and arrangements.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.
“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.
“Disputed Bond” has the meaning specified in Section 3.4(a).
“Division” has the meaning specified in the second recital to this Agreement.
“Downward Purchase Price Adjustment” has the meaning specified in Section 3.4(e).
“Employees” means employees of the Division as of the date hereof.
“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and, with respect to any Leased Real Property included in the Purchased Assets (if any), any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind. of 1974.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or such other bank or financial institution mutually acceptable to Buyer and Seller.
“Escrow Agreement” means an escrow agreement or agreements to be entered into among Escrow Agent and the parties hereto on the Closing Date on terms and conditions reasonably acceptable to Buyer and Seller
“Estimated Final Municipal Bond Purchase Price” has the meaning specified in Section 3.4(a).
“Estimated Municipal Bond Purchase Price” means the sum of the Estimated Settled Municipal Bond Purchase Price and the Estimated Unsettled Municipal Bond Purchase Price
“Estimated Settled Municipal Bond Purchase Price” means the Preliminary Estimated Settled Municipal Bond Purchase Price as adjusted by the deduction of the portion thereof allocable to Excluded Municipal Bonds.
“Estimated Unsettled Municipal Bond Purchase Price” means the Preliminary Estimated Unsettled Municipal Bond Purchase Price as adjusted by the deduction of the portion thereof allocable to Excluded Municipal Bonds.
“Estimated Valuation Certificate” has the meaning set forth in Section 3.2(b).
“Evaluation Material” has the meaning specified in the Confidentiality Agreement.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.
“Excluded Assets” has the meaning specified in Section 2.2.
“Excluded Liabilities” has the meaning specified in Section 2.4.
“Excluded Municipal Bonds” has the meaning set forth in Section 3.2(c).
“Excluded Remarketing Agreement” has the meaning specified in Section 3.4(a).
“Expenses” means any and all documented out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
“Final Municipal Bond Purchase Price” means the purchase price for the Municipal Bonds as finally determined in accordance with Section 3.4.
“Force Majeure Event” means acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike or lockout.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.
“Governmental Permits” has the meaning specified in Section 5.8.
“Indemnified Party” has the meaning specified in Section 11.3(a)
“Indemnitor” has the meaning specified in Section 11.3(a).
“Independent Accounting Firm” means an independent public accounting firm of nationally-recognized standing, mutually agreeable to the parties.
“Independent Expert” has the meaning specified in Section 3.4(d).
“Insolvency Event” means, with respect to any Person, (i) any dissolution of such Person, (ii) the institution against such Person of a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or the presentment of a petition for such Person’s winding-up or liquidation, (iii) such Person shall have passed a resolution for its winding-up or liquidation, (iv) such Person has sought or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets or (v) any general assignment of all or substantially all the assets of such Person with or for the benefit of such Person’s creditors.

“Instrument of Assignment” means the Instrument of Assignment substantially in the form of Exhibit A.
“Instrument of Assumption” means the Instrument of Assumption substantially in the form of Exhibit B.
“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
“IRS” means the United States Internal Revenue Service.
“Knowledge of Seller” means the collective actual knowledge, after reasonable due inquiry, of the Persons listed in Disclosure Letter Schedule 1.1(A).
“Leased Real Property” means the real property owned by any third Person which Parent or Seller is lessee or sublessee of, or holds or operates, in the locations set forth in Disclosure Letter Schedule 5.9(B).
“Liabilities” has the meaning specified in Section 2.3.
“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (excluding, except with respect to employee matters, incidental, special and consequential damages, including lost profits) suffered or incurred by an Indemnified Party in respect of any claim for which such Indemnified Party is entitled to indemnification pursuant to Article XI hereto.
“Master Equipment Lease” means the Master Equipment Lease Agreement, dated September 25, 1996, between Parent and KeyCorp Leasing Ltd.
“Material Adverse Effect” means (a) an event, change or occurrence which is materially adverse to the Purchased Assets or the Business, taken as a whole, but shall not include (i) any adverse effect due to changes, after the date of this Agreement, in conditions generally affecting (x) the industry of the Business or (y) the United States economy as a whole, or (ii) any change or adverse effect caused by, or resulting from, the announcement of this Agreement and the transactions contemplated hereby or (b) any material adverse effect on the ability of Seller or Parent to perform its obligations under this Agreement. Notwithstanding the foregoing, any Force Majeure Event materially adverse to the Purchased Assets, the Business, taken as a whole, or the industry of the Business shall be a Material Adverse Effect.
“MSRB” means the Municipal Securities Rulemaking Board.
“Municipal Bonds” means all municipal bonds, derivatives and other securities included in the inventory of the Division.
“NASD” means the National Association of Securities Dealers, Inc. and its wholly-owned subsidiary, NASD Regulation, Inc.
“Net Revenues” means the net revenues reflected in the statements of income for the Division for the period commencing on January 1, 2007 up to and including the Closing Date and included in Parent’s consolidated income statement for such period, prepared in conformity with GAAP.
“NSCC” means the National Securities Clearing Corporation.
“Notice Period” has the meaning specified in Section 11.3(a).
“NYSE” means the New York Stock Exchange, Inc.
“Owned Software” has the meaning specified in Section 5.11(g).
“Parent” has the meaning specified in the first paragraph of this Agreement.
“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.
“Payoff Amount” has the meaning specified in Section 7.10.
“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable or delinquent, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable or delinquent, (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection and (iv) any lien on leased personal property included in the Purchased Assets pursuant to the Master Equipment Lease.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
“Post-Closing Tax Period” has the meaning specified in Section 8.3(a).
“Pre-Closing Tax Period” has the meaning specified in Section 8.3(a).
“Preliminary Estimated Municipal Bond Purchase Price” has the meaning specified in Section 3.2(b).
“Preliminary Estimated Settled Municipal Bond Purchase Price” has the meaning specified in Section 3.2(b).
“Preliminary Estimated Unsettled Municipal Bond Purchase Price” has the meaning specified in Section 3.2(b).
“Pre-Tax Contribution” shall be calculated in accordance with the following, assuming a June 30, 2007 Closing Date:
(i)	if the Net Revenues shall be less than or equal to $18,000,000, then the Pre-Tax Contribution shall be equal to $3,250,000; and

(ii)	if the Net Revenues shall be greater than $18,000,000, then the Pre-Tax Contribution shall be equal to $3,250,000 plus an amount equal to the product of 0.30 times the amount of Net Revenues in excess of $18,000,000, but in any event, the Pre-Tax Contribution shall be no greater than $4,000,000.

If the Closing Date shall be different than June 30, 2007, the amount of the Net Revenues and the corresponding Pre-Tax Contribution shall be adjusted from the foregoing amounts on a pro rata basis, taking into account the number of days that shall have actually elapsed from January 1, 2007 until the Closing Date relative to the number of days in the period from January 1, 2007 to June 30, 2007.
“Purchase Price” has the meaning specified in Section 3.1.
“Purchased Assets” means all the assets set forth in Section 2.1.
“Purchased Municipal Bonds” means the Settled Municipal Bonds and Unsettled Municipal Bonds in the inventory of the Division immediately prior to Closing following the sale by Seller of all Excluded Municipal Bonds, if any.
“Put Bond” has the meaning specified in Section 3.3(c).
“Put Bond Purchase Price” has the meaning specified in Section 3.3(c).
“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law or equity.
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning specified in the first paragraph of this Agreement.
“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or Parent under this Agreement or in connection herewith.
“Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing
“Seller’s Compensation Commitments” has the meaning specified in Section 5.13(b).
“Seller’s Plans” has the meaning specified in Section 5.13(a).
“Settled Municipal Bonds” means all cleared and settled Municipal Bonds in the inventory of the Division.
“Settlement Escrow Account” means the escrow account of Escrow Agent into which the Estimated Unsettled Municipal Bond Purchase Price shall be deposited by Buyer at Closing.
“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Subsidiary” means each corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business (i) in which Seller, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner, (ii) in which Seller, directly or indirectly, owns of record or beneficially any outstanding voting securities or other equity interests or (iii) which is Controlled by Seller.
“Tax” or “Taxes” (and, with correlative meaning, “Taxable”) means: (i) any United States federal, state, municipal or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.
“Tax Return” means any return, declaration, report or similar statement or any other document required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Parent or Seller.
“Tentative Net Capital” means, as of any given date, tentative net capital as specified in Rule 15c3-1(c)(15) under the Exchange Act.
“Third Person Claim” has the meaning specified in Section 11.3(a).
“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.
“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.
“Transfer Tax” means any transfer, documentary, sales, bulk sales, use, registration, value added or other similar Tax, including any applicable real estate transfer Tax and any real property transfer gains Tax.
“Transferred Employees” means Employees who enter into employment arrangements with Buyer or accept offers of employment from Buyer or its Affiliates that are effective at Closing.
“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit C.
“Unsettled Municipal Bonds” means all unsettled Municipal Bonds in the inventory of the Division.
“Upward Purchase Price Adjustment” has the meaning specified in Section 3.4(e).
“WARN” means the Workers’ Adjustment Retraining and Notification Act.
1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to Disclosure Letter Schedules means the Schedules set forth in the Disclosure Letters delivered by Parent and Seller, on the one hand, and Buyer, on the other, (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules, Exhibits and Disclosure Letter Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
PURCHASE AND SALE
2.1.	Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Parent and Seller shall, and Parent shall cause Seller to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Parent and Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of Parent and Seller in, to and under:
(a)	the Purchased Municipal Bonds;

(b)	the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Disclosure Letter Schedule 5.10(A);

(c)	the Copyrights, Patent Rights and Trademarks (including all names under which Seller is conducting the Business or has within the previous five years conducted the Business), and all goodwill associated therewith, listed in Disclosure Letter Schedule 5.11(A);

(d)	all Trade Secrets and other proprietary or confidential information primarily used in or relating to the Business, including any policies and procedures relating to compliance with any broker-dealer, SEC, NASD, NYSE, any other Governmental Body rules and regulations or any clearing agency with respect to the Business;

(e)	the Software listed in Disclosure Letter Schedule 5.11(B);

(f)	the Contracts listed in Disclosure Letter Schedules 2.1(F) and 5.11(C);

(g)	the promissory notes with respect to Employees listed in Disclosure Letter Schedule 5.13(B) and all amounts actually withheld for estimated Taxes with respect to such notes equal to $218,000;

(h)	cash in an amount equal to the Accrued Bonuses;

(i)	copies of all books and records (including financial and accounting records and all data and other information stored on discs, tapes or other media) of Seller relating to the Purchased Assets and the Division (excluding with relation to Employees), including sales, advertising and marketing materials (but for financial and accounting books and records, only to the extent relating solely and exclusively to the Purchased Assets and the Division); and

(j)	all client lists, customer lists, supplier lists, mailing lists, do not call lists and other data owned, associated with, used or employed in or by the Division, including service and warranty records, operating guides and manuals, studies, and correspondence of the Division.
With respect to any unwritten remarketing agreement or any remarketing agreement pursuant to which any municipal bond or other security may be put to Buyer on or after Closing that is referred to in Disclosure Letter Schedule 2.1(F) (or with respect to any similar Assumed Contracts assigned to Buyer pursuant to Section 7.7), Buyer in its sole discretion by written notice to Seller may exclude such Assumed Contract from being assigned hereunder, if such agreement does not satisfy Buyer’s Credit Requirements determined in accordance with a reasonable application thereof, in good faith and in consultation with Seller (such Contract, an “Excluded Remarketing Agreement”). Buyer shall exercise such right within fifteen (15) days of the date hereof with respect to any such Contract referred to in Disclosure Letter Schedule 2.1(F) and within fifteen (15) days of notice of any such Contract assigned to Buyer pursuant to Section 7.7. Following delivery of such notice by Buyer, such Excluded Remarketing Agreement shall not constitute a Purchased Asset, and Buyer shall not acquire any rights or assume any liabilities with respect thereto.
2.2.	Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the rights, properties and assets of Seller or Parent identified in Disclosure Letter Schedule 2.2 (collectively, the “Excluded Assets”).

2.3.	Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume, pay, perform and otherwise discharge any liabilities or obligations, direct or indirect, known or unknown, absolute or contingent (collectively, “Liabilities”) set forth below:
(a)	all Liabilities (other than Liabilities with respect to Taxes) arising out of or relating to the conduct or operation of the Business or the activities of Buyer or any assignee of Buyer in connection with the Purchased Assets or the Business or the ownership or use of the Purchased Assets, in all events after the Closing Date;

(b)	all Liabilities after the Closing pursuant to the terms of the Assumed Contracts (and relating to events that first transpire after the Closing);

(c)	all Liabilities for Taxes for which Buyer is liable pursuant to Section 8.3; and

(d)	all Liabilities for Taxes arising out of, relating to or otherwise in respect of the Purchased Assets or the operation or conduct of the Business by Buyer after the effective time of the Closing, except for Taxes for which Seller or Parent is liable pursuant to Section 8.3.
All of the foregoing Liabilities to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”
2.4.	Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities other than Assumed Liabilities (all such Liabilities being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:
(a)	any Liabilities for Taxes of Parent or Seller (including those for which Seller is liable pursuant to Section 8.3), except those Taxes for which Buyer is liable pursuant to Sections 2.3 or 8.3;

(b)	any payables and other Liabilities or obligations of the Division to any other business unit of Parent, Seller or any of Parent’s or Seller’s Affiliates;

(c)	any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(d)	any Liabilities or obligations in respect of any Excluded Assets;

(e)	any Liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Disclosure Letter Schedule 5.16;

(f)	any Liabilities or obligations arising out of or resulting from non-compliance prior to the Closing with any Requirements of Law by Parent, Seller or their Affiliates;

(g)	any Liabilities for accounts payable by Parent or Seller; and

(h)	any Liabilities for employment-related obligations relating to the Division incurred prior to the Closing, except for Liabilities with respect to the Employees for the employment arrangements entered into with Buyer.
2.5.	Audit of the Accrued Bonuses.
(a)	On the Business Day prior to the Closing Date, Seller will deliver a certificate executed by an authorized officer of Seller stating that there has been conducted a review of all relevant information and data then available and setting forth Seller’s calculation of the amount of the Accrued Bonuses.

(b)	No later than five (5) Business Days following the Closing, Buyer shall have the option to appoint the Independent Accounting Firm to conduct a special audit of the Accrued Bonuses as promptly as reasonably practicable (but not later than 60 days after the Closing Date) and, upon completion of such audit (but not later than 60 days after the Closing Date), to deliver written notice to each of Buyer and Seller setting forth its calculation of the amount of the Accrued Bonuses.

(c)	The calculation by the Independent Accounting Firm shall be final and binding as the Accrued Bonuses, for purposes of this Agreement. Seller shall make available to the Independent Accounting Firm, such books, records and other information (including work papers) as may be reasonably requested in order to audit or review the Accrued Bonuses. If the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses is at least 5% or greater than Seller’s calculation of the amount of the Accrued Bonuses, then the fees and expenses of the Independent Accounting Firm shall be paid by Seller. If the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses is not at least 5% or greater than Seller’s calculation of the amount of the Accrued Bonuses, then the fees and expenses of the Independent Accounting Firm shall be paid by Buyer.

(d)	Within five (5) Business Days following delivery of the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses, Seller shall pay to Buyer in immediately available funds an amount equal to the excess (if any) of the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses over Seller’s calculation of the amount of the Accrued Bonuses.
2.6.	Excluded Remarketing Agreements. Notwithstanding the terms hereof, Seller shall have the right, exercisable no later than fifteen (15) days following notice of the election by Buyer pursuant to Section 2.1 to exclude any Excluded Remarketing Agreement, to exercise its right to terminate such Excluded Remarketing Agreement.

ARTICLE III
PURCHASE PRICE
3.1.	Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:
          (i) the Estimated Municipal Bond Purchase Price, as adjusted in accordance with Section 3.4, plus
          (ii) $12,000,000, plus
          (iii) the amounts payable by Buyer pursuant to Sections 7.10, 7.11 and 7.12 (if any), minus
          (iv) any reduction for non-transferring Employees pursuant to Section 9.7.
3.2.	Delivery of Estimated Municipal Bond Purchase Price; Excluded Municipal Bonds.
(a)	No less than ten (10) days prior to the Closing Date, Seller will provide to Buyer a list of all Settled Municipal Bonds and Unsettled Municipal Bonds in the inventory of the Division as of such date, together with Seller’s estimate of the fair market value of each such Municipal Bond. Buyer shall promptly (but not later than two (2) Business Days following delivery of such list) advise which Municipal Bonds, if any, do not satisfy Buyer’s Credit Requirements determined in accordance with a reasonable application thereof, in good faith and in consultation with Seller. Seller will undertake commercially reasonable efforts to settle any Unsettled Municipal Bonds and any short positions in the inventory of Municipal Bonds prior to Closing.

(b)	At the close of business on the Business Day prior to the Closing Date, Seller will deliver an updated list of all Settled Municipal Bonds and Unsettled Municipal Bonds in the inventory of the Division at such time, together with a certificate (the “Estimated Valuation Certificate”) jointly executed on behalf of Seller by an Employee designated by Buyer and an employee of Seller or Parent designated by Seller, each experienced in the trading of municipal bond securities, stating that there has been conducted a review of all relevant information and data then available (including bid information) and setting forth Seller’s best estimate of the fair market value, as determined under GAAP consistent with past practice of Seller, of each (i) Settled Municipal Bond as of the close of business on such date (such aggregate estimated amount for all such Municipal Bonds, the “Preliminary Estimated Settled Municipal Bond Purchase Price”) and (ii) Unsettled Municipal Bond as of the close of business on such date (such aggregate estimated amount for all such Municipal Bonds, the “PreliminaryEstimated Unsettled Municipal Bond Purchase Price” and, together with the Preliminary Estimated Settled Municipal Bond Purchase Price, collectively, the “Preliminary Estimated Municipal Bond Purchase Price”).

(c)	Buyer shall inform Seller no later than 8:30 A.M., New York time, on the Closing Date which, if any, Municipal Bonds do not satisfy Buyer’s Credit Requirements determined in accordance with a reasonable application thereof, in good faith and in consultation with Seller, as of such date and which, if any, of such Municipal Bonds Buyer elects not to purchase on the Closing Date. Following such election by Buyer, if the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding sentence) is in excess of $200,000,000, Buyer shall advise Seller which Unsettled Municipal Bonds (if any), it elects not to purchase to the extent necessary so that the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding sentence) shall be less than $200,000,000. If, following the exclusion of Unsettled Municipal Bonds in accordance with the immediately preceding sentence, the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding two sentences) thereafter remains in excess of $200,000,000, Buyer shall advise Seller which Settled Municipal Bonds (if any) that Buyer elects not to purchase to the extent necessary so that the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding two sentences) shall be less than $200,000,000. Any Municipal Bonds that Buyer elects not to purchase in accordance with this Section 3.2(c) shall be referred to collectively as “Excluded Municipal Bonds”. Seller shall be allowed upon the open of business on the Closing Date a reasonable amount of time to sell any Excluded Municipal Bonds prior to Closing.

3.3.	Purchase of Municipal Bonds and Final Settlement.
(a)	The parties hereto agree that on the Closing Date Buyer shall purchase directly from Seller for cash the Settled Municipal Bonds included in the Purchased Municipal Bonds. In connection therewith, Buyer shall (i) pay to Seller at the Closing the Estimated Settled Municipal Bond Purchase Price less the Adjustment Escrow Amount and (ii) deposit in the Adjustment Escrow Account the Adjustment Escrow Amount. The parties hereto agree that Buyer shall take possession of the Unsettled Municipal Bonds which are included in the Purchased Municipal Bonds only upon the final clearance and settlement of each such Unsettled Municipal Bond. In connection therewith, Buyer shall deposit in the Settlement Escrow Account at the Closing the Estimated Unsettled Municipal Bond Purchase Price, and following the Closing Date Buyer shall reasonably cooperate with, and provide assistance to, Seller in connection with the clearing and settlement of each of the Unsettled Municipal Bonds included in the Purchased Municipal Bonds.

(b)	Upon the final clearing and settlement of each Unsettled Municipal Bond included in the Purchased Municipal Bonds, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller in immediately available funds from the Settlement Escrow Account an amount equal to the portion of the Estimated Unsettled Municipal Bond Purchase Price attributable to such Unsettled Municipal Bond. If any of the Unsettled Municipal Bonds included in the Purchased Municipal Bonds fails to clear within twenty (20) Business Days of the Closing Date, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyer in immediately available funds from the Settlement Escrow Account an amount equal to that portion of the Estimated Unsettled Municipal Bond Purchase Price attributable to such Unsettled Municipal Bonds (plus interest accrued thereon pursuant to the Escrow Agreement).

(c)	If any municipal bond or other security traded in the ordinary course of business of the Division that is subject to a remarketing agreement that is transferred to Buyer from Seller at Closing as an Assumed Contract is put back to Seller following the Closing (a “Put Bond”), Buyer shall cooperate with, and provide assistance to, Seller in connection with the transfer of such Put Bond from Seller to Buyer. Buyer and Seller agree that the purchase price for any Put Bond shall be the price paid by Seller for such Put Bond (the “Put Bond Purchase Price”). Buyer shall pay to Seller by wire transfer of immediately available funds the Put Bond Purchase Price as soon as reasonably practicable following the date of transfer of such Put Bond (but not later than one Business Day following notice thereof from Seller).

(d)	Except as with respect to payment from the Adjustment Escrow Account, all deliveries and payments of Purchased Municipal Bonds and Put Bonds shall be effected through NSCC or as otherwise required, and all calculations, deliveries and payments of the Purchased Municipal Bonds and Put Bonds shall be effected according to the rules of the MSRB and the NASD.

(e)	Seller will take no action inconsistent with, and will be estopped from challenging, Buyer’s ownership interest of the Purchased Municipal Bonds and Put Bonds. All sales of Municipal Bonds and Put Bonds pursuant to this Agreement are without recourse to Seller, except as expressly provided in this Agreement (including Article XI).
3.4.	Post-Closing Purchase Price Adjustment.
(a)	As promptly as practicable following the Closing Date (but not later than five (5) Business Days after the Closing Date), Buyer shall cause Interactive Data to deliver a statement (together with all supporting data on a CUSIP by CUSIP level) listing each Purchased Municipal Bond with a valuation price as of the close of business on the Business Day prior to Closing that varies from the price of such Purchased Municipal Bond in the Estimated Valuation Certificate by at least (i) three percent (3%) or (ii) $3,000, whichever is less (each such Purchased Municipal Bond, a “Disputed Bond”). Unless otherwise agreed to by Buyer and Seller, the parties shall engage JJ Kenny to determine the value of each Disputed Bond as of the close of business on the Business Day prior to Closing, such determination to be delivered in writing (together with all supporting data on a CUSIP by CUSIP level) as promptly as practicable but not later than ten (10) Business Days following the Closing Date. The “Closing Disputed Bond Amount” for any Disputed Bond shall be the average of the prices of such Disputed Bond determined by (i) Seller in the Estimated Valuation Certificate, (ii) Interactive Data and (iii) JJ Kenny. If for any reason the price for any Purchased Municipal Bond is not available from Interactive Data or JJ Kenny, the parties shall mutually agree on a reasonably acceptable independent expert experienced in the valuation of municipal bond securities to determine such price. The “Estimated Final Municipal Bond Purchase Price” shall mean the aggregate of (i) the portion of the Estimated Municipal Bond Purchase Price allocable to all Purchased Municipal Bonds other than Disputed Bonds and (ii) the aggregate of the Closing Disputed Bond Amounts.

(b)	If neither party objects within five (5) Business Days following determination of the Closing Disputed Bond Amounts, the Estimated Final Municipal Bond Purchase Price shall be final and binding as the Final Municipal Bond Purchase Price for purposes of this Agreement.

(c)	If either party objects to any Closing Disputed Bond Amount within such five (5) Business Days’ period pursuant to Section 3.4(b), Seller and Buyer shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the value of such Disputed Bond and, if Seller and Buyer so resolve any such differences, the Estimated Final Municipal Bond Purchase Price as adjusted by the Agreed Adjustments shall be final and binding as the Final Municipal Bond Purchase Price for purposes of this Agreement.

(d)	If any objection raised by either party with respect to any Disputed Bond Amount is not resolved by Agreed Adjustments within five (5) Business Days after such objection shall have been raised, then either party may request that the fair market value of such Disputed Bond as of the close of business on the Business Day prior to the Closing Date be determined by a nationally-recognized, mutually acceptable independent accounting firm (or such other independent expert experienced in the valuation of the securities similar to the Purchased Municipal Bonds reasonably acceptable to Buyer and Seller) (the “Independent Expert”). The Independent Expert shall resolve such disputed valuation as promptly as practicable but no later than fifteen (15) Business Days following submission of such matter to the Independent Expert. The Estimated Municipal Bond Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of disputed valuations by the Independent Expert, shall be final and binding as the Final Municipal Bond Purchase Price for purposes of this Agreement.

(e)	In the event the Estimated Municipal Bond Purchase Price is greater than the Final Municipal Bond Purchase Price as finally determined pursuant to this Section 3.4, the Purchase Price shall be adjusted downward, dollar-for-dollar, by the extent to which the Estimated Municipal Bond Purchase Price exceeds the Final Municipal Bond Purchase Price (the “Downward Purchase Price Adjustment”). In the event the Estimated Municipal Bond Purchase Price is less than the Final Municipal Bond Purchase Price as finally determined pursuant to this Section 3.4, the Purchase Price shall be adjusted upward, dollar-for-dollar, by the extent to which the Final Municipal Bond Purchase Price exceeds the Estimated Municipal Bond Purchase Price (the “Upward Purchase Price Adjustment”).

(f)	In satisfaction of the post-Closing Purchase Price adjustment:
(i)	In the event the Downward Purchase Price Adjustment, if any, exceeds the Adjustment Escrow Amount, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyer in immediately available funds from the Adjustment Escrow Account the Adjustment Escrow Amount and Seller shall pay to Buyer in immediately available funds an amount equal to (x) the Downward Purchase Price Adjustment minus (y) the Adjustment Escrow Amount.

(ii)	In the event the Downward Purchase Price Adjustment, if any, does not exceed the Adjustment Escrow Amount, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to (x) Buyer in immediately available funds from the Adjustment Escrow Account an amount equal to the Downward Purchase Price Adjustment (plus interest accrued thereon under the Escrow Agreement) and (y) Seller the amount remaining in the Adjustment Escrow Account after such distribution to Buyer.

(iii)	In the event of an Upward Purchase Price Adjustment, if any, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller in immediately available funds from the Adjustment Escrow Account the Adjustment Escrow Amount and Buyer shall pay to Seller in immediately available funds an amount equal to (x) the Upward Purchase Price Adjustment minus (y) the Adjustment Escrow Amount.

(iv)	In the event there is neither a Downward Purchase Price Adjustment nor Upward Purchase Price Adjustment, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller in immediately available funds from the Adjustment Escrow Account the Adjustment Escrow Amount.
(g)	Seller and Buyer shall each make available to the other and, if applicable, to the Independent Expert, such information as may be in their possession or reasonably available to them that may be relevant to any matter contemplated by this Section 3.4. The fees and expenses of the Escrow Agent, JJ Kenny and Interactive Data (and any substitute therefor as agreed to by the parties) shall be paid 50% by Buyer and 50% by Seller. The fees and expenses of the Independent Expert shall be paid by the party requesting appointment of the Independent Expert.

3.5.	Allocation of Purchase Price.
(a)	Within 15 days after the determination of the Final Municipal Bond Purchase Price, or 60 days after the Closing, whichever is earlier, Parent and Seller shall deliver to Buyer a schedule (the “Allocation Schedule”) allocating the Purchase Price (and any other items treated as consideration for United States federal income Tax purposes paid to Parent and Seller including the Assumed Liabilities) among the Purchased Assets and the covenants of Parent and Seller set forth in this Agreement, including Section 8.1, Section 8.2 and Section 8.6. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder and any applicable provision of state, local or foreign law. Such allocation shall be deemed final unless Buyer has notified Parent and Seller in writing of any disagreement with the Allocation Schedule within 20 Business Days after submission thereof by Parent and Seller. In the event of such disagreement, the parties hereto shall use reasonable efforts to reach agreement on a reasonable allocation of consideration among the Purchased Assets. In the event that the parties hereto do not agree to a Purchase Price allocation in accordance with this Section 3.5, the parties hereto shall submit their dispute, in writing, to the Independent Accounting Firm, the cost of which shall be shared equally by Buyer and Seller. The Independent Accounting Firm shall make a determination as to each disputed item which shall be binding upon the parties. Each of the parties hereto agrees to file Internal Revenue Service Form 8594, and all United States federal, state, local and non-U.S. Tax Returns, in accordance with the Allocation Schedule as finally determined by the parties or the Independent Accounting Firm, as the case may be. Each of the parties hereto agrees to provide the other promptly upon written request with any other information required to complete Internal Revenue Service Form 8594. The parties shall together revise such allocation to properly reflect any payments after the Closing (including any indemnity payment under Article XI).

(b)	Parent and Seller (and each of their Affiliates) and Buyer (and its Affiliates) agree to file all Tax Returns consistent with the allocation described in this Section 3.5 and to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or related administrative proceeding.
ARTICLE IV
CLOSING
4.1.	Closing Date. The Closing shall be consummated at 11:00 A.M., New York time, on the third Business Day following satisfaction or waiver of all the conditions set forth in Articles IX and X, at the offices of Sidley Austin LLP, or at such other place or at such other date and time as shall be agreed upon by Buyer and Seller. The Closing shall be deemed to have become effective as of 12:01 A.M., New York time, on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing Date may be delayed for the time period (up to 90 days) following the election of Seller to terminate any Excluded Remarketing Agreement in accordance with Section 2.6 in order to permit the termination notice period applicable to such Excluded Remarketing Agreement to be satisfied.

4.2.	Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall:
(a)	pay to Seller by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by Seller:
(i)	an amount equal to the Estimated Settled Municipal Bond Purchase Price minus the Adjustment Escrow Amount and;

(ii)	$12,000,000, plus the amounts payable by Buyer pursuant to Sections 7.10, 7.11 and 7.12, minus any reduction for non-transferring Employees pursuant to Section 9.7; and
(b)	pay to the Escrow Agent by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by the Escrow Agent the Adjustment Escrow Amount to be held in the Adjustment Escrow Account; and

(c)	pay to the Escrow Agent by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by the Escrow Agent the Estimated Unsettled Municipal Bond Purchase Price to be held in the Settlement Escrow Account.
Seller shall notify Buyer of Seller’s wire transfer account information in writing at least two (2) Business Days prior to the Closing.

4.3.	Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall deliver to Seller all the following:
(a)	a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the constituent documents of Buyer since a specified date; (ii) the constituent documents of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b)	the certificate of Buyer contemplated by Section 10.1, duly executed by an authorized officer of Buyer;

(c)	the Instrument of Assumption duly executed by Buyer;

(d)	the Transition Services Agreement, duly executed by Buyer; and

(e)	the Escrow Agreement, duly executed by Buyer.
4.4.	Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Parent and Seller shall deliver to Buyer all the following:
(a)	certificates of good standing of Parent and Seller issued as of a recent date by the Secretary of State of the State of New York;

(b)	certificates of the secretary or an assistant secretary of Parent and Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller or Parent since a specified date; (ii) the by-laws of Seller and Parent; (iii) the resolutions of the Board of Directors of Seller and Parent authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller and Parent executing this Agreement and any Seller Ancillary Agreement;

(c)	the certificates of Seller and Parent contemplated by Section 2.5 and Section 9.1, duly executed by an authorized officer of Seller and Parent;

(d)	the Instrument of Assignment duly executed by Parent and Seller;

(e)	the Transition Services Agreement, duly executed by Seller;

(f)	the Escrow Agreement, duly executed by Parent and Seller;

(g)	an opinion of counsel to Parent and Seller reasonably acceptable to Buyer, substantially in the form provided to Buyer as of the date hereof;

(h)	on a confidential basis, a copy of the opinion of Freeman & Co. LLC, Parent’s financial advisor, to the Board of Directors of Parent, to the effect that as of the date of this Agreement, the Purchase Price for the Purchased Assets is fair to Parent’s shareholders from a financial point of view, it being understood and agreed that a copy of such opinion shall be delivered solely for informational purposes, without recourse against Parent, Seller or Freeman & Co. LLC and without any reliance thereon by Buyer;

(i)	certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(j)	all consents, waivers or approvals obtained by Seller or Parent with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(k)	an assignment, in recordable form, with respect to each of the leases of Leased Real Property included in the Purchased Assets pursuant to Section 7.8, duly executed by Parent or Seller, as applicable, and in form and substance reasonably satisfactory to Buyer;

(l)	an executed certificate of non-foreign status of Parent and Seller complying with the provisions of United States Treasury Regulation Section 1.1445-2(b);

(m)	assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(n)	a certificate of insurance with respect to Parent’s employment practices liability insurance policy then in effect; and

(o)	such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take all commercially reasonable steps and actions on or after the Closing Date as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets. Notwithstanding anything to the contrary contained herein, to the extent any Purchased Assets (excluding books and records) are located at an office of Seller the lease for which is not included in the Purchased Assets or otherwise used or sublet by Buyer pursuant to Section 7.8, Buyer shall be responsible for all costs in connection with taking actual possession of such Purchased Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Seller, jointly and severally, represent and warrant to Buyer and agree as follows:
5.1.	Organization of Parent and Seller.
(a)	Each of Parent and Seller is a corporation duly organized and validly existing under the laws of the State of New York and in good standing in all jurisdictions in which its failure to qualify or be in good standing would have a Material Adverse Effect. Each of Parent and Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

(b)	True and complete copies of the certificates of incorporation and all amendments thereto and of the by-laws, as amended to date, of each of Parent and Seller, if not publicly available, have been made available to Buyer.

(c)	No equity or other ownership interests in any Person are included in the Purchased Assets.
5.2.	Authority of Parent and Seller.
(a)	Each of Parent and Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party.

The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each of Parent and Seller have been duly authorized and approved by Parent’s and Seller’s board of directors, as applicable, and do not require any further authorization or consent of Seller, Parent or Parent’s shareholders (except with respect to the approval of Parent’s shareholders for the actions set forth in Section 8.2). This Agreement has been duly authorized, executed and delivered by each of Parent and Seller and is the legal, valid and binding obligation of each of Parent and Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to which it is a party has been duly authorized by each of Parent and Seller and upon execution and delivery will be a legal, valid and binding obligation of each of Parent and Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)	Except as set forth in Disclosure Letter Schedule 5.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
(i)	conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the charter or by-laws of Parent or Seller, (B) any Assumed Contract, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent or Seller is a party, (D) any Court Order to which Parent or Seller is a party or any of the Purchased Assets is subject or by which Parent or Seller is bound, or (E) any Requirements of Laws affecting Parent or Seller, the Purchased Assets or the Business, except, in the case of clauses (B), (C) or (E), the effect of which would not be reasonably expected to have a Material Adverse Effect; or

(ii)	require the approval, consent, authorization or act of, or the making by Parent or Seller of any declaration, filing or registration with, any Person, except pursuant to the applicable provisions of United States federal and state laws relating to the regulation of broker-dealers and the rules and regulations of the SEC, applicable state securities commissions, and the securities exchanges, boards of trade or other industry self-regulatory organizations of which Seller or Parent is a member, as set forth in Disclosure Letter Schedule 5.2.
5.3.	Financial Statements. Disclosure Letter Schedule 5.3 contains the unaudited pro forma balance sheet data of the Division reflected in Parent’s consolidated balance sheet as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related statements of income for each of the 12 months then ended. Except as set forth therein or in the notes thereto, such balance sheet data and statements of income have been prepared in conformity with GAAP consistently applied, and such balance sheet data and related statements of income present fairly in all material respects the financial position and results of operations of the Division as of their respective dates and for the respective periods covered thereby.

5.4.	Absence of Certain Changes or Events.
(a)	Since December 31, 2006, there has been:
(i)	no Material Adverse Effect, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause a Material Adverse Effect in the future; and

(ii)	no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets, other than in the ordinary course of business or due to normal wear and tear.
(b)	Since December 31, 2006, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since December 31, 2006, Seller has not, in respect of the Business:
(i)	incurred any material adverse change in its securities clearing, payment and settlement activities; or

(ii)	prepared or filed any material Tax Return inconsistent with past practice.
5.5.	[Reserved].

5.6.	Taxes. Except as set forth in Disclosure Letter Schedule 5.6, to the Knowledge of Seller,
(a)	Parent or Seller has, in respect of the Division and the Purchased Assets, filed all material Tax Returns and has paid (or withheld and remitted to the appropriate Governmental Body) all Taxes which are due and payable as shown on such filed Tax Returns;

(b)	all such Tax Returns are complete and accurate in all material respects;

(c)	there is no material action, suit, investigation, audit, claim or assessment pending with respect to Taxes that relate to the Division or the Purchased Assets; and

(d)	no extension or waiver of any statute of limitations for the assessment or collection of any material Taxes has been granted by any taxing authority in respect of material Taxes that relate to the Division or the Purchased Assets and which extension or waiver is still in effect.
5.7.	Assets Necessary to Carry on the Business. Except as set forth in Disclosure Letter Schedule 5.7, the Purchased Assets constitute all the assets necessary to carry on the Business as currently conducted (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition.

5.8.	Governmental Permits; Compliance with Laws.
(a)	Parent or Seller owns, holds or possesses all licenses, franchises, permits, privileges, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted collectively, the “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. None of the Governmental Permits are transferable from Parent or Seller to Buyer.

(b)	(i) Each of Parent or Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would be reasonably likely to constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Parent or Seller, or to the Knowledge of Seller, is known to Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

(c)	To the Knowledge of Seller, Seller has timely filed all material registrations, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, NASD, NYSE or any other Governmental Body, and all amendments or supplements to any of the foregoing.

(d)	Seller has made available to Buyer a copy of the currently effective Form BD as filed by Seller with the SEC. Except as set forth in Disclosure Letter Schedule 5.8(D), the information contained in such form was complete and accurate in all material respects as of the time of filing thereof and, to the Knowledge of Seller, remains complete and accurate in all material respects as of the date hereof.

(e)	Except with respect to employees in training or employees who have been employed by the Division for fewer than 90 days, to the Knowledge of Seller, all of the Employees who are required to be licensed or registered to conduct the Business are duly licensed or registered in each state and with each Governmental Body in which or with which such licensing or registration is so required.

(f)	Except as disclosed on Form BD or any Form U4 filed prior to the date of this Agreement, copies of which have been made available to Buyer, neither Seller with respect to the Division nor, to the Knowledge of Seller, any of its Employees or “associated persons” (as defined in the Exchange Act) of the Division has been the subject of any disciplinary proceedings or orders of any Governmental Body arising under applicable laws which would be required to be disclosed on Form BD or Form U4. No such disciplinary proceeding or order is pending or, to the Knowledge of Seller, threatened. Except as disclosed on a Form BD or any Form U4 filed prior to the date of this Agreement, neither Seller nor, to the Knowledge of Seller, any of its Employees or associated persons of the Division has been permanently enjoined by the order of any Governmental Body from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on Form BD or any Form U4 filed prior to the date of this Agreement, neither

Seller nor, to the Knowledge of Seller, any of its Employees or associated persons of the Division is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

(g)	As of the date of this Agreement, Seller is, and at all times until Closing Seller shall be, in compliance with Rules 15c3-1 and 15c3-3 under the Exchange Act and NASD Rule 3130, and as of the date of this Agreement, Seller has sufficient net capital such that it is not be required to effect an early warning notification pursuant to Rule 17a-11 under the Exchange Act. As of the Closing, the haircut applicable to any Municipal Bond sold to Buyer at Closing shall not exceed that applicable to such Municipal Bond under Rule 15c3-1(c)(2) under the Exchange Act.

(h)	To the Knowledge of Seller, the information provided by Seller to the Central Registration Depository with respect to the employees of the Division (including any Form BD or Form U4) is true, accurate and complete in all material respects.
5.9.	Real Property.
(a)	Neither Parent nor Seller owns any real property that is used in or relates to the Business and does not hold any option to acquire any real property for use with respect to the Business.

(b)	Disclosure Letter Schedule 5.9(B) sets forth a list of each lease or similar agreement (showing the parties thereto and the location of the real property covered by such lease or other agreement) for each Leased Real Property. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in such Schedule, Parent or Seller, as applicable, has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease, sublease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Parent or Seller in the Leased Real Property, as applicable, is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any leases in Parent’s or Seller’s possession with respect to each parcel of Leased Real Property have heretofore been made available by Seller to Buyer. To the Knowledge of Seller, there is no material violation of a condition or agreement contained in any covenant, easement or any similar agreement affecting the Leased Real Property.

(c)	Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
5.10.	Personal Property. Disclosure Letter Schedule 5.10(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Parent or Seller or leased by Parent under the Master Equipment Lease and included in the Purchased Assets.

5.11.	Intellectual Property; Software.
(a)	Disclosure Letter Schedule 5.11(A) contains a list (showing in each case the registered or other owner, registration or application date and registration or application number, if any) of all (i) Copyrights (excluding books and records), (ii) Patent Rights and (iii) registered and unregistered Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the Business) owned and used by Seller in connection with the conduct of the Business and included in the Purchased Assets.

(b)	Disclosure Letter Schedule 5.11(B) contains a list (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Seller in the conduct of the Business and included in the Purchased Assets.

(c)	Disclosure Letter Schedule 5.11(C) contains a list of all material Contracts under which Seller is licensor or licensee and is included in the Purchased Assets that relate to: (i) any Copyrights, Patent Rights or Trademarks; (ii) any Trade Secrets used by Seller in connection with the conduct of the Business; and (iii) any Software required to be identified in Disclosure Letter Schedule 5.11(B).

(d)	Seller either (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances) or (ii) has the right to use the same.

(e)	To the Knowledge of Seller: (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Disclosure Letter Schedule 5.11(A) are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the material Intellectual Property (other than Trade Secrets) owned by Seller and included in the Purchased Assets has not been cancelled or abandoned and is valid and enforceable; (iii) Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by Seller and included in the Purchased Assets; (iv) Seller has taken all actions commercially reasonable to protect the Intellectual Property owned by Seller and included in the Purchased Assets; and (v) Seller is not in material breach of any Contract relating to the Intellectual Property used by Seller and included in the Purchased Assets.

(f)	To the Knowledge of Seller: (i) no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business as conducted on the date hereof by Seller; (ii) no material written claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business by Seller; (iii) no written claim of invalidity of any Intellectual Property currently owned by Seller and included in the Purchased Assets as used in the conduct of the Business has been made by any other Person in the three (3) years preceding the date hereof; and (iv) no proceedings are pending or, to the Knowledge of Seller, threatened that challenge the validity, ownership or use of any Intellectual Property owned by Seller and included in the Purchased Assets as used in the conduct of the Business.

(g)	Except as disclosed in Disclosure Letter Schedule 5.2: (i) the Software included in the Purchased Assets is not subject to any transfer, assignment or change of control; (ii) Seller has used commercially reasonable efforts to maintain and protect the Software included in the Purchased Assets that it owns (the “Owned Software”) (including all source code and system specifications); (iii) Seller has complete and exclusive right, title and interest in and to the Owned Software; (iv) any Owned Software includes the source code and documentation reasonably necessary to use and maintain it as it operates on the date hereof; (v) the Owned Software substantially operates in accordance with and substantially conforms to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by Seller to customers, end-users and resellers; (vi) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (vii) the Owned Software complies with all applicable Requirements of Laws relating to the export or re-export of the same; and (viii) the Owned Software may be exported or re-exported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.

(h)	Except as disclosed in Disclosure Letter Schedule 5.11(H), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software included in the Purchased Assets either: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement with Seller under which Seller is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

5.12.	Title to Property.
(a)	Parent and Seller have good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets (other than Intellectual Property), and, subject to any consents set forth in Disclosure Letter Schedule 5.2, the power to transfer and assign to Buyer the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Disclosure Letter Schedule 5.12.

(b)	Subject to the settlement of trades, Seller shall have good and marketable title to any Purchased Municipal Bond sold to Buyer at Closing, as well as the power to transfer any such Purchased Municipal Bond to Buyer, free and clear of all Encumbrances.
5.13.	Employees and Related Agreements; ERISA.
(a)	Disclosure Letter Schedule 5.13(A) sets forth a list of each material retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, whether or not subject to ERISA, to which Parent or Seller, with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.13(d) and those plans or arrangements for which Parent or Seller no longer has any obligation (“Seller’s Plans”).

(b)	Disclosure Letter Schedule 5.13(B) sets forth a list of each (i) employee collective bargaining agreement and (ii) material agreement, promissory note, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any Employee (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Parent or Seller, with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Seller’s Plans and those agreements for which Parent or Seller no longer has any obligation (“Seller’s Compensation Commitments”).

(c)	Seller has made available to Buyer correct and complete copies of all written Seller’s Plans and Seller’s Compensation Commitments and of all related material insurance and annuity policies and contracts and other documents with respect to each Seller’s Plan and Seller’s Compensation Commitment. To the Knowledge of Seller, Disclosure Letter Schedules 5.13(A) and 5.13(B) contain a description of all material oral Seller’s Plans and Seller’s Compensation Commitments.

(d)	To the Knowledge of Seller, Seller has never been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) with respect to the Business.

(e)	Except as set forth in Disclosure Letter Schedule 5.13(E), each Seller’s Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and to the Knowledge of Seller no circumstance exists which might cause such Plan to cease being so qualified.

(f)	Each Seller’s Plan materially complies, and has been administered to comply, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any such Plan or the assets of any such Plan.

(g)	Seller has no material obligations under any of Seller’s Plans, Seller’s Compensation Commitments or otherwise to provide health or death benefits to Employees, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(h)	Seller, with respect to the Business, has no material liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

(i)	Disclosure Letter Schedule 5.13(I) contains: (i) a list of all Employees; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to Employees) provided by Seller to any Employees; and (iii) a list of any increase, effective after December 31, 2006, in the rate of compensation of any Employees.

(j)	Following the Closing Date, pursuant to any agreement or arrangement entered into by Seller or any Affiliate thereof on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation or personal services performed or to be performed in the future.
5.14.	Employee Relations. Seller has materially complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, family, medical or disability leave, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller is not a party to, and Seller with respect to the Business is not affected by or threatened with, any material dispute or controversy with a union or with respect to unionization or collective bargaining involving Employees. To the Knowledge of Seller, there have been no union organizing or election activities involving any non-union employees of the Division which have occurred since January 1, 2005 or are threatened as of the date hereof.

5.15.	Status of Assumed Contracts. Each of the Assumed Contracts constitutes a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto enforceable in accordance with its terms and is in full force and effect and (except as set forth in Disclosure Letter Schedule 5.2 and except for those Assumed Contracts which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles (i) may be transferred to Buyer pursuant to this Agreement and the ancillary agreements contemplated herein and (ii) will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its material obligations under each of the Assumed Contracts, and Seller is not in breach or default under, nor is there or, to the Knowledge of Seller, is there alleged to be any basis for termination of, any of the Assumed Contracts and, to the Knowledge of Seller, no other party to any of the Assumed Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a material default or breach by Seller or, to the Knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Assumed Contracts or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Assumed Contracts have heretofore been made available to Buyer by Seller.

5.16.	No Violation or Litigation; Municipal Bonds. Except as set forth in Disclosure Letter Schedule 5.16:
(a)	neither Parent nor Seller, with respect to the Business, nor the Purchased Assets are subject to any Court Order;

(b)	the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws;

(c)	Parent and Seller have complied in all material respects with all Requirements of Laws which are applicable to the Purchased Assets or the Business;

(d)	there are no lawsuits, claims, suits, complaints, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Parent or Seller or the Employees in respect of the Purchased Assets or the Business, and to the Knowledge of Seller there are no lawsuits, suits, complaints or proceedings pending in which Seller or its current or former employees is the plaintiff or claimant and which relate to the Purchased Assets or the Business, which if adversely determined would be reasonably expected to have a Material Adverse Effect;

(e)	except as would not be reasonably expected to have a Material Adverse Effect, there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of Seller, proposed or threatened against Seller with respect to municipal bond transactions or municipal bond-related derivative or investment transactions in which Seller has acted as underwriter, remarketing agent or financial adviser, and to the Knowledge of Seller, no issuer of municipal bonds orrelated derivatives for which Seller has acted as underwriter, remarketing agent or financial adviser is subject to any action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to the tax-exempt status of such municipal bonds or derivatives, except as would not be reasonably expected to have a Material Adverse Effect; and

(f)	as of the Closing Date, none of the Persons set forth in Disclosure Letter Schedule 5.16(F) shall have any actual knowledge without due inquiry (i) of any action or threatened action by the IRS that would prejudice the tax-exempt nature of interest on such Municipal Bonds or (ii) that any such Municipal Bond shall be in default as to principal or interest, except as would not be reasonably expected to result in a Material Adverse Effect.

5.17.	Environmental Matters. Except as would not be reasonably expected to have a Material Adverse Effect:
(a)	the operations of the Business comply with all applicable environmental laws;

(b)	neither Parent nor Seller are, with respect to the Business, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any environmental law; and

(c)	neither Parent nor Seller with respect to the Business has received any notice or claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of any contaminant, pollutant or hazardous or toxic materials.
5.18.	Not a Sale of All or Substantially All of the Assets. The Purchased Assets do not constitute all or substantially all of the assets of Parent.

5.19.	No Finder. Neither Seller or Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Freeman & Co. LLC, whose fees and expenses, to the extent payable, shall be paid by Seller or Parent.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Parent and Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Parent and Seller and agrees as follows:
6.1.	Organization of Buyer. Buyer is a public limited company duly organized, validly existing and in good standing under the laws of the Republic of Ireland and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2.	Authority of Buyer.
(a)	Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)	Except as set forth in the Buyer Disclosure Letter Schedule 6.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
(i)	conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the organizational documents of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

(ii)	require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.
6.3.	No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4.	Sufficiency of Funds. At the Closing, Buyer will have available funds in an amount sufficient to permit it to pay the Purchase Price and related fees and expenses required to be paid by Buyer.

6.5.	Litigation. There is no action pending or, to the knowledge of Buyer, threatened against Buyer seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

ARTICLE VII
ACTION PRIOR TO THE CLOSING DATE
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
7.1.	Investigation by Buyer. Seller shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Division and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of the Division as shall be reasonably requested by Buyer. With respect to the Municipal Bonds, Seller shall provide access to information and employees of Seller as reasonably requested by Buyer in order to evaluate whether the Municipal Bonds to be delivered at Closing satisfy Buyer’s Credit Requirements. For illustrative purposes only, Buyer Disclosure Letter Schedule 7.1 sets forth the Municipal Bonds held by Seller as of March 1, 2007 that would not currently satisfy Buyer’s Credit Requirements. Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Division. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Parent and Seller hereunder. All information provided pursuant to this Section 7.1 shall be deemed to be Evaluation Material and subject to the Confidentiality Agreement.

7.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.
(a)	Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date. Each party shall promptly notify the other of (i) the occurrence, or the non-occurrence, of any event which is likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)	During the period prior to the Closing Date, Seller will notify Buyer of (i) the occurrence of any Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed in Disclosure Letter Schedule 5.16 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) to the Knowledge of Seller, any material default under any Assumed Contract or event which, with notice or lapse of time or both, would become such a material default on or prior to the Closing Date.
7.3.	Consents of Third Parties; Governmental Approvals.
(a)	Prior to the Closing Date, Parent and Seller shall use commercially reasonable efforts to obtain the consent, approval or waiver of any Person that is necessary to permit Parent or Seller, as applicable, to assign and transfer all of the Purchased Assets to Buyer free and clear of Encumbrances (except for Permitted Encumbrances), and to perform its obligations under, and conclude the transactions contemplated by, this Agreement; provided that neither Parent nor Seller shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Parent and Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a)

(b)	During the period prior to the Closing Date, the parties hereto shall use commercially reasonable efforts (or in the case of satisfaction by Buyer of Section 9.4, reasonable best efforts), and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Body required to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Sections 9.3, 9.4, 9.5, 10.4 and 10.5; provided that (i) Parent and Seller shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, (ii) no party hereto shall have any obligation to offer or pay any consideration to any Person in order to obtain any such Governmental Body consents or approvals (other than the fees payable by Buyer or its Affiliate to any Governmental Body with respect to any applications or registrations filed with respect to the approvals required under Section 9.4 or fees payable by Parent to the NYSE with respect to the approvals required under Section 10.4), and (iii) neither Buyer nor Parent shall have any obligation to undertake any action that would reasonably be expected to have a material adverse impact on the operations or condition (financial or otherwise) of Buyer or Parent, respectively, or its respective Affiliates. In addition to the foregoing, Buyer and Parent shall advise each other as to material developments with respect to the status of receipt of approvals as contemplated by this Section 7.3 and Sections 9.4 and 10.4 hereto.

(c)	Notwithstanding anything herein to the contrary, neither Seller nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Body challenging the consummation of the transactions contemplated by this Agreement.
7.4.	Operations Prior to the Closing Date.
(a)	From the date of this Agreement until the Closing, Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated. Except as otherwise contemplated herein or as set forth in Disclosure Letter Schedule 7.4, Parent and Seller shall use commercially reasonable efforts to keep and maintain the Purchased Assets in good operating condition and repair and to maintain the business organization of the Division intact and to preserve the goodwill of the suppliers, contractors, licensors, Employees, customers, distributors and others having business relations with the Division. In connection therewith, Seller shall not, with respect to any Employee of the Division, without the consent of Buyer (not to be unreasonably withheld), (i) transfer such Employee to another business unit of Seller, (ii) terminate any Employee other than clerical or administrative personnel or for cause as determined in good faith by Seller in the ordinary course of business consistent with past practice or (iii) otherwise attempt to persuade any such Employee to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.

(b)	Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement, as set forth in Disclosure Letter Schedule 7.4, or as otherwise consented to by Buyer in writing, Parent and Seller shall not, in respect of the Business:
(i)	make any material change in the Business or the operations of the Division, or change any of its brokerage policies or practices in any material respect, except as required by applicable law or by policies imposed by a Governmental Body;

(ii)	make any capital expenditure with respect to the Division or enter into any Contract therefor in excess of $100,000 outside the ordinary course of business consistent with past practice;

(iii)	sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Division to Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, except in the ordinary course of the Business consistent with past practice and for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(iv)	incur any material adverse change in its securities clearing, payment and settlement activities;

(v)	maintain Tentative Net Capital of Seller (on a company wide basis) of less than $18,000,000; provided, that for a period not less than five (5) consecutive Business Days Seller’s Tentative Net Capital may be less than $18,000,000 but not less than $15,000,000;

(vi)	solely with respect to the Division, maintain access to regulatory haircut capital (through Seller) of less than $10,500,000; provided, that for a period not less than three (3) consecutive Business Days Seller’s access to haircut capital may be less than $10,500,000 but not less than $6,500,000;

(vii)	institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to Employees other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(viii)	make any change in the compensation of the Employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; or

(ix)	prepare or file any material Tax Return inconsistent with past practice.
7.5.	Acquisition Proposals. Seller will not, and will not authorize or permit any officer, director or employee of Seller or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit or encourage, or furnish information with respect to the Division to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Division, other than as contemplated by this Agreement. Parent and Seller shall notify Buyer promptly if any inquiries, proposals or offers are received by, any information or data is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent, Seller, its Affiliates or any of their representatives with respect to or which could reasonably lead to any acquisition of all or a substantial portion of the Division indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers, and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Seller will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Division, other than Buyer.

7.6.	Insurance. Seller shall keep or cause all policies of insurance maintained, owned or held by Seller on the date hereof with respect to the Purchased Assets or the Business or comparable insurance to be kept in full force and effect through the Closing Date.

7.7.	Additional Purchased Assets. Parent and Seller shall prior to the Closing supplement or amend the following Disclosure Letter Schedules hereto with respect to any asset hereafter arising or discovered in the ordinary course consistent with past practice which, if existing or known at the date of this Agreement, would have been considered by the parties to be included in such Schedules at such date, and upon Buyer’s reasonable request, Seller shall provide additional information as to the obligations under such assets:
(a)	with respect to Disclosure Letter Schedules 2.1(F) and 5.11(C), any Contracts primarily related to the Business;

(b)	with respect to Disclosure Letter Schedule 5.7 or 2.2, any additional assets necessary to carry on the Business as currently conducted and not included in the Purchased Assets; and

(c)	with respect to those Schedules as contemplated by Section 7.8(b), if necessary.
7.8.	Assumption or Sublet of Leased Real Property.
(a)	During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Parent and Seller in attempting to obtain any consent necessary to permit Buyer (subject to applicable law and requirements of the landlord or sublandlord thereto) (i) either (A) to use or sublet a portion of Parent’s premises at One Penn Plaza, New York, New York 10119 or (B) to use, sublet or assume the lease of Parent (or its wholly-owned Subsidiary) at 444 Madison Avenue, New York, New York 10022, at the option of Buyer as designated in writing by Buyer no later than 15 days following the date hereof, and (ii) to use or sublet 677 Broadway, Albany, New York 12207; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents. Any such use or sublet shall be as provided in the Transition Services Agreement, provided that with respect to any shared use, Buyer shall be responsible to reimburse Parent for a pro rata portion (based on the percentage of the square footage of each such premises occupied by Buyer) of the rent paid by Parent in respect of the periods of occupancy. In the event the consent to a sublease is received by Parent, Parent and Buyer shall negotiate in good faith a sublease prior to the Closing Date in form and substance reasonably acceptable to Parent, Buyer and the landlord thereto.

(b)	With respect to those leases for Leased Real Property set forth in Disclosure Letter Schedule 7.8(B), if any of the Employees set forth next to each such lease accepts employment with Buyer or its Affiliate prior to Closing, then such lease shall be included for purposes of this Agreement and the Schedules as a Purchased Asset on Disclosure Letter Schedules 2.1(F) and transferred by Parent or Seller, as applicable, to Buyer at Closing. To the extent an Employee as set forth in Disclosure Letter Schedule 7.8(B) does not accept employment with Buyer or its Affiliate prior to Closing, (i) the parties hereto shall negotiate in good faith the use (subject to applicable law and requirements of the landlord thereto), as provided in the Transition Services Agreement, or sublet of a portion of Seller’s or Parent’s space in such premises pursuant to a sublease in form and substance reasonably acceptable to the parties hereto and the landlord thereto and(ii) such lease shall be deemed for purposes of this Agreement and the Schedules as an Excluded Asset to be listed on Disclosure Letter Schedules 2.2 or 5.7.

(c)	The parties hereto agree that prior to the Closing the form of Transition Services Agreement attached as Exhibit C shall be revised accordingly to take into account the agreed upon use of any of the Leased Real Property in accordance with this Section 7.8.

(d)	For the period that Buyer occupies space at 677 Broadway, Albany, New York 12207, Parent and Seller shall permit Buyer to place its name on such building to the extent of Parent’s and Seller’s ability to grant such rights currently under the lease for such location. Any costs with respect to such signage shall be at Buyer’s cost as provided in the Transition Services Agreement.
7.9.	Hedging Arrangements for the Municipal Bonds. Prior to the Closing Date, Buyer and Seller shall reasonably cooperate to make effective any hedging position and other hedging arrangements with respect to the Municipal Bonds for the period between pricing on the Business Day prior to the Closing until the Closing occurs.

7.10.	Payoff of Leased Personal Property. No fewer than three (3) Business Days prior to the Closing, Seller shall provide to Buyer a “pay-off” letter with respect to the leased personal property set forth in Disclosure Letter Schedule 5.10(A), confirming that all Encumbrances relating to such leased personal property shall be removed effective upon payment of the aggregate of the amounts for each of the assets set forth in the pay-off letter (the “Payoff Amount”). At Closing, (x) Seller shall pay to KeyCorp Leasing Ltd. the Payoff Amount and (y) the Purchase Price to be paid by Buyer shall include an amount equal to the portion of the Payoff Amount attributable to assets other than leasehold improvements, but such amount payable by Buyer shall not be greater than $60,000 in aggregate .

7.11.	Transfer of Intellectual Property Contracts. Notwithstanding anything herein to the contrary, with respect to any Software and related Contracts included in the Purchased Assets, Buyer shall be responsible for the payment of any fees charged by the Software providers in order to obtain consent to transfer such Software and related Contract up to $22,950, and Buyer and Seller shall equally share in the payment of such fees in excess thereof.

7.12.	Relocation of Employees. Parent and Seller shall be permitted to relocate the Employees currently located at One Penn Plaza, New York, New York 10119 to Parent’s (or its wholly-owned Subsidiary’s) leased space at 444 Madison Avenue, New York, New York 10022. Parent and Seller shall complete such relocation in a commercially reasonable manner. If Buyer elects pursuant to Section 7.8(a) to use, sublet or assume the lease of Parent (or its wholly-owned Subsidiary) at 444 Madison Avenue, New York, New York 10022, at Closing Buyer shall reimburse Seller for 50% of the documented costs and expenses reasonably incurred by Parent and Seller with respect to such relocation. Parent and Seller shall consult with Buyer in a reasonable manner with respect to such relocation.

7.13.	Transition Services. Following the date hereof and prior to the Closing Date, Buyer and Seller shall cooperate on a reasonable basis with respect to requests by Buyer to Seller to provide transitional services and assistance following the Closing Date, to the extent Seller is reasonably able with its current personnel to provide such additional transitional services. If Seller agrees to provide such transitional services, such services shall be provided on terms and conditions to be mutually agreed by the parties, for a term no longer than six (6) months following the Closing Date and at a price of at least Seller’s fully-loaded cost plus five percent (5%), and any such services shall be delivered in accordance with the terms of the Transition Services Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1.	Covenant Not to Compete or Solicit Business.
(a)	In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby, each of Parent and Seller covenants and agrees that, for a period ending on the tenth (10th) anniversary of the Closing Date, neither Parent or Seller nor any of their respective Affiliates will:
(i)	directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business competitive with the Business anywhere in the United States (it being understood by the parties hereto that the Business is not limited to any particular region of the United States and that the Business may be engaged in effectively from any location in the United States); or

(ii)	induce or attempt to persuade any Buyer Employee to terminate such employment, or any customer to terminate its business relationship, with Buyer or its Affiliates;

provided, however, that nothing set forth in this Section 8.1 shall prohibit Parent, Seller or their Affiliates from: (x) engaging in the business of Seller’s fixed income middle markets group, so long as Seller and its Affiliates (A) with respect to the trading of municipal bonds, shall engage only in trades primarily with broker-dealers for a period of one (1) year following the Closing Date and (B) shall not hold an inventory of municipal bonds in excess of $50,000,000 at any time for the first year following the Closing Date or $60,000,000 for the second year following the Closing Date; (y) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange; or (z) performing, or having performed on their behalf, a general solicitation for employees not specifically focused at any of the Transferred Employees through the use of media, advertisement, electronic job boards or other general public solicitations. Each of Parent and Seller also covenants and agrees that from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.
(b)	If Parent, Seller or any Affiliate thereof violates any of its obligations under this Section 8.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Parent and Seller acknowledge that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Parent and Seller therefore agree that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Parent, Seller or such Affiliate thereof to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

(c)	The parties hereto agree that this Section 8.1 shall not be binding upon the successors and assigns of Parent or Seller in the event of a Company Sale involving Parent or Seller, respectively; provided, that with respect to any Company Sale within three (3) years following the Closing Date in which the successor or the acquiring Person is not engaged in the business of underwriting, advisory services, sales and trading of U.S. municipal bonds, and other similar instruments and securities, at the time such Company Sale is entered into, such successor or acquiring Person shall not engage in such business until the third anniversary of the Closing Date.
8.2.	Change in Corporate Name. Parent agrees to include as a management proposal to be voted on by the shareholders of Parent at its next annual meeting of shareholders no later than June 30, 2007 an amendment to its certificate of incorporation changing its corporate name to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except as set forth in Disclosure Letter Schedule 2.2 (the “Charter Amendment”). Following receipt of shareholder approval for the Charter Amendment, Parent shall change its corporate name, and cause its Subsidiaries to change their corporate names, to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except as set forth in Disclosure Letter Schedule 2.2. Following the Closing Date, Parent shall, and shall cause its Subsidiaries to, maintain a corporate name that does not contain the words “First Albany” or any derivative thereof or the word “FA” except as set forth in Disclosure Letter Schedule 2.2. Parent and Seller shall cease any and all use of the “First Albany” and “FA” names and derivations thereof promptly following the Closing Date; provided, notwithstanding the foregoing, for ninety (90) days following the Closing Date, Seller and its applicable Affiliates shall be permitted to continue to use the “First Albany” and “FA” names and derivations thereof used prior to the Closing Date (i) to inform third parties of the change of name and (ii) in and on any written materials marked with such names prior to Closing, and any such use shall not be in violation of any applicable Requirements of Law.

8.3.	Taxes.
(a)	All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller, on one hand, and Buyer, on the other, based on the number of days of such taxable period included in the portion of such taxable period on and before the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b)	Notwithstanding any other provision herein, all Transfer Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, shall be borne and paid equally by Seller and Buyer when due, and Seller and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, file or join in the execution of any such Tax Returns and other documentation; provided that each of Seller and Buyer shall use reasonable efforts to avail itself of any available exemptions from and collection of any such Transfer Taxes, and each of Seller (and its Affiliates) and Buyer (and its Affiliates) shall cooperate with the other party in providing information and documentation that may be necessary to obtain such exemption.

(c)	After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):
(i)	assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)	cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Division or the Purchased Assets;

(iii)	make available to the other and to any Taxing authority as reasonably requested all information, records and documents in respect of Taxes relating to the Division or the Purchased Assets;

(iv)	provide timely notice to the other in writing of any pending or threatened Tax audits or assessments in respect of Taxes relating to the Division or the Purchased Assets for Taxable periods for which the other may have a Liability under this Section 8.3 or otherwise; and

(v)	furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request relating to Taxes of the Division or the Purchased Assets for Taxable periods for which the other party may have a Liability under this Section 8.3 or otherwise.
(d)	Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.3 shall survive until the expiration of the applicable statutes of limitation with respect to Taxes (taking into account any extensions or waivers thereof).
8.4.	Employees.
(a)	Employment Arrangements. Each of the Employees set forth on Buyer Disclosure Letter Schedule 8.4 have entered into (i) employment arrangements with Buyer or its Affiliate on the date hereof, which arrangements shall become effective on behalf of Buyer or its Affiliate upon satisfaction of the conditions set forth in Article IX on the Closing Date, and (ii) non-competition agreements with Buyer or its Affiliate on the date hereof. Prior to the Closing Date, Buyer or its Affiliate shall offer to interview each of the Employees who are in good standing with Seller with respect to a potential offer of employment. In its sole discretion, Buyer or its Affiliate is permitted, but not required to, offer employment to each of the other Employees on the Closing Date.

(b)	Access. Following the execution and delivery of this Agreement, Parent and Seller shall provide Buyer reasonable access to, and facilitate meetings with, the Employees for the purposes of making announcements concerning and preparing for the consummation of the transactions contemplated herein. To the extent reasonably requested by Buyer, each of Parent and Seller will reasonably cooperate with Buyer with respect to any of the foregoing.

(c)	COBRA; WARN. Buyer shall provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with, and to the extent required under, the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA (“COBRA”). Seller shall be responsible for providing (i) continuation coverage and all related notices to the extent required by law to any Employees (or qualified beneficiaries) who incur a “qualifying event” under COBRA on or before the Closing Date and (ii) all notices and severance in lieu of notice to any Employees who incur an employment loss on or before the Closing Date in accordance with, and to the extent required under, WARN.
8.5.	Release from Non-Compete. Effective as of the Closing, each of Seller and Parent shall release any Transferred Employee from the terms of any non-competition agreement with Seller or Parent, so long as such Transferred Employee remains an employee of Buyer or its Affiliates.

8.6.	First Albany Websites. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall include a notice of reasonable prominence above-the-fold on the homepage(s) of the Internet websites associated with the domain names “firstalbany.com” and “firstalbany.biz,” using language to be reasonably agreed upon by Buyer and Seller, which informs the public of the change in ownership and how to access Parent’s and Seller’s business and operations (other than the Business) via an Internet website of Seller’s choosing, and includes a hyperlink to such website.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
9.1.	No Misrepresentation or Breach of Covenants and Warranties Parent and Seller shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date. The representations and warranties of Parent and Seller in Article V hereto that are qualified as to materiality (including Material Adverse Effects) shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date with the same effect as though made at and as of such date, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time) and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4. There shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller and Parent by an authorized officer thereof.

9.2.	No Illegality. No statute, rule, regulation, order or decree of a Governmental Body shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the transactions contemplated hereby

9.3.	No Restraint or Litigation. No action, suit, investigation or proceeding by any Governmental Body shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.4.	Broker-Dealer and NASD Approvals. Buyer or its Affiliate shall be registered with the SEC as a broker-dealer and shall have obtained all approvals by the NASD and provided any notice required to the Municipal Securities Rulemaking Board as necessary to consummate the transactions contemplated hereby and to operate the Business upon Closing.

9.5.	Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect.

9.6.	Charter Amendment. Parent shall have received shareholder approval for the Charter Amendment.

9.7.	Employment Arrangements. The employment arrangements between Buyer or its Affiliate and the minimum number of Employees set forth on Buyer Disclosure Letter Schedule 9.7(A) shall be in full force and effect, and each such Employee shall have delivered to Seller a written form of resignation (effective as of the Closing), and shall not, as a result of death or any illness, injury or other disability, be unable to perform the essential functions of his or her job with or without reasonable accommodation. To the extent any employment arrangement with any Employee set forth in Buyer Disclosure Letter Schedule 9.7(B) shall not be in full force and effect, or any such Employee shall not have delivered to Seller a written form of resignation (effective as of the Closing), or as a result of death or any illness, injury or other disability, such Employee shall be unable to perform the essential functions of his or her job with or without reasonable accommodation, the Purchase Price shall be reduced by the amount provided in Buyer Disclosure Letter Schedule 9.7(B). Parent and Seller (and their respective Affiliates) shall not have any benefit, right, remedy or claim under any such employment arrangement

9.8.	Change in Corporate Name. The corporate names of Parent and its Subsidiaries shall have been changed as provided in Section 8.2.

9.9.	No Insolvency Event. No Insolvency Event shall have occurred with respect to Parent or Seller.

9.10.	New York Office. Buyer shall have reasonably sufficient space to operate the Business either at One Penn Plaza, New York, New York 10119 or 444 Madison Avenue, New York, New York 10022 (as provided in Section 7.8), in either case as provided in all material respects in the Transition Services Agreement, or reasonably comparable space in the Borough of Manhattan, New York, New York.

ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Parent and Seller under this Agreement shall, at the option of Parent and Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
10.1.	No Misrepresentation or Breach of Covenants and Warranties. Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date. The representations and warranties of Buyer in Article VI hereto that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date with the same effect as though made at and as of such date, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time) and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller. There shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

10.2.	No Illegality. No statute, rule, regulation, order or decree of a Governmental Body shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the transactions contemplated hereby.

10.3.	No Restraint or Litigation. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

10.4.	NYSE Approval. Seller shall have obtained all approvals required by the NYSE in order to consummate the transactions contemplated hereby and to operate its business following the Closing.

10.5.	Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect.
ARTICLE XI
INDEMNIFICATION
11.1.	Indemnification by Seller and Parent.
(a)	Each of Seller and Parent, jointly and severally, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
(i)	any breach of any warranty or representation of Seller or Parent contained herein;

(ii)	any breach by Seller or Parent of any of its covenants or agreements herein;

(iii)	any Excluded Liability; or

(iv)	any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities;
provided, however, that:
(A)	Seller and Parent shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.2, 5.6, 5.12 and 5.19, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $500,000, and once such amount is exceeded, Seller shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

(B)	in no event shall the aggregate amount required to be paid by Seller and Parent pursuant to this Section 11.1(a) exceed (other than in respect of Losses incurred as a result of inaccuracies of the representations and warranties contained in Section 5.12(b) or any Losses and Expenses for any Excluded Liability, as to which there shall be no limitation) $3,000,000.
(b)	The indemnification provided for in Section 11.1(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller and Parent shall continue as to:
(i)	the representations and warranties set forth in Section 5.12 and the covenants of Parent and Seller set forth in Sections 8.2, 8.4, 8.5, 13.1, 13.5 and 13.11, as to all of which no time limitation shall apply;

(ii)	the representations and warranties set forth in Section 5.6 and the covenants of Parent and Seller set forth in Section 8.3, as to all of which the indemnification provided for in this Section 11.1 shall terminate upon the expiration of the applicable statutes of limitations with respect to Taxes (taking into account any extensions or waivers thereof);

(iii)	the covenant of Parent and Seller set forth in Section 11.1(a)(iii), as to which no time limitation shall apply;

(iv)	the covenants of Parent and Seller set forth in Sections 8.1 and 8.6, as to which the indemnification provided for in this Section 11.1 shall terminate upon the expiration of the respective periods provided for therein; and

(v)	any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller and Parent shall continue until the liability of Seller and Parent shall have been determined pursuant to this Article XI, and Seller and Parent shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.
11.2.	Indemnification by Buyer.
(a)	Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:
(i)	any breach of any warranty or representation of Buyer contained herein;

(ii)	any breach by Buyer of any of its covenants or agreements contained herein;

(iii)	any Liabilities for employment-related obligations incurred on or following the Closing with respect to Employees who enter into employment arrangements with Buyer; or

(iv)	any Assumed Liabilities;
provided, however, that:
(A)	Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.2 and 6.3, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds $500,000, and once such amount is exceeded, Buyer shall indemnify the Seller Group Members only for the amount in excess of such amount; and

(B)	in no event shall the aggregate amount required to be paid by Buyer pursuant to this Section 11.2(a) (other than in respect of any Assumed Liability, as to which there shall be no limitation) exceed $3,000,000.

(b)	The indemnification provided for in Section 11.2(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by Seller under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:
(i)	the covenant of Buyer set forth in Section 11.2(a)(iv), as to which no time limitation shall apply;

(ii)	the covenants of Buyer set forth in Sections13.1, 13.5 and 13.11, as to all of which no time limitation shall apply;

(iii)	the covenant of Buyer set forth in Section 8.3, as to which the indemnification provided for in this Section 11.2 shall terminate upon the expiration of the applicable statutes of limitations with respect to Taxes (taking into account any extensions or waivers thereof); and

(iv)	any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.
11.3.	Notice of Claims.
(a)	Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of such Third Person Claim; provided, further, that failure to give such notice within such ten (10) Business Day period shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. The Indemnitor shall have ten (10) Business Days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnitor disputes its liability hereunder with respect to such Third Person Claim and (ii) whether or not it desires to defend the Indemnified Party against such Third Person Claim.

(b)	Following expiration of the Notice Period, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

(c)	In calculating any Loss or Expense, such Loss or Expense shall be (i) reduced by any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); (ii) reduced by any indemnity, contribution or other similar payment received by the Indemnified Party (other than pursuant to this Agreement) with respect to such Loss or Expense; (iii) increased by any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase); and (iv) reduced by any net Tax benefit realized by the Indemnified Party arising from the payment or accrual of any such indemnified amount.

(d)	The Indemnified Party shall use commercially reasonable efforts to mitigate any losses.
11.4.	Third Person Claims.
(a)	If the Indemnitor fails to notify the Indemnified Party by the expiration of the Notice Period that it desires to defend the Indemnified Party against any Third Person Claim, then the Indemnitor shall not have the right to assume the defense of such Third Person Claim. In such event, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall provide access to employees and such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:
(i)	the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)	the Indemnified Party shall not, without the written consent of the Indemnitor, pay, compromise or settle any such Third Person Claim; provided, if such consent of Indemnitor is not granted, Indemnitor shall be deemed to agree to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(b)	Subject to Section 11.4(a), if the Indemnitor notifies the Indemnified Party by the expiration of the Notice Period that it desires to defend the Indemnified Party against any Third Person Claim, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall provide access to employees and such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.
11.5.	Adjustment to Purchase Price. For all Tax purposes, Buyer and Seller agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

11.6.	Exclusive Remedies. Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy available to any Indemnified Party against any Indemnitor with regard to breaches of this Agreement.

11.7.	Survival of Obligations. Except as otherwise expressly provided herein, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the periods provided in Sections 11.1(b) and 11.2(b).
ARTICLE XII
TERMINATION
12.1.	Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
(a)	by the mutual written consent of Buyer and Seller;

(b)	by either Buyer or Seller if:
(i)	a Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii)	the Closing shall not have occurred on or before September 30, 2007 (or such later date as may be mutually agreed to by Buyer and Seller); provided that the right to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to occur;
(c)	by Buyer in the event of any material breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein and the failure of Seller to cure such breach within twenty (20) days after receipt of notice from Buyer requesting such breach to be cured;

(d)	by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein and the failure of Buyer to cure such breach within twenty (20) days after receipt of notice from Seller requesting such breach to be cured;

(e)	by Buyer upon the occurrence, or the non-occurrence, of any event that will cause any condition set forth in Article IX not to be satisfied at Closing; or

(f)	by Seller, upon the occurrence, or the non-occurrence, of any event that will cause any condition set forth in Article X not to be satisfied at Closing.

12.2.	Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3.	Termination Fee. If all the conditions set forth in Articles IX and X shall have been satisfied or duly waived, or shall remain capable of being satisfied by September 30, 2007, except for the condition set forth in Section 9.7 and this Agreement is terminated (i) by Buyer pursuant to Section 12.1(e) or (ii) by Seller pursuant to Section 12.1(b)(ii), then Buyer shall pay to Seller a termination fee of $2,400,000, payable in same day funds.

12.4.	Effect of Termination. If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.1 and 13.9) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its fraud or willful breach of this Agreement.
ARTICLE XIII
GENERAL PROVISIONS
13.1.	Confidential Nature of Information. Each party agrees that it will, and will cause its agents and representatives to, treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith; provided, that each party shall be permitted to retain one copy of such nonpublic documents and materials in confidential restricted access files for disclosure only as may be required by Requirements of Law or in the event a dispute arises with the other party or parties hereto. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its Affiliates, counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law, regulation or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.2.	No Public Announcement. Neither Buyer, on the one hand, nor Seller or Parent, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations.

13.3.	Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by facsimile or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service addressed as follows:
If to Buyer, to:
DEPFA BANK plc
1, Commons Street
Dublin 1
Ireland
Facsimile: + 353 1 792 2210
Attention: Legal Department
and
DEPFA BANK plc, New York branch
623 Fifth Avenue, 22nd Floor
New York, NY 10022
Facsimile: 212-796-9219
Attention: Executive Director
with a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: 212-839-5599
Attention: Joseph McLaughlin
If to Parent or Seller, to:
First Albany Companies

677 Broadway
Albany, NY 12207
Facsimile: 518-447-8606
Attention: General Counsel
with a copy to:
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile: 212-259-6333
Attention: Donald J. Murray
Christopher P. Peterson
or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.4.	Successors and Assigns.
(a)	The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other. Notwithstanding anything to the contrary contained in this Section 13.4(a), upon written notice to Parent and Seller, Buyer shall be permitted to assign this Agreement and the rights and obligations under it to a wholly owned direct or indirect corporation or limited liability company organized under the laws of the United States or any state thereof; provided that in the event of such assignment, Buyer shall remain liable in full for the performance of its obligations hereunder. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)	Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee in accordance with Section 13.4(a) hereto as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.4 any right, remedy or claim under or by reason of this Agreement.
13.5.	Access to Records after Closing.
(a)	To the extent not otherwise disposed of by Buyer in the ordinary course of business consistent with past practice, for a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Division transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.5.

(b)	To the extent not otherwise disposed of by Seller in the ordinary course of business consistent with past practice, for a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.5.
13.6.	Entire Agreement; Amendments. This Agreement, the Confidentiality Agreement and the Exhibits and Disclosure Letter Schedules referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, statements or understandings (oral or written) or letters of intent between or among any of the parties hereto, including the letter of intent dated January 8, 2007 among Buyer, Parent and Seller. The Confidentiality Agreement shall expire in accordance with its terms on the Closing Date. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.7.	Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.8.	Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.9.	Expenses. Except as otherwise provided herein, each party hereto will pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.10.	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.11.	Further Assurances. From time to time following the Closing, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such other instruments of conveyance and transfer as such party may reasonably request or as may be otherwise necessary to make effective the transactions contemplated by this Agreement and the other agreements contemplated herein and to provide the other party with the intended benefits of this Agreement and the other agreements contemplated herein. Following Closing, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, each of Parent and Seller shall use its commercially reasonable efforts to cooperate with Buyer in obtaining such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, each of Parent and Seller shall use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Parent or Seller thereunder), in all cases subject to the Transition Services Agreement, notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

13.12.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

13.13.	Submission to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York and waive any and all objections to jurisdiction that they may have under the laws of the State of New York or the United States. Each of the parties hereto hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

DEPFA BANK PLC
By:	/s/ Matthias Mosler
	Name:	Matthias Mosler
	Title:	Deputy CEO

By:	/s/ M. John Andrade
	Name:	M. John Andrade
	Title:	Director

FIRST ALBANY CAPITAL INC.
By:	/s/ Peter McNierney
Name:
Title:

FIRST ALBANY COMPANIES INC.
By:	/s/ Peter McNierney
Name:
Title:

EXHIBITS
TO
ASSET PURCHASE AGREEMENT
Dated as of March 6, 2007
Among
DEPFA BANK PLC,
FIRST ALBANY CAPITAL INC.
and
FIRST ALBANY COMPANIES INC.

EXHIBITS

EXHIBIT	DESCRIPTION

A	Form of Instrument of Assignment
B	Form of Instrument of Assumption
C	Form of Transition Services Agreement

EXHIBIT A
INSTRUMENT OF ASSIGNMENT
Instrument of Assignment dated ___, 2007 (“Instrument”) by First Albany Companies Inc., a New York corporation (“Parent”) and First Albany Capital Inc., a New York corporation (“Seller”), in favor of DEPFA BANK plc, an Irish public limited company (“Buyer”).
Pursuant to the Asset Purchase Agreement dated as of March 6, 2007 (the “Agreement”) among Buyer, Seller and Parent, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Seller do hereby sell, assign, transfer, convey and deliver unto Buyer, its successors and assigns, each and all of the Purchased Assets (as such term is defined in the Agreement), intending hereby to convey all of the right, title and interest of Parent and Seller therein; provided, however, as to any lease, contract, agreement, permit or other authorization included in the Purchased Assets which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this Instrument shall be of no force or effect until such requisite consent is obtained, whereupon this Instrument shall become of full force and effect with respect thereto.
Each of Parent and Seller hereby covenants and agrees to and with Buyer, its successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Buyer, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Buyer for the better selling, assigning, transferring, conveying, delivering, assuring and confirming to Buyer, its successors or assigns, any or all of the Purchased Assets.
This Instrument shall be binding upon the successors and assigns of Parent and Seller and shall inure to the benefit of the successors and assigns of Buyer.
IN WITNESS WHEREOF, Parent and Seller have caused this Instrument to be duly executed and delivered as of the date first set forth above.

FIRST ALBANY COMPANIES INC.
By:

FIRST ALBANY CAPITAL INC.
By:

EXHIBIT B
INSTRUMENT OF ASSUMPTION
Instrument of Assumption dated ___, 2007 (“Instrument”) by DEPFA BANK plc, an Irish public limited company (“Buyer”), in favor of First Albany Companies Inc., a New York corporation (“Parent”) and First Albany Capital Inc., a New York corporation (“Seller”).
Pursuant to the Asset Purchase Agreement dated as of March 6, 2007 (the “Agreement”) among Buyer, Seller and Parent, and in consideration for the sale by Parent and Seller to Buyer of the Purchased Assets (as such term is defined in the Agreement) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby assumes and undertakes and agrees to discharge in accordance with the terms thereof each of the Assumed Liabilities (as such term is defined in the Agreement); provided, however, as to any lease, contract, agreement, permit or other authorization included in the Purchased Assets which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this Instrument shall be of no force or effect until such requisite consent is obtained, whereupon this Instrument shall become of full force and effect with respect thereto.
Other than as specifically stated in this Instrument or in the Agreement, Buyer assumes no Excluded Liabilities.
Buyer hereby covenants and agrees to and with Parent and Seller, their successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Parent or Seller, their successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Parent Seller for the better selling, assigning, transferring, conveying, delivering, assuring and confirming to Buyer, its successors or assigns, any or all of the Assumed Liabilities.
This Instrument shall be binding upon the successors and assigns of Buyer and shall inure to the benefit of the successors and assigns of Parent and Seller.
IN WITNESS WHEREOF, Buyer has caused this Instrument to be duly executed and delivered as of the date first set forth above.

DEPFA BANK PLC
By:

By:

EXHIBIT C
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this ___day of ___, 2007, by and among [DEPFA Bank plc, and Irish public limited company / its designated Affiliate, a [type of entity] (“Buyer”); First Albany Capital Inc., a New York corporation (“Seller”) ; and, solely with respect to Article IV and Sections 5.2 and 5.3 hereof, First Albany Companies Inc., a New York corporation (“Parent”).
WHEREAS, Buyer, Seller and Parent have entered into that certain Asset Purchase Agreement, dated as of March ___, 2007 (the “APA”), pursuant to which Buyer intends to purchase from Seller and Parent, and Seller and Parent intend to sell to Buyer, the Purchased Assets (as defined in the APA) relating to the business of underwriting, advisory services, sales and trading of U.S. municipal bonds, and other similar instruments and securities, subject to and in accordance with the APA (such purchase and sale, the “Transaction”); and
WHEREAS, Buyer has requested, and Seller has agreed, to provide certain transition service to Buyer in connection with the Transaction in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Incorporated Definitions. Capitalized terms not otherwise defined in this Agreement have the same meanings assigned to such terms in the APA.
Section 1.2 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.2 and shall be equally applicable to both the singular and plural forms:
“Agreement” has the meaning set forth in the preamble hereto.
“Albany Premises” has the meaning set forth in Section 4.1(a).
“APA” has the meaning set forth in the recitals hereto.
“Buyer Employees” has the meaning set forth in Section 4.1(a).
“Buyer” has the meaning set forth in the preamble hereto.
“Confidential Information” has the meaning set forth in Section 6.2(c).
“Expenses” means any and all documented out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceedings incident to any matterindemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (excluding, except with respect to employee matters, incidental, special and consequential damages, including lost profits) suffered or incurred by a Buyer Group Member or Seller Group Member in respect of any claim for which such Buyer Group Member or Seller Group Member is entitled to indemnification pursuant to Article V hereto.
“New York Premises” has the meaning set forth in Section 4.1(a).
“Parent” has the meaning set forth in the preamble hereto.
“Seller” has the meaning set forth in the recitals hereto.
“Transaction” has the meaning set forth in recitals hereto.
“Transition Expenses” has the meaning set forth in Section 2.3(a).
“Transition Period” has the meaning set forth in Section 2.1.
“Transition Services” has the meaning set forth in Section 2.1.

ARTICLE II
TRANSITION SERVICES
Section 2.1 Transition Services. Subject to the terms and conditions of this Agreement, Seller, itself or through third parties, shall provide Buyer with the transition services set forth on the Schedules attached hereto (each transition service, a “Transition Service,” and collectively, the “Transition Services”). Each Transition Service shall only be provided during the period of time (the “Transition Period”) specified on its applicable Schedule.
Section 2.2 Level of Service. Notwithstanding anything herein or in the APA to the contrary, Seller shall exercise reasonable care in performing the Transition Services and shall provide Buyer a level of service for the Transition Services at least as high as the level of service enjoyed by Seller for such services immediately prior to the Closing Date.
Section 2.3 Costs and Expenses.
(a)	Buyer shall reimburse Seller for any and all incremental out-of-pocket costs or expenses incurred by Seller, any Seller Group Member or any of their respective independent contractors in providing the Transition Services (such costs or expenses, “Transition Expenses”). Without limiting the generality of the foregoing, the Transition Expenses shall include any and all costs or expense incurred by Seller to obtain the consent or approval of third parties necessary to provide the Transition Services.

(b)	Seller shall invoice Buyer monthly in arrears from time to time for incurred Transition Expenses, and Buyer shall pay any such invoice within thirty (30) days following its receipt. All past due invoices shall incur interest at a rate of the lesser of (i) one and one half percent (1.5%) per month or (ii) the maximum rater permitted by applicable law. Notwithstanding anything herein or in the APA to the contrary, Buyer shall not set off any amounts due from Seller against the Transition Expenses.

(c)	If there is a dispute between Buyer and Seller regarding the amounts shown as billed to Buyer on any invoice, Seller shall furnish to Buyer reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the services in question where applicable and practicable. Upon delivery of such documentation, Buyer and Seller shall cooperate and use their commercially reasonable efforts to resolve such dispute among themselves.
Section 2.4 Compliance with Laws. Buyer shall, and shall cause each Buyer Group Member to, comply with all applicable Requirements of Law applicable to the Transition Services including, without limitation, laws pertaining to privacy and data security. Seller shall comply with all applicable Requirements of Law applicable to the Transition Services including, without limitation, laws pertaining to privacy and data security.
Section 2.5 Further Assurances. At Seller’s reasonable request, Buyer shall, and shall cause the Buyer Group Members and their respective employees, agents and independent contractors to, execute appropriate instruments reflecting their respective obligations under this Agreement from time to time.
Section 2.6 Cooperation.
(a)	Generally. Notwithstanding anything herein or in the APA to the contrary, Buyer shall, and shall cause each Buyer Group Member and its and their respective independent contactors to, comply and cooperate with any and all reasonable directions Seller may give with respect to its provision and performance of the Transition Services and Buyer’s access thereto.

(b)	IT and Security Policies. Without limiting the generality of Section 2.6(a), Buyer shall, and shall cause each Buyer Group Member and its and their respective independent contractors to, (a) comply with all aspects of Seller’s privacy, confidentiality and data security policies, as reasonably revised by Seller from time to time, (b) comply with all physical and electronic security requirements and conditions for Seller’s network and computer system access and usage if such usage is deemed necessary by Seller, and (c) comply with any other reasonable information technology procedures applicable to Seller’s network and computer systems.

(c)	Notice of Security Breaches. In the event Buyer, any Buyer Group Member or any of their respective agents or independent contractors discovers or is notified of a breach or potential breach of security with respect to the Seller’s network or computer systems, Buyer shall immediately notify Seller of such breach or potential breach of security.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1 Disclaimer. BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT IN THE BUSINESS OF PROVIDING SERVICES LIKE THE TRANSITION SERVICES TO THIRD PARTIES AND THAT ALL OF THE TRANSITION SERVICES PROVIDED HEREUNDER ARE PROVIDED ON AN “AS-IS” AND “AS AVAILABLE” BASIS. SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER DOES NOT REPRESENT OR WARRANT THAT IT WILL BE ABLE TO OBTAIN ANY NECESSARY CONSENTS OR APPROVALS FROM ITS THIRD PARTY LICENSORS OR PROVIDERS THAT MAY BE NECESSARY OR ADVISABLE TO PROVIDE THE TRANSITION SERVICES.
Section 3.2 Limitation of Liability. NOTWITSTANDING ANYTHING HEREIN OR IN THE APA TO THE CONTRARY, (I) IN NO EVENT SHALL SELLER BE RESPONSIBLE OR LIABLE TO BUYER OR ANY THIRD PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, REGARDLESS OF THE LEGAL THEORY ON WHICH SUCH RESPONSIBILTY OR LIABILITY IS BASED AND EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (II) SELLER’S AGGREGATE LIABILITY HEREUNDER SHALL NOT EXCEED THE AMOUNT OF TRASITION EXPENSES PAID BY BUYER.
ARICLE V
USE OF PREMISES
Section 4.1 Use of Premises.
(a)	The employees of Buyer and Affiliates (the “Buyer Employees”) shall, in connection with the conduct of the Business after Closing, and as provided in the APA, (i) with respect to Seller’s premises at either (1) the 41st Floor of One Penn Plaza, New York, New York 10119 or (2) 444 Madison Avenue, New York, New York 10022 (either (1) or (2) but in no event both, the “New York Premises”), occupy on an exclusive basis a portion (such portion as is reasonably necessary for the Buyer Employees andthe books, records and files relating to the Business) of the New York Premises for a period from the Closing Date until the six-month anniversary of the Closing Date (with an option exercisable by Buyer to extend such use for up to two additional six-month periods, upon written notice to Seller not less than 30 days’ prior to then-schedules expiration date), and (ii) with respect to Parent’s premises at 677 Broadway, Albany, New York 12207 (the “Albany Premises”), occupy on and exclusive basis a portion (such portion as is reasonably necessary for the Buyer Employees and the books, records and files relating to the Business) of the Albany Premises for a period from the Closing Date until the first anniversary of the Closing Date (with an option exercisable by Buyer to extend such use for up to two additional six-month periods, upon written notice to Parent no less than 30 days’ prior to then-scheduled expiration date).

(b)	Parent and Seller shall undertake commercially reasonable efforts to obtain any necessary consent from the landlord, at Buyer’s cost, to place reasonable signage at the entrance to the New York Premises and the Albany Premises identifying such Premises and Buyer’s place of business to the extent permitted under the applicable lease.

(c)	At the end of such applicable period under Section 4.1(a), Parent or Seller, as applicable, may require the Buyer Employees to vacate the premises unless otherwise agreed by the Parties. During such applicable period under Section 4.1(a), Buyer Employees shall have reasonable access to the New York Premises and Albany Premises during non-business hours, weekends and holidays on a need to have basis.

(d)	In connection with the occupancy of the New York Premises and the Albany Premises, parent and Buyer shall negotiate in good faith a lease or sublease with respect thereto in form and substance (including price) satisfactory to Parent , Buyer and the applicable landlord.

(e)	The parties shall cooperate in a reasonable manner in order to comply with any applicable Requirements of Law with respect to sharing of any Premises.

(f)	Without limitation to Sections 2.6(a) and (b), Buyer shall, and shall cause its Affiliates and its and their respective employees and independent contractors to, comply with any and all security and/or access policies Seller or its applicable landlord may promulgate from time to time with respect to the New York Premises and the Albany Premises. Buyer acknowledges and agrees that it will be a material breach of this Agreement if it, any of its Affiliates or any of its or their respective employees or independent contractors violates or circumvents any access controls (whether physical or electronic) put in place to prevent any such employee’s or independent contractor’s access or use of space other than the space to which Buyer has rights pursuant to this Article IV.

ARTICLE V
INDEMNIFICATION
Section 5.1 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless each Seller Group Member from and against any and all Losses or Expenses arising out of or incurred in connection with (a) the breach of this Agreement by any Buyer Group Member; (b) the use of any Transition Service by any Buyer Group Member; (c) the breach of, or default under, any Contract between a Seller Group Member and a third party where use of any rights under such Contract was, is or will be necessary or advisable to provide any Transition Service to Buyer; or (d) the bad faith, gross negligence or willful misconduct of any Buyer Group Member in connection with any Transition Service; provided that with respect to clauses (b) and (c), Buyer shall not be required to indemnify any Seller Group Member is such Losses or Expenses were incurred as a result of an action that Seller or Parent is required to indemnify Buyer for under Section 5.2.
Section 5.2 Indemnification by Seller and Parent. Seller and, solely with respect to Article IV above, Parent, shall indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses or Expenses arising out of or incurred in connection with (a) the breach of this Agreement by Seller or, solely with respect to breaches of Article IV, Parent; or (b) the bad faith, gross negligence or willful misconduct of (i) Seller in connection with and Transition Service or (ii) Parent solely in connection with the services provided pursuant to Article IV.
Section 5.3 Indemnification Procedure. All indemnification claims made pursuant to Sections 5.1 or 5.2 hereof shall be made in accordance with and shall be governed by Sections 11.3 and 11.4 of the APA. All Losses and Expenses indemnified pursuant to Sections 5.1 and 5.2 shall be aggregated with Losses and Expenses indemnified pursuant to Article XI of the APA and shall be subject to the limitations set forth therein.
ARTICLE VI
INTELLECTUAL PROPERTY; CONFIDIENTIALITY
Section 6.1 Ownership of Intellectual Property. To the extent that any Intellectual Property is created or arises out of the performance of this Agreement, then, as between the parties hereto, Seller shall own any and all Intellectual Property relating to the Transition Services or its Confidential Information, and Buyer shall own any and all Intellectual Property relating to its Confidential Information. Each party hereto hereby assigns, and shall use reasonable efforts to cause its respective Affiliates and third party agents or contractors to assign, all of its or their respective right, title and interest in and to any such Intellectual Property to the other Party to effectuate the allocation of such rights as provided in this Section 6.1.
Section 6.2 Confidentiality.
(a)	All Confidential Information disclosed by a party (the “Discloser”) to the other party (the “Recipient”) in connection with the activities contemplated by this Agreement shall not be used by the Recipient except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by the Recipient under reasonable measures no less protective than those measures used by the Recipient to protect its own Confidential Information, and shall not otherwise be disclosed by the Recipient to any other Person.

(b)	Notwithstanding Section 6.2(a), a Recipient may disclose the relevant aspects of the Discloser’s Confidential Information to its officers, agents, employees and contractors to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement; provided that such Recipient must take all reasonable measures to ensure that such Confidential Information is not disclosed or duplicated in contravention of the terms and conditions of this Agreement by such officers, agents, and employees, including obtaining an enforceable confidentiality agreement from such officer, agent, employee or contractor. Notwithstanding anything to the contrary herein, the obligations in this Section 6.2 do not restrict any disclosure by either party required by any applicable law, or by order of any court or government agency; provided that the Recipient provides prior written notice of such disclosure to the Discloser and assists the Discloser in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure.

(c)	As used herein, “Confidential Information” means any and all confidential or proprietary information and documentation, including, without limitation, Intellectual Property and the terms and conditions of this Agreement (except as required by a party to enforce its rights hereunder), but excluding confidential or proprietary information that (as determined by competent documentation): (i) was known or used by the Recipient prior to its date of disclosure to the Recipient; (ii) either before or after the date of the disclosure to the Recipient, is lawfully disclosed to the Recipient by sources other than the Discloser rightfully in possession of the Confidential Information; (iii) either before or after the date of the disclosure to the Recipient, becomes published or generally known to the public, without the Recipient violating this Section 6.2; or (iv) is independently developed by or for the Recipient without reference to or reliance upon the Confidential Information.

ARTICLE VII
TERM AND TERMINATION
Section 7.1 Term. This Agreement shall become effective on the Closing Date and shall continue in effect until the expiration or termination of the last-to-expire or –terminate Transition Period, unless terminated earlier in accordance with this Agreement.
Section 7.2 Termination.
(a)	For Convenience. Buyer may terminate this Agreement or any Transition Service at any time upon not less than thirty (30) days’ written notice to Seller.

(b)	For Breach. Either party hereto may terminate this Agreement or any Transition Service upon thirty (30) days’ prior written notice if the other party breaches this Agreement or the APA and the breaching party fails to cure such breach with such thirty (30) day period.

(c)	For Bankruptcy. Seller may terminate this Agreement or any Transition Service upon written notice to Buyer if (i) Buyer files, or has files against it, a petition under the bankruptcy or insolvency laws of any jurisdiction; (ii) Buyer makes a general assignment for the benefit of creditors, (iii) a receiver or trustee is appointed to exercise control over any of Buyer’s assets; or (iv) Buyer is declared insolvent by a court of competent jurisdiction.
Section 7.3 Effect of Expiration or Termination; Survival. Upon expiration or termination of this Agreement or any Transition Service, Seller shall have no further responsibility or liability to Buyer with respect to this Agreement or such Transition Service on or following the date of such expiration or termination. Articles III, V, VI, VII, and VIII and Sections 2.3 through 2.6 shall survive the expiration or termination of this Agreement.
ARTICLE VIII
GERNERAL PROVISIONS
Section 8.1 Notices. All notices or other communications required or permitted hereunder shall be given in the same manner as notices are given under the APA.
Section 8.2 Assignment; Change of Control. Neither Buyer nor Seller may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party; provided, however, that Seller may subcontract the performance of any of its obligations under this Agreement to a third party without Buyer’s consent so long as Seller remains liable for the performance of any such obligations by a subcontractor. A change of control of Buyer or a transfer of any of Buyer’s assets by operation of law (whether by merger, consolidation or sale of all or substantially all of Buyer’s assets) shall be deemed an assignment of this Agreement. Any assignment in contravention of this Section 8.2 shall be null and void. The Agreement shall inure to the benefit of the permitted successors and permitted assigns of each party hereto.
Section 8.3 Third Party Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties hereto, and their permitted successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement, or obligate any of the parties hereto to any Person other than the parties and their permitted successors or permitted assigns.

Section 8.4 Entire Agreement; Amendments. This Agreement and the Schedules attached hereto (which Schedules are incorporated into this Agreement by reference as if fully set forth herein) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings (oral or written). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative or each of the parties hereto.
Section 8.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 8.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized in writing by an authorized representative of such party. The failure of a party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach if this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 8.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.
Section 8.9 Submission to Jurisdiction; Waiver of Jury Trial. Seller and Buyer herby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York and waive any and all objections to jurisdiction that they may have under the laws of the State of New York or the United States. Each of the parties hereto hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby.
Section 8.10 Relationship of the Parties. In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its employees, and employees of no party shall not be considered employees of the other party. Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, express or implied on behalf of any other party. Nothing in this Agreement is intended to create or constitute a joint venture or partnership between the parties hereto or persons referred to herein.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS HEREOF, the parties hereto have entered into this Agreement as of the date first written above.

[DEPFA BANK PLC] [its Designated Affilate]
By:
Name:
Title:

FIRST ALBANY CAPITAL INC.
By:
Name:
Title:

FIRST ALBANY COMPANIES INC. (Solely with respect to Article IV and Sections 5.2 and 5.3 of the Agreement.)
By:
Name:
Title:

FORM OF TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES AGREEMENT
SCHEDULE 1
COMMUNICATIONS AND INFORMATION TECHNOLOGY SERVICES

Transition	Transition
Service	Period	Description	Cost
Email forwarding	60 days following Closing Date	For each Employee hired by Buyer, Seller shall forward all emails sent to such Employee’s previous email address at Seller to an email address specified by Buyer in writing.	At cost

Email auto-replies	90 days following the expiration of the Transition Period for “Email forwarding”	For each Employee hired by Buyer, Seller shall generate an automatic reply to all emails sent to such Employee’s previous email address at Seller, identifying such Employee’s new email address at Buyer as specified by Buyer in writing.	At cost

Access to BETA	One week following the Closing Date	Seller shall provide Buyer with a single username and password with which it may access BETA during the Transition period. Notwithstanding the foregoing, Seller shall not be required to provide any connection or link between the Buyer’s information technology systems and the information technology systems of the owner of BETA. Buyer acknowledges and agrees that it must negotiate any such connection or link directly with the owner of BETA.	At cost

Telephone call forwarding	60 days following the Closing Date	For each employee hired by Buyer, Seller shall forward all calls to the telephone number assigned to such Employee immediately prior to the Closing Date to a telephone number specified by Buyer in writing.	At cost

Automated telephone message	60 days following the expiration of the Transition Period for “Telephone call forwarding”	For each Employee hired by Buyer, Seller shall play an automated message, reasonably acceptable to Buyer, in response to all calls to the telephone number assigned to such Employee immediately prior to the Closing Date, stating that such telephone number is no longer in use by such Employee and that the caller should Buyer to obtain such Employee’s new phone number. Seller shall not be required to personalize the automated message to each particular Employee hired by Buyer.	At cost

Mail forwarding	6 months following the Closing Date	Seller shall forward to a U.S. postal address designated by Buyer from time to time any and all mail or packages (a) that are addressed only to Employees hired by Buyer or (b) that relate primarily to the Business as conducted following the Closing Date. Buyer recognizes and agrees that Seller may receive and open all such mail or packages it receives in order to determine whether such mail or packages are subject to forwarding pursuant to the preceding sentence or the identity of the appropriate recipient(s). The provisions of this “Mail Forwarding” Transition Service are not intended to an shall no be deemed to constitute an authorization by Buyer to permit Seller to accept service of process or for any other purpose.	At cost

Appendix B

Freeman & Co. Securities llc 645 Fifth Avenue, 9th Floor New York, NY 10022 Phone: Facsimile: 212 830-6161 212 265-4998
March 6th, 2007
Board of Directors
First Albany Companies Inc.
677 Broadway
Albany, NY 12207-2990
Ladies & Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to First Albany Companies Inc. (the “Company”) of the Consideration (as defined below) to be paid to First Albany Capital, Inc., a wholly-owned subsidiary of the Company (“Seller”), pursuant to the terms of the Asset Purchase Agreement dated as of March 6th, 2007 (the “Agreement”), by and among the Company, Seller, and DEPFA Bank plc (“Buyer”) for the Company’s Municipal Capital Markets Division (the “Division”).
As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, the Company will sell the assets of the Division to Buyer (the “Transaction”). The aggregate consideration to be paid by Buyer to Seller is cash payment equal to the sum of $12 million and any amounts payable by Buyer pursuant to Sections 7.10, 7.11 and 7.12 of the Agreement; the estimated fair market value of the Seller’s municipal bond inventory having a fair market value at closing of between $150 million to $200 million based on current estimates; and extinguishment of certain deferred compensation obligations totaling $1.6 million less any reduction for non-transferring employees pursuant to Section 9.7 of the Agreement up to $2.4 million, as determined, delivered and adjusted in accordance with the terms of Articles III and IV of the Agreement (“the Consideration”).
Freeman & Co. Securities, LLC (“Freeman”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.
We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of March 10th, 2006. Incorporated within that agreement is a fee for providing this Opinion. Freeman and its affiliates in the ordinary course of business may have from time to time provided, and in the future may provide, consulting and investment banking services to the Company and receive fees for the rendering of such services.
In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:
     • the Agreement including the financial terms of the Transaction;

March 6th 2007

     • certain publicly available information for the Company and certain other relevant financial and operating data furnished to Freeman by the Company management;
     • certain internal financial analyses, financial forecasts, reports and other information concerning the Company and the Division, prepared by the managements of the Company and the Division;
     • discussions we have had with certain members of the management of the Company and the Division concerning the historical and current business operations, financial conditions and prospects of the Company and the Division and such other matters we deemed relevant;
     • certain operating results, the reported price and/or trading histories of the shares of the common stock of the Company as compared to operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;
     • certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;
     • certain pro forma financial effects of the Transaction on an accretion/dilution basis including pro-forma operating cost reductions; and
     • such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.
In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and the Division, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Division. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the managements of the Company and the Division on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and the Division.
We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or the Division, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and the Division, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been to bring both potential investors and acquirers to the Company, assist management in those negogiations and render an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent

2

March 6th 2007

developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.
For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.
It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder of the Company to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Transaction.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid in the Transaction is fair, from a financial point of view, to the Company.
Very truly yours,

Peter J. Majar, Jr.
Managing Director
Freeman & Co. Securities, LLC

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Appendix C
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF FIRST ALBANY COMPANIES INC.
UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW
     WE, THE UNDERSIGNED, Peter J. McNierney and Patricia Arciero-Craig, being respectively the President and Assistant Secretary of First Albany Companies Inc., (the “Corporation”) hereby certify:
1.	The name of the Corporation is First Albany Companies Inc.

2.	The Certificate of Incorporation of the Corporation was filed by the Department of State on November 4, 1985 and has been amended and restated at various times by action of the Board of Directors and shareholders of the Corporation.

3.	The Amended and Restated Certificate of Incorporation is hereby amended by deleting and replacing Article FIRST in its entirety by inserting in lieu thereof the following:
“FIRST, The name of the corporation shall be                     , and the name under which it was formed was First Albany Companies Inc.”
4.	The Amended and Restated Certificate of Incorporation is hereby further amended by adding an Article TENTH as follows:
“TENTH, Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”
5.	The foregoing amendments to the Amended and Restated Certificate of Incorporation were authorized by resolution of the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon.
     IN WITNESS WHEREOF, we have signed this certificate on the                      day of                     , 2007 and we affirm the statements contained therein as a true under penalties of perjury.

President

Assistant Secretary

Appendix D
VOTING AGREEMENT
          This Voting Agreement dated as of June ___, 2007 (the “Agreement”), is made by and between DEPFA Bank plc, an Irish public limited company (“DEPFA”), and MatlinPatterson FA Acquisition LLC, a Delaware limited liability company (“MatlinPatterson”).
PRELIMINARY STATEMENTS
          A. DEPFA entered into the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of March 6, 2007, with First Albany Capital Inc., a New York corporation (“FA Capital”), and First Albany Companies Inc., a New York corporation (“FAC”).
          B. MatlinPatterson entered into the Investment Agreement (the “Investment Agreement”) dated as of May 14, 2007 with FAC, whereby MatlinPatterson will acquire certain shares of FAC common stock, par value $0.01 per share (the “Common Stock”).
          C. Under the Asset Purchase Agreement, FAC agreed to include as a management proposal, to be voted on by the shareholders of FAC at its next annual meeting of shareholders no later than June 30, 2007, an amendment to its certificate of incorporation (the “Charter Amendment”) changing its corporate name to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except for certain agreed derivations provided in Schedule 2.2 thereto. The approval of the Charter Amendment by FAC’s shareholders is a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement.
          D. FAC is seeking DEPFA’s consent to waive the requirement to have a shareholder meeting on the Charter Amendment by June 30, 2007, and as a condition to granting such waiver, DEPFA has requested that MatlinPatterson enter into this Agreement and vote any Shares held by MatlinPatterson in favor of the Charter Amendment.
          E. As used herein, the term “Shares” includes all shares of such Common Stock as to which MatlinPatterson and its affiliates (at any time prior to the termination of this Agreement) are the beneficial owner or is otherwise able to direct the voting thereof and all securities issued or exchanges with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in FAC’s capital structure.
          NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement intending to be legally bound do agree as follows:
          1. Representations and Warranties. MatlinPatterson represents and warrants to DEPFA that (i) upon the closing of the recapitalization of FAC contemplated by the Investment Agreement, MatlinPatterson expects to own and have the right to vote Shares constituting a majority of the shares of Common Stock then outstanding; (ii) this Agreement has been duly authorized, executed and delivered by all necessary organizational action of MatlinPatterson; and (iii) this Agreement constitutes the legal, valid and binding obligation of MatlinPatterson, enforceable in accordance with its terms.
          2. Agreements with Respect to the Shares. MatlinPatterson agrees during the term of this Agreement:
               (i) to vote the Shares in favor of the Charter Amendment at every meeting of the stockholders of FAC at which such matter is considered and at every adjournment thereof;
               (ii) not to solicit, encourage or recommend to other stockholders of FAC that (x) they vote their shares of Common Stock or any other securities in any contrary manner, or (y) they not vote their shares of Common Stock at all; and
               (iii) to vote the Shares (x) in favor of the approval of Asset Purchase Agreement, if submitted to a vote of the FAC stockholders, and (y) against any Incompatible Transaction submitted to a vote of the FAC stockholders.
          For purposes of this Agreement, a “Incompatible Transaction” shall mean a transaction of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of substantially all the assets of FAC or FA Capital outside the ordinary course of business, or sale or exchange by stockholders of FAC or FA Capital of all or substantially all the shares of FAC’s or FA Capital’s capital stock) proposed by any person(s) pursuant to which (x) a person other than FA Capital would become the owner of the Business (as defined in the Asset Purchase Agreement), unless such person assumes the obligations of FA Capital under the Asset Purchase Agreement, or (y) a person other than FAC would become the controlling shareholder of FA Capital, unless such person assumes the obligations of FAC under the Asset Purchase Agreement. For the avoidance of doubt, the Investment Agreement and the transactions contemplated thereby as of the date hereof shall not constitute an Incompatible Transaction.
          3. Limitation on Sales. During the term of this Agreement, MatlinPatterson agrees not to sell, assign, transfer, loan, tender, pledge, hypothecate, exchange, encumber or otherwise dispose of, or issue an option or call with respect to, any of the Shares unless the transferee, pledgee, optionee or other counterparty, to the extent it could acquire rights to vote such Shares during the term of this Agreement, agrees to be bound by and subject to the terms and conditions of this Agreement as if such transferee, pledgee, optionee or other counterparty had executed this Agreement on the date hereof.
          4. Specific Performance. MatlinPatterson acknowledges that it will be impossible to measure in money the damage to DEPFA if MatlinPatterson fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, DEPFA will not have an adequate remedy at law or in damages. Accordingly, MatlinPatterson agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that DEPFA has an adequate remedy at law. MatlinPatterson agrees

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not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with DEPFA seeking or obtaining such equitable relief.
          5. Publicity. MatlinPatterson agrees that, from the date hereof through the Closing Date, it shall not issue any public release or announcement concerning the transactions contemplated by this Agreement without the prior consent of DEPFA (which consent shall not be unreasonably withheld or delayed), except as such release or announcement, in the opinion of MatlinPatterson’s counsel, may be required by applicable law or NASDAQ rule.
          6. Term of Agreement; Termination.
          The term of this Agreement shall commence on the date hereof and shall terminate upon the earlier to occur of (i) the Closing Date (as defined in the Asset Purchase Agreement) and (ii) the due and proper termination of the Asset Purchase Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.
          7. Miscellaneous.
          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.
          (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.
If to DEPFA:
DEPFA BANK plc
1, Commons Street
Dublin 1
Ireland
Facsimile: + 353 1 792 2210
Attention: Legal Department
and
DEPFA BANK plc, New York branch
623 Fifth Avenue, 22nd Floor
New York, NY 10022
Facsimile: 212 796 9219
Attention: Executive Director

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If to MatlinPatterson:
MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention: General Counsel
Fax: (212) 651-4011
       (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof.
       (d) Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive.
       (e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
       (f) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.
       (g) Assignment. No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
       (h) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.
       (i) Extension; Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any of the other parties to this Agreement or waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such

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extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (j) Severability. The provisions of this Agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

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          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement as of the date first above written.

DEPFA BANK, PLC

By:

Name:
Title:

By:

Name:
Title:

MATLINPATTERSON FA ACQUISITION LLC

By:

Name:
Title: